UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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VARIAN MEDICAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304

December 29, 2017

Dear Stockholder:

You are cordially invited to attend Varian Medical Systems, Inc.’s 2018 Annual Meeting of Stockholders on Thursday, February 8, 2018 at 4:30 p.m. Pacific Time at our headquarters at 3100 Hansen Way, Palo Alto, California 94304.

The Secretary’s formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the Annual Meeting. You also will have the opportunity to hear what has happened in our business in the past year.

We hope that you can join us. However, whether or not you plan to be there, please vote your shares as soon as possible so that your vote will be counted.

Sincerely,

R. Andrew Eckert
Chairman of the Board

Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304

December 29, 2017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

Varian Medical Systems, Inc. will hold its Annual Meeting of Stockholders on Thursday, February 8, 2018 at 4:30 p.m. Pacific Time at its headquarters at 3100 Hansen Way, Palo Alto, California 94304.

This Annual Meeting is being held for the following purposes:

•	to elect nine directors to serve until the 2019 Annual Meeting;

•	to approve, on an advisory basis, the compensation of our named executive officers as described in the accompanying Proxy Statement;

•	to approve our Fifth Amended and Restated 2005 Omnibus Stock Plan (the “Amended Stock Plan”);

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2018; and

•	to transact any other business that properly comes before the Annual Meeting.

The Board of Directors has selected December 11, 2017 as the record date for determining stockholders entitled to vote at the Annual Meeting. A list of stockholders as of that date will be available for inspection during ordinary business hours at our principal executive offices at 3100 Hansen Way, Palo Alto, California 94304 for 10 days before the Annual Meeting.

Except for those stockholders that have already requested printed copies of our proxy materials, we are furnishing our proxy materials for this Annual Meeting to you through the Internet. On or about December 29, 2017, we mailed to stockholders as of the record date a Notice of Internet Availability of Proxy Materials (the “Notice”). Certain stockholders who previously requested email notice in lieu of mail received the Notice by email. If you received a Notice by mail or email, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice instructs you on how to access and review all of the important information contained in our Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended September 29, 2017 (which we posted on the Internet on December 29, 2017), as well as how to submit your proxy over the Internet. We believe that mailing or emailing the Notice and posting other materials on the Internet allows us to provide you with the information you need more quickly while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by any of the following methods: through the Internet at www.proxyvote.com; by telephone at 1-800-579-1639 or by sending an email to sendmaterial@proxyvote.com.

Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible in accordance with the instructions provided to you to ensure that your vote is counted at the Annual Meeting.

By Order of the Board of Directors,

John W. Kuo
Corporate Secretary

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders		Meeting Agenda

Date:	Thursday, February 8, 2018	• Election of nine directors
Time: Place: Record Date: Voting:

4:30 p.m. Pacific Time

3100 Hansen Way

Palo Alto, California 94304

December 11, 2017

Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

•   Advisory vote to approve executive compensation

•   Approval of Amended Stock Plan

•   Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2018

•   Transact any other business that properly comes before the Annual Meeting

Voting Matters and Vote Recommendation

Voting Matter	Board vote recommendation

1. Election of directors	For each director nominee

2. Advisory vote to approve executive compensation	For

3. Approval of the Amended Stock Plan	For

4. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2018	For

Our Director Nominees

See Proposal One – “Election of Directors” for more information.

The following table provides summary information about each director nominee.

Name	Age	Director since	Occupation	Other public boards	Committee memberships
					AC	EC	CC	NC	EX
José Baselga (a)	58	2017	Physician-in-Chief and Chief Medical Officer at Memorial Sloan Kettering Cancer Center	0		M		M
Susan L. Bostrom (a)	57	2004	Former EVP, Chief Marketing Officer, Cisco Systems, Inc.	3			C	M	M
Judy Bruner (a) (b)	59	2016	Former EVP, Administration and Chief Financial Officer, SanDisk Corporation	2	C	M			M
Jean-Luc Butel (a)	61	2017	Former President, International, Baxter International	1	M		M
Regina E. Dugan (a)	54	2013	VP of Engineering, Facebook, Inc.	1		M		M
R. Andrew Eckert (a) (b)	56	2004	CEO, Acelity L.P., Inc.	1	M		M		C
Timothy E. Guertin (a)	68	2005	Former President and CEO, Varian Medical Systems, Inc.	1		M
David J. Illingworth (a)	64	2011	Former CEO, Smith & Nephew plc	1	M	C
Dow R. Wilson	58	2012	President and CEO, Varian Medical Systems, Inc.	1

(a)	Independent Director	(b)	Audit Committee Financial Expert
AC	Audit Committee	EX	Executive Committee
CC	Compensation and Management Development Committee	C	Chair
EC	Ethics and Compliance Committee	M	Member
NC	Nominating and Corporate Governance Committee

Attendance

Each director nominee is a current director and all directors attended at least 75% of the aggregate of all fiscal year 2017 meetings of the Board and each committee on which he or she served.

Corporate Governance Highlights

We are committed to strong corporate governance and have adopted strong governance policies and practices that include:

•	Establishing an Ethics and Compliance Committee to oversee our ethical compliance programs and activities involving legal and ethical business conduct;
•	Adding five new independent directors to the Board since 2011;
•	Declassifying our Board commencing with our 2016 Annual Meeting, and commencing with this Annual Meeting the entire Board will be elected annually;
•	Appointing an “independent” non-employee director as Chairman in fiscal year 2014 and separating the roles of Chairman and Chief Executive Officer since 2006;
•	Having 90% of the Board members, and all members of our key Board committees, be independent;
•	Implementing a majority voting policy commencing at our 2018 Annual Meeting;
•	Adopting a guideline for director retirement and completing annual assessments of the Board and its committees;
•	Adopting stock ownership guidelines for our directors and executive officers; and
•	Reviewing at least annually the Company’s business strategy and enterprise risk

Executive Compensation Matters

See Proposal Two “Advisory Vote on the Compensation of Our Named Executive Officers” and “Compensation of the Named Executive Officers and Directors” for more information.

Executive Compensation Advisory Vote

Our Board recommends that stockholders vote to approve, on an advisory basis, the compensation paid to our named executive officers, as described in this Proxy Statement, for the reasons discussed below.

Pay for performance

As illustrated by the segments in the following graph, 88% of our CEO’s target total compensation opportunity was performance-based and aligned with our stockholders in the form of annual incentives and long-term equity compensation. For our other two named executive officers who served as executive officers for the entire year, 79% of their total compensation opportunity was performance-based.

Approval of Amended Stock Plan

See Proposal Three “Approval of the Varian Medical Systems, Inc. Fifth Amended and Restated 2005 Omnibus Stock Plan” for more information.

Our Board recommends that stockholders approve our Amended Stock Plan, which is the fifth amendment and restatement of the 2005 Omnibus Stock Plan (the “2005 Stock Plan”), in order to, among other things, increase the number of shares of the Company’s common stock authorized for issuance pursuant to the 2005 Stock Plan by 6,000,000 shares. As discussed in more detail below, we believe that the current share reserve amount is insufficient to meet our future needs with respect to attracting, motivating and retaining key executives and employees in a competitive market for talent. We consider the 2005 Stock Plan to be a vital element of our employee compensation program and believe that the continued ability to grant stock awards at competitive levels is in the best interest of the Company and our stockholders. Accordingly, our stockholders are being requested to approve the Amended Stock Plan.

Auditors

See Proposal Four “Ratification of the Appointment of Our Independent Registered Public Accounting Firm” for more information.

We ask that our stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2018.

Below is summary information about PricewaterhouseCoopers LLP’s fees for services provided in fiscal years 2017 and 2016.

Fiscal Year	2017	2016
Audit fees	$4,416,302	$5,550,545
Audit related fees	140,400	156,500
Tax fees	1,832,567	1,468,139
All other fees	16,000	16,000

Total	$6,405,269	$7,191,184

2019 Annual Meeting

Stockholder proposals submitted for inclusion in our 2019 proxy statement pursuant to SEC Rule 14a-8 must be received by us no later than August 31, 2018.

Notice of stockholder proposals to be raised from the floor of the 2019 Annual Meeting of Stockholders outside of SEC Rule 14a-8 must be delivered to us no earlier than October 11, 2018 and no later than November 10, 2018.

GENERAL INFORMATION

Q:	Who is soliciting my proxy?

A:	The Board of Directors (the “Board”) of Varian Medical Systems, Inc. (“we,” “us,” “Varian” or the “Company”) is sending you this Proxy Statement in connection with the Board’s solicitation of proxies for use at the 2018 Annual Meeting (the “Annual Meeting”) or any adjournment or postponement thereof. Certain of our directors, officers and employees also may solicit proxies on the Board’s behalf by mail, telephone, email or fax or in person. We have hired Georgeson LLC, 1290 Avenue of the Americas, New York, New York 10104, to assist in soliciting proxies from brokers, bank nominees and other stockholders.

Q:	Who is paying for this solicitation?

A:	We will pay for the solicitation of proxies. Our directors, officers and employees will not receive additional remuneration. We expect that we will pay Georgeson LLC. not more than $9,000, plus reasonable out-of-pocket expenses, and also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our common stock.

Q:	What am I voting on?

A:	You will be voting on four proposals. Proposal One is for the election of José Baselga, Susan L. Bostrom, Judy Bruner, Jean-Luc Butel, Regina E. Dugan, R. Andrew Eckert, Timothy E. Guertin, David J. Illingworth and Dow R. Wilson to the Board for a one-year term ending at the 2019 Annual Meeting of Stockholders.

Proposal Two is an advisory vote on the compensation of the executive officers listed in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”) as described in this Proxy Statement.

Proposal Three is the approval of the Amended Stock Plan, to among other things, increase the number of shares of the Company’s common stock authorized for issuance pursuant to the 2005 Stock Plan by 6,000,000 shares.

Proposal Four is the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2018.

Q:	Who can vote?

A:	Only our stockholders of record at the close of business on December 11, 2017 may vote. Each share of common stock outstanding on that date is entitled to one vote on all matters to come before the meeting.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:	Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials (consisting of the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 29, 2017, as filed with the SEC on November 27, 2017) over the Internet. Therefore, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. Starting on the date of distribution of the Notice, all stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. If you request printed versions of the proxy materials by mail, the materials will also include a proxy card or other voting instruction form.

Q:	Can I receive proxy materials for future annual meetings by email rather than receiving a paper copy of the Notice?

A:	If you are a holder of record, you may elect to receive the Notice or other future proxy materials by email by logging into www.proxyvote.com and entering your email address before you vote if you are voting by Internet or any time at www.computershare.com/investor or http://enroll.icsdelivery.com/var. If your shares are registered in street name, please check with your broker, bank or other nominee about how to receive future proxy materials by email, or enroll at http://enroll.icsdelivery.com/var. If you choose to receive proxy materials by email, next year you will receive an email with instructions on how to view those materials and vote before the next annual meeting. Your choice to obtain documents by email will remain in effect until you notify us otherwise. Delivering future notices by email will help us further reduce the cost and environmental impact of our stockholder meetings.

Q:	What is the difference between a stockholder of record and a “street name” holder?

A:	If your shares are registered directly in your name with Computershare Trust Company, N.A., our stock transfer agent, you are considered the stockholder of record for those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank or other nominee how to vote their shares using the method described under “How do I vote and how do I revoke my proxy?” below.

Q:	How do I vote and how do I revoke my proxy?

A:	If you hold your shares in your own name as a stockholder of record, you may vote your shares either in person at the meeting or by proxy. To vote in person, please bring a form of identification, such as a valid driver’s license or passport, and proof that you were a stockholder as of December 11, 2017, and we will give you a ballot when you arrive. To vote by proxy, please vote in one of the following ways:

•	Via the Internet. You may vote through the Internet at www.proxyvote.com by following the instructions provided in the Notice.

•	Via Telephone. If you received your proxy materials or request printed copies by mail, stockholders located in the United States may vote by calling the toll-free number found on the proxy card.

•	Via Mail. If you received your proxy materials or request printed copies by mail, you may vote by mail by marking, dating, signing and mailing the proxy card in the envelope provided.

Voting by proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person—by voting in person you automatically revoke your proxy. You also may revoke your proxy at any time before the applicable voting deadline by giving our Secretary written notice of your revocation, by submitting a later-dated proxy card or by voting again using the telephone or Internet (your latest telephone or Internet proxy is the one that will be counted).

If you vote by proxy, the individuals named as proxyholders will vote your shares as you instruct. If you vote your shares over the telephone, you must select a voting option (“For” or “Withhold” (for directors), “For,” “Against” or “Abstain” (for Proposals Two, Three and Four) in order for your proxy to be counted on that matter. If you validly vote your shares over the Internet or by mail but do not provide any voting instructions, the individuals named as proxyholders will vote your shares FOR all directors, and FOR Proposals Two, Three and Four. In that case, the proxyholders will have full discretion and authority to vote in the election of directors and to allocate votes among any or all of the nominees for director in any order they determine.

If your shares are registered in street name, you must vote your shares in the manner prescribed by your broker, bank or other nominee. In most instances, you can do this over the telephone or Internet, or if you have received or request a hard copy of the proxy statement and accompanying voting instruction form, you may mark, sign, date and mail your voting instruction form in the envelope your broker, bank or other nominee provides. The materials that were sent to you have specific instructions for how to submit your vote and the deadline for doing so. If you would like to revoke your proxy, you must follow the broker, bank or other nominee’s instructions on how to do so. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or other nominee holding your shares.

Q:	What is the deadline for submitting a proxy?

A:	Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day. In order to be counted, proxies submitted by telephone or the Internet must be received by 11:59 p.m. Eastern Time on February 7, 2018. Proxies submitted by mail must be received prior to the start of the Annual Meeting.

Q:	What constitutes a quorum?

A:	On the record date, we had 91,452,974 shares of common stock, $1.00 par value, outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the issued and outstanding stock entitled to vote at the Annual Meeting are present in person or represented by proxy.

Q:	What are abstentions and broker non-votes and how do they affect voting?

A:	Abstentions—If you specify that you wish to “abstain” from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum. Abstentions have no effect on the election of directors and are included in the shares entitled to vote on Proposals Two, Three and Four. On Proposals Two, Three and Four, abstentions have the effect of a vote against the proposal.

Broker Non-Votes—Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain “routine” matters, including the ratification of the appointment of the independent registered public accounting firm. However, on non-routine matters such as the election of directors and Proposals Two and Three, your broker must receive voting instructions from you, as your broker does not have discretionary voting power for that particular item. So long as the broker has discretion to vote on at least one proposal, these “broker non-votes” are counted toward establishing a quorum. When voted on “routine” matters, broker non-votes are counted toward determining the outcome of that “routine” matter.

Q:	What vote is needed?

A:	For Proposal One, the election of directors, the nine nominees may be elected only upon the affirmative vote of a majority of the total votes cast. In other words, the number of votes cast “For” a nominee’s election must exceed 50% of the votes cast with respect to that nominee’s election, not including any abstentions. Votes “Against” a nominee’s election will count as a vote cast. However, abstentions or shares as to which a shareholder gives no authority or discretion, including “broker non-votes,” will have no effect and not count as a vote cast with respect to that nominee.

For Proposal Two, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the compensation of our Named Executive Officers as described in this Proxy Statement.

For Proposal Three, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Three is required to approve the Amended Stock Plan.

For Proposal Four, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Four is required to approve the ratification of the appointment of Pricewaterhouse Coopers LLP as our independent registered public accounting firm.

Because your vote on Proposal Two is advisory, it will not bind the Board or the Compensation and Management Development Committee (the “Compensation Committee”). However, the Board and the Compensation Committee will review the voting results and take the results into consideration in making future determinations on executive compensation of our Named Executive Officers.

Q:	What happens if a director does not receive a majority of votes cast at the Annual Meeting?

A:	Prior to an election, each incumbent director submits a resignation letter whose effectiveness is contingent upon the incumbent director failing to receive more than 50% of the votes cast in an uncontested election. If an incumbent director does not receive a majority of the votes cast, the Nominating and Corporate Governance Committee of the Board will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

If a director’s offer of resignation is not accepted by the Board, the director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s offer of resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board pursuant to the provisions of our By-Laws.

Q:	Can I vote on other matters?

A:	You are entitled to vote on any other matters that are properly brought before the Annual Meeting. Our By-Laws limit the business conducted at any annual meeting to (1) business in the notice of the annual meeting, (2) business directed by the Board and (3) business brought by a stockholder of record entitled to vote at the meeting so long as the stockholder has met the requirements for submitting stockholder proposals provided in our By-Laws. Under our By-Laws, a stockholder must notify our Secretary in writing (at our Palo Alto, California headquarters) of the proposal not less than 90 days nor more than 120 days before the anniversary of the prior year’s annual meeting, which for the 2019 Annual Meeting of Stockholders will be no earlier than October 11, 2018 and no later than November 10, 2018. The notice must give a brief description of the business to be brought before the annual meeting, the reasons for conducting the business and the text of the proposal, as well as the name and address of the stockholder giving the notice and the beneficial owner on whose behalf the proposal is made, the number of shares owned and information about that beneficial ownership, all as detailed in our By-Laws. The notice must also describe any material interest the stockholder or beneficial owner has in the business and arrangements between such stockholder or beneficial owner and any other person in connection with the proposal and must include certain representations, all as detailed in our By-Laws.

To have your stockholder proposal be considered for presentation in the proxy statement and proxy card for our 2019 Annual Meeting of Stockholders, rather than just voted upon at the meeting without inclusion in the proxy statement and proxy card, a stockholder must submit to our Secretary (at our Palo Alto, California headquarters) a written proposal no later than August 31, 2018. The submission must contain the information required under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”).

We do not expect any matters other than those listed in this Proxy Statement to come before the Annual Meeting. If any other matter is presented, your proxy gives the individuals named as proxyholders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Exchange Act, which includes matters that the proxyholders did not know were to be presented at least 90 days before the anniversary of the mailing of last year’s proxy statement.

Q:	How do I suggest potential candidates for director positions?

A:

A stockholder may suggest one or more potential candidates for consideration by the Board as nominees for election as one of our directors at an annual meeting of stockholders. This can be done by notifying our

Corporate Secretary in writing (at our Palo Alto, California headquarters) not less than 90 days nor more than 120 days before the anniversary of the prior year’s annual meeting, which for the 2019 Annual Meeting of Stockholders will be no earlier than October 11, 2018 and no later than November 10, 2018. The notice must include all information about the potential candidate that must be disclosed in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including the potential candidate’s written consent to being named as a nominee and serving as a director) and a description of all material monetary agreements during the past three years and any other material relationships, between such stockholder and a beneficial owner on whose behalf the potential candidacy is made and their affiliates and associates, or others acting in concert, on the one hand, and each potential candidate, and his/her affiliates and associates, or others acting in concert, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if the stockholder were a “registrant,” all as described in our By-Laws. The notice must also include certain additional information about and representations by the stockholder and/or the beneficial owner, all as detailed in our By-Laws.

Q:	How does the Board select nominees for election to the Board?

A:	The Nominating and Corporate Governance Committee (the “Nominating Committee”) will consider potential candidates for directors submitted by stockholders, in addition to those suggested by other Board members and members of our management, and does not evaluate potential candidates differently based upon the source of the potential candidate. The Nominating Committee considers and evaluates each properly submitted potential candidate for director in an effort to achieve a balance of skills and characteristics on the Board, as well as to ensure that the composition of the Board at all times adheres to the independence requirements applicable to NYSE-listed companies and other regulatory requirements applicable to us. Please refer to “Proposal One—Election of Directors” and our Corporate Governance Guidelines for additional details on our policy, process and membership criteria. A stockholder may recommend potential candidates for director by notifying our Corporate Secretary in writing (at our Palo Alto, California headquarters) as detailed in the question and answer above.

Q:	How may I communicate with the Board of Directors?

A:	Stockholders and other interested parties may communicate directly with the Board, the Board’s Chairman or any other director or with the independent directors as a group or any other group of directors through the Board’s Chairman by sending an email to lead.director@varian.com. Messages received will be forwarded to the appropriate director or directors.

Q:	When and where is the Annual Meeting being held?

A:	The Annual Meeting will be held on Thursday, February 8, 2018 at 4:30 p.m. Pacific Time at our headquarters at 3100 Hansen Way, Palo Alto, California 94304. If you need directions to the Annual Meeting so that you may attend or vote in person, please contact our Investor Relations department at investors@varian.com.

Q:	How can I find the results of the Annual Meeting?

A:	Preliminary results will be announced at the Annual Meeting. Final results also will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

PROPOSAL ONE

ELECTION OF DIRECTORS

BOARD RECOMMENDATION VOTE “FOR” EACH OF THE NOMINEES

Our Board; Selection of Nominees

We commenced the declassification of our Board beginning with our 2016 Annual Meeting and commencing with this Annual Meeting the entire Board will be elected annually. At this Annual Meeting, you and the other stockholders will elect nine individuals to serve as directors for one-year terms that end at the 2019 Annual Meeting of Stockholders.

Our Nominating Committee is charged with identifying, evaluating and recommending to the full Board director nominees. There are no minimum qualifications for directors. The Nominating Committee generally seeks individuals who have or provide:

•	Knowledge about our industries and technologies;

•	Experience in industries beyond healthcare;

•	International business experience;

•	Cultural, gender, ethnic or age diversity;

•	Experience in financial oversight and with the financial community, and a strong reputation with the financial community;

•	Experience in business management and the potential to succeed top management in the event of unexpected necessary Board intervention;

•	Broad experience at policy making in business, government, education, technology or public interest; or

•	Business contacts, knowledge or influence useful to our business and product lines.

We believe that all of our directors should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform and carry out all director duties in a responsible manner. Each director must also represent the interests of all stockholders.

When seeking new director candidates, the Nominating Committee will consider potential candidates for directors submitted by Board members, members of our management and our stockholders. The Nominating Committee does not evaluate candidates differently based upon the source of the nominee.

All of the nominees, José Baselga, Susan L. Bostrom, Judy Bruner, Jean-Luc Butel, Regina E. Dugan, R. Andrew Eckert, Timothy E. Guertin, David J. Illingworth and Dow R. Wilson, are now members of the Board. Mark Laret will retire from the Board as of the 2018 Annual Meeting.

The individuals named as proxyholders will vote your proxy for the election of the seven nominees unless you direct them to withhold your vote. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute.

Set forth below are the names and ages of these nominees, the years they became directors, their principal occupations or employment for at least the past five years, the names of other public companies for which they serve as a director or have served as a director during the past five years. Also set forth are the specific experience, qualifications, attributes or skills that led our Nominating Committee to conclude that each person should serve as a director. All of our directors have held high-level positions in companies and have experience in dealing with complex issues. We believe that each is an individual of high character and integrity and has the ability to exercise sound judgment.

José Baselga Age: 58 Director Since: 2017 Independent

Principal occupation, business experience and directorships

•    Physician-in-Chief and Chief Medical Officer at Memorial Sloan Kettering Cancer Center, New York, NY (January 2013—current)

•   Professor of Medicine at Weill Cornell Medical College, New York, NY (January 2013—current)

•   Attending Physician, Breast Medicine Service, Division of Solid Tumor Oncology, Department of Medicine of Memorial Hospital for Cancer & Allied Diseases, New York, NY (January 2013—current)

•   Chief of Division of Hematology / Oncology and Associate Director of the Massachusetts General Hospital Cancer Center (January 2010—December 2012)

•   Professor of Medicine at Harvard Medical School (January 2010—December 2012)

•   Chairman of Medical Oncology and Founding Director of the Vall d’Hebron Institute of Oncology in Barcelona, Spain (January 1996—July 2010)

•   Other Current Public Company Board Memberships: None

•   Public Company Board Memberships in the Past Five Years: Infinity Pharmaceuticals

Experience, qualifications, attributes or skills supporting directorship

•   Experience in leading clinical trials from early phases to regulatory approval

•   Experience serving as Chief Medical Officer of a leading cancer hospital

•   Practicing physician in the field of oncology with extensive experience in clinical and research settings

•   Extensive knowledge of traditional and emerging fields of oncology technology

•   Double Board certified in Internal Medicine and Medical Oncology

Susan L. Bostrom Age: 57 Director Since: 2004 Independent

Principal occupation, business experience and directorships

•   Positions at Cisco Systems, Inc., a networking equipment provider:

•   Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs (January 2006—January 2011)

•   Senior Vice President (February 2000—January 2006), taking on responsibility for Worldwide Government Affairs in October 2002 and becoming Chief Marketing Officer in January 2006

•   Vice President, Internet Business Solutions Group (1998—February 2000)

•   Other Current Public Company Board Memberships: Cadence Design Systems, Inc., an electronic design company; ServiceNow, Inc., an enterprise IT cloud company; Nutanix, Inc., enterprise cloud infrastructure

•   Public Company Board Memberships in Past Five Years: Rocket Fuel Inc., a provider of artificial intelligence advertising solutions; Marketo, Inc., a marketing automation SaaS company

Experience, qualifications, attributes or skills supporting directorship

•   Extensive experience and service in leadership roles at one of the world’s leading technology companies

•   Deep knowledge of marketing, government affairs, public policy and developing trends in networking and new media such as virtual collaboration, social media and information exchanges

•   Experience serving on the boards of directors and/or as a member of the compensation, nominating and corporate governance, strategy and IT committees of several public technology companies, a hospital, a university and a private company, and on the advisory board for two educational institutions

Judy Bruner Age: 59 Director Since: 2016 Independent

Principal occupation, business experience and directorships

•   Positions at SanDisk Corporation, a global leader in flash memory storage solutions:

•   Executive Vice President, Administration and Chief Financial Officer (June 2004—May 2016)

•   Member of Board of Directors (June 2002—July 2004)

•   Senior Vice President and Chief Financial Officer, Palm, Inc., a manufacturer of personal digital assistants (September 1999—June 2004)

•   Vice President, Finance & Corporate Controller, 3Com Corporation, a digital electronics manufacturer (May 1998—September 1999)

•   Other Current Public Company Board Memberships: Applied Materials, Inc., a provider of engineering solutions; Rapid7, a security data and analytics solutions provider

•   Public Company Board Memberships in Past Five Years: Brocade Communications Systems, Inc., a technology company specializing in data and storage networking products

Experience, qualifications, attributes or skills supporting directorship

•   Over 35 years of financial management experience in the high technology industry

•   Deep experience with compliance and enterprise risk management

•   Audit committee chair experience

•   Significant mergers and acquisitions experience

Jean-Luc Butel Age: 61 Director Since: 2017 Independent

Principal occupation, business experience and directorships

•   Positions at Baxter International, a health care company providing a portfolio of renal and hospital products:

•   President, International (January 2015—June 2015)

•   Corporate Officer, Operating Committee Member, Corporate Vice President and President, International (February 2012—December 2014)

•   Positions at Medtronic, Inc., a global leader in medical technology:

•   Corporate Officer, Executive Committee Member, Executive Vice President; Group President International (January 2011—January 2012)

•   Corporate Officer, Executive Committee Member, Senior Vice President and President, Medtronic International (May 2008—December 2010)

•   Corporate Officer, Executive Committee Member, Senior Vice President, Medtronic and President, Medtronic Asia Pacific (August 2003—April 2008)

•   Other Senior Management Experience: President, Johnson & Johnson Independence Technology; President, Worldwide Consumer Healthcare, Becton Dickinson

•   Other Current Public Company Board Memberships: Takeda Pharmaceutical Company Limited, a global pharmaceuticals company focused on metabolic disorders, gastroenterology, neurology, inflammation and oncology

•   Public Company Board Memberships in Past Five Years: None

Experience, qualifications, attributes or skills supporting directorship

•   Extensive experience in sales, operations and general management of healthcare companies through his service as an executive of several large U.S. healthcare companies

•   Extensive experience leading international business operations of large U.S. healthcare companies, including in Europe, Asia and North and South America

Regina E. Dugan Age: 54 Director Since: 2013 Independent

Principal occupation, business experience and directorships

•   Vice President of Engineering, Facebook, Inc., leading Building 8, a team charged with developing and delivering next generation consumer hardware to market (May 2016—Present)

•   Vice President of Engineering at Google, Inc., leading the Advanced Technology and Products group (a group charged with breakthrough innovations in mobile computing and accelerating the development of promising technologies to market) (February 2014—April 2016)

•   Senior Vice President, Google Inc. and Motorola Mobility LLC, a mobile technology company Google acquired in May 2012 (March 2012—February 2014)

•   Director, Defense Advanced Research Projects Agency (DARPA), a research and development organization of the U.S. Department of Defense (July 2009—March 2012)

•   Co-Founder, President and Chief Executive Officer, RedXDefense LLC, a security solutions company (2005—July 2009)

•   Co-Founder, President and Chief Executive Officer, Dugan Ventures, an investment firm (currently a non-voting partner) (2001—July 2009)

•   Other Current Public Company Board Memberships: Zynga Inc., a social game developer

•   Public Company Board Memberships in Past Five Years: None

Experience, qualifications, attributes or skills supporting directorship

•   Experience leading DARPA, the principal agency within the U.S. Department of Defense responsible for research, development and demonstration of high-risk, high-payoff capabilities

•   Familiarity with defense, security and commercial industries

•   Expertise with a wide range of advanced technologies and demonstrated track record in moving to use new technologies, from sensor systems to big data products

•   Years of experience serving in senior executive positions with responsibilities including fostering innovation and developing strategic business relationships across diverse industries and commercial entities large and small

•   Experience serving on the board of another public company

R. Andrew Eckert Age: 56 Director Since: 2004 Chairman Since: 2014 Independent

Principal occupation, business experience and directorships

•   Chief Executive Officer, Acelity L.P., Inc., a global advanced wound care company (April 2017—present)

•   Chief Executive Officer, Valence Health, a healthcare solutions company (August 2015—October 2016)

•   Chief Executive Officer, TriZetto Corporation, a healthcare IT solutions firm (March 2014—November 2014)

•   Chief Executive Officer, CRC Health Corporation, a provider of substance abuse treatment and adolescent youth services (January 2011—March 2014)

•   Managing Director, Symphony Technology Group, a private equity firm (October 2009—January 2011)

•   President and Chief Executive Officer, Eclipsys Corporation, a former publicly traded healthcare information management software provider (October 2005—May 2009)

•   Chief Executive Officer, SumTotal Systems, Inc., an enterprise software provider (2004—2005)

•   Chief Executive Officer, Docent Inc., an enterprise software provider that was acquired by SumTotal Systems (2002—2004)

•   Chairman and Chief Executive Officer, ADAC Laboratories, a former publicly traded medical imaging company (1997—2001)

•   Other Current Public Company Board Memberships: Becton, Dickinson and Company, a global medical technology company

•   Public Company Board Memberships in Past Five Years: None

Experience, qualifications, attributes or skills supporting directorship

•   Extensive experience obtained over 15 years serving as an executive officer of several public companies, including a medical imaging company and healthcare information management company

•   Deep knowledge of operational, financial, strategic planning, product development and marketing matters

•   Experience serving on the board of directors of several public companies in the healthcare industry

Timothy E. Guertin Age: 68 Director Since: 2005 Vice Chairman Since: 2012 Independent

Principal occupation, business experience and directorships

•   Positions at the Company:

•   Chief Executive Officer (February 2006—September 2012)

•   President (August 2005—September 2012)

•   Chief Operating Officer (October 2004—February 2006)

•   Corporate Executive Vice President (October 2002—August 2005)

•   President, Oncology Systems (1992—January 2005)

•   Corporate Vice President (1992—2002)

•   Other Current Public Company Board Memberships: Teradyne, Inc., a supplier of automatic test equipment

•   Public Company Board Memberships in Past Five Years: None

Experience, qualifications, attributes or skills supporting directorship

•   Deep knowledge of our management structure, strategy and users of our technology, which he has gained over more than 30 years with the Company;

•   Extensive knowledge of radiation producing technologies, software controls and safety measures gained through service in various leadership roles, including President and Chief Executive Officer of the Company and President of our Oncology Systems business

•   Broad experience in product development, regulatory, marketing, financial and operational matters

•   Current service on the board of directors of Acelity L.P., Inc., a privately held global advanced wound care company

•   Has served on the board of healthcare and technology industry organizations and is a former director and chairman of the board of directors of TechAmerica (a nationwide technology trade association)

•   Service on the board of trustees and as treasurer of the Radiation Oncology Institute, a non-profit organization engaged in cancer treatment research

•   Service on the board of trustees and as treasurer of the Radiation Oncology Institute

David J. Illingworth Age: 64 Director Since: 2011 Independent

Principal occupation, business experience and directorships

•  Chief Executive Officer, Smith & Nephew plc, a medical devices company (July 2007—April 2011)

•  Chief Operating Officer and Division President, Smith & Nephew plc (2002—July 2007)

•   Other Senior Management Experience: President, XL Vision, Inc.; Chairman and Chief Executive Officer, VidaMed, Inc.; President, Nellcor Puritan Bennett LLC; and Managing Director, Asia/Pacific, GE Medical Systems

•  Other Current Public Company Board Memberships: Domtar, Inc., a manufacturer of fiber-based products

•   Public Company Board Memberships in Past Five Years: Smith & Nephew plc

Experience, qualifications, attributes or skills supporting directorship

•   In-depth knowledge of the medical technology industry

•   Extensive experience in sales, operations and general management in the United States, United Kingdom and Asia through his service as an executive of various medical technology companies

•   Service on the board of directors and as a member of the audit committee and the environmental, health, safety and sustainability committee, of another public medical device company

Dow R. Wilson Age: 58 Director Since: 2012

Principal occupation, business experience and directorships

•   Positions at the Company:

•   President and Chief Executive Officer (September 2012—Present)

•   Corporate Executive Vice President and Chief Operating Officer (October 2011—September 2012)

•   Corporate Executive Vice President and President, Oncology Systems (August 2005—September 2011)

•   Corporate Vice President and President, Oncology Systems (January 2005—August 2005)

•   Prior to joining the Company in January 2005, held various senior management positions in and outside of the Unites States with General Electric Company, a diversified industrial company

•   Other Current Public Company Board Memberships: Varex Imaging Corporation, a leading supplier of medical X-ray tubes and image processing solutions

•   Public Company Board Memberships in Past Five Years: Saba Software, an e-learning software provider

•   Presidential Appointment: Appointed to U.S. President’s Advisory Council on Doing Business in Africa in November 2014

Experience, qualifications, attributes or skills supporting directorship

•   Deep knowledge of our business, strategy and technology gained through serving as President of our Oncology Systems business and Chief Operating Officer before becoming our President and Chief Executive Officer

•   Significant knowledge of domestic and international medical and healthcare industries gained from serving in management positions at General Electric

•   Critical insight into operational requirements of a company with worldwide reach, knowledge of corporate and business unit strategies, and operational expertise, each gained from executive management experience at two large, global organizations

•   Experience serving on the board of directors and as lead director of another public company

Director Qualifications Matrix

The following matrix is provided to illustrate the skills and qualifications of our Board, as tied to our corporate strategic objectives, and demonstrate our commitment to inclusiveness and diversity.

Governance of the Corporation

Overview

We are committed to strong corporate governance, and have adopted policies and practices that comply with or exceed the NYSE listing requirements and the Exchange Act. These policies and practices include:

Ethical Conduct and Strong Governance

•	The Board’s Ethics and Compliance Committee (the “Ethics Committee”) oversees our ethical compliance programs and compliance with requirements involving legal and ethical business conduct.

•	The Board’s Corporate Governance Guidelines articulate clear corporate governance policies, which include basic director duties and responsibilities.

•	The Board has adopted a Code of Conduct applicable to all of our employees, including the executive officers, and to our directors.

•	We have hotlines for employees to report concerns regarding ethics and financial matters, including accounting, internal controls and audit concerns, and the Audit Committee has established procedures for anonymous submission of these matters.

Corporate Goals Diversity Go Global Grow Software/ Service Innovate Commercialize Protons Drive Operational Excellence Gender/Ethnic Diversity International Experience José Baselga Susan L. Bostrom Judy Bruner Jean-Luc Butel Regina E. Dugan R. Andrew Eckert Timothy E. Guertin David J. Illingworth Mark R. Laret Dow R. Wilson

•	The Board has adopted a policy regarding conflicts of interest and “related-person transactions” under which potential conflicts of interest and related-person transactions must be reviewed and pre-approved by the Nominating Committee. The Nominating Committee has determined that certain categories of transactions are pre-approved under this policy. Please refer to the discussion under “Certain Relationships and Related Transactions” for more information on this policy and the related procedures.

•	Directors are expected to attend all stockholder meetings, and all current directors that were members of the Board at the time of the 2017 Annual Meeting of Stockholders attended the Annual Meeting.

•	The Board conducts an annual assessment on its effectiveness and the effectiveness of each of its committees.

•	The Board encourages director continuing education through a mix of in-house and third-party presentations and programs. The Nominating Committee is charged with tracking director continuing education. We pay or reimburse directors for expenses associated with attending these continuing education events.

•	We did not renew our stockholders’ rights plan when it expired in December 2008.

Director Independence

•	In fiscal year 2014, the Board appointed an “independent” non-employee director as Chairman, and since 2006 we have separated the roles of Chairman and Chief Executive Officer. Mr. Eckert served in the capacity of lead independent director from February 2012 to February 2014 and has served as Chairman since February 2014.

•	Ninety percent of the Board members are independent of the Company and our management. The definition of “independent” is included in our Corporate Governance Guidelines, which can be found through the “Corporate Governance” link on the Investors page on our website at www.varian.com.

•	All members of our key Board committees—the Audit Committee, the Compensation Committee, the Ethics Committee and the Nominating Committee—are independent.

Majority Voting

•	The Company’s Bylaws and Corporate Governance Guidelines were recently amended to include a majority voting standard for uncontested director elections commencing at our 2018 Annual Meeting. Beginning with this Annual Meeting, if the number of nominees timely nominated for an annual meeting does not exceed the number of directors to be elected, each nominee shall be elected if the nominee receives the affirmative vote of a majority of the total votes cast, not including any abstentions. Prior to an election, each incumbent director submits a resignation letter whose effectiveness is contingent upon the incumbent director failing to receive more than 50% of the votes cast in an uncontested election. If an incumbent director does not receive a majority of the votes cast, the Nominating and Corporate Governance Committee of the Board will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

Board Structure

•	We began the process of declassifying our Board commencing with our 2016 Annual Meeting. Beginning with this Annual Meeting, our entire Board will be elected annually.

•	The Board has since August 2011 added five new independent directors to the Board, including most recently Dr. Baselga and Mr. Butel, and has a commitment to inclusiveness and diversity.

•	The Board has adopted a guideline for director retirement that provides that a director should not serve on the Board for more than 15 years or after a director reaches the age of 75. This guideline may be adjusted as the Board deems appropriate.

•	Our Corporate Governance Guidelines contain committee rotation guidelines that recommend adding a new member to each committee every three years.

•	The annual cycle of agenda items for Board and committee meetings reflects Board and committee requests and changing business and legal issues. The Board receives regularly scheduled presentations from our finance, legal and compliance departments and major business units and operations, and reviews enterprise risk at least annually. The Board’s and committees’ annual agenda includes, among other items, our long-term strategic plans, periodic reports on progress against long-term strategic plans, emerging and disruptive technologies, potential acquisition or investment targets, capital projects and evaluation of the Chief Executive Officer and management and Board succession.

Director & Executive Compensation

•	The Board has adopted stock ownership guidelines for our directors and executive officers.

•	The Board has adopted a recoupment policy to recover certain incentive payments made to executives in the event of a restatement of our financial statements.

•	The Board has eliminated certain perquisites for executives, including the Executive Car Program and tax gross-ups.

Director Independence

The Board has determined that all of our directors, except Mr. Wilson, are “independent” for purposes of the NYSE listing requirements and under our Corporate Governance Guidelines. Mr. Wilson, our President and Chief Executive Officer, is an employee and therefore not “independent.” The Board considered transactions and relationships, both direct and indirect, between each director (and his or her immediate family) and the Company and its subsidiaries and affirmatively determined that none of Dr. Baselga, Ms. Bostrom, Ms. Bruner, Mr. Butel, Ms. Dugan, Mr. Eckert, Mr. Guertin, Mr. Illingworth and Mr. Laret has any material relationship, either direct or indirect, with us other than as a director and stockholder.

Additionally, in making its determination the Board analyzed the following relationships and determined that these relationships are immaterial and are not inconsistent with a determination that these directors are “independent” for purposes of the NYSE listing requirements and under our Corporate Governance Guidelines:

•	Dr. Baselga is the Physician-in-Chief and Chief Medical Officer at Memorial Sloan Kettering Cancer Center, New York, NY, which is a customer of ours and which from time-to-time conducts research and development projects that receive funding from us. Memorial Sloan Kettering Cancer Center also is a member of the consortium that operates the New York Proton Center, to which we sold a ProBeam system and related services in 2015, and in connection with which we provided debt financing to the project developer of the center in 2015. Dr. Baselga is also a director of Grail, Inc. In February 2017, we invested $5 million in Grail, Inc.’s Series B preferred share offering and entered into a memorandum of understanding in respect of a future development collaboration with Grail, Inc.

•	Ms. Bostrom serves as an outside director of a hospital which is a customer of ours and as an outside director of one of our service providers.

•	Mr. Eckert serves as an outside director of a company from whom we are licensing and with whom we are developing certain technology.

•	Mr. Laret is the Chief Executive Officer of UCSF Medical Center, which is a customer of ours and with whom we have a research agreement. We have also made charitable donations to UCSF Medical Center and the Regents of the University of California in the past.

Board Meetings

The Board met nine times in fiscal year 2017. Four of these Board meetings included executive sessions of either the independent directors or the non-management directors, or both, with Mr. Eckert presiding at such meetings. We have five standing committees of the Board: the Audit Committee, the Compensation Committee, the Ethics Committee, the Nominating Committee and the Executive Committee. Each current director attended at least 75% of the total Board meetings and meetings of the committees on which they served that were held in fiscal year 2017. Directors are encouraged to attend meetings of committees on which they do not serve as members. However, each of the Audit Committee, the Compensation Committee, the Ethics Committee and the Nominating Committee regularly hold executive sessions of only the committee members or non-management directors.

Board Leadership Structure

The Board has adopted Corporate Governance Guidelines designed to promote the functioning of the Board and its committees. These Guidelines address Board composition, Board functions and responsibilities, qualifications, leadership structure, committees and meetings.

Our Corporate Governance Guidelines do not indicate a particular Board structure, and the Board is given the flexibility to select its Chairman and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairman and the Chief Executive Officer may be filled by one individual or two. The Board has determined that having Mr. Eckert, who is “independent” within the meaning of the NYSE listing standards, serve as Chairman and Mr. Wilson serve as Chief Executive Officer is in the best interests of the stockholders. We have separated the roles of Chief Executive Officer and Chairman in recognition of the differences between the two roles as they are presently defined. The Chief Executive Officer is responsible for setting our strategic direction and for our day-to-day leadership and performance, while the Chairman provides guidance to the Chief Executive Officer and leads the Board. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Director Stock Ownership Guidelines

To align the Board’s interests with the interests of our stockholders, the Board has adopted stock ownership guidelines for its members. The guidelines state that each director should own shares of common stock (which for this purpose includes shares subject to stock unit awards) with a value at least equal to five times his or her applicable annual retainer fee. Directors who were first appointed or elected to the Board after February 2004 must achieve the guideline within five years after such appointment or election. At the end of fiscal year 2017, all directors met the guidelines or were within the allowed time frame for meeting the guidelines. Under our insider trading policy, purchases on margin and the buying and selling of puts and calls of Company securities are prohibited.

The Board’s Role in Risk Oversight

Our Company faces a number of risks, including operational, economic, financial, legal, regulatory and competitive risks. Our management is responsible for the day-to-day management of the risks we face. While our Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee, the Compensation Committee, the Ethics Committee and Nominating Committee responsible for monitoring and reporting on the material risks associated with their respective subject matter areas.

The Board’s role in our risk oversight process includes receiving regular reports from members of senior management, as well as external advisors such as Pay Governance LLC and PricewaterhouseCoopers LLP (“PwC”), on areas of material risk to us, including operational, economic, financial, legal, regulatory and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) receives these reports from those responsible for the relevant risk in order to enable the Board to understand our risk exposures and the steps that management has taken to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee generally provides a summary to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory and other matters, as well as related mitigation efforts. The Compensation Committee assesses, at least annually, the risks associated with our compensation policies. The Ethics Committee assists the Board in oversight and monitoring of principal risks related to ethical compliance matters, such as compliance with anti-corruption and anti-bribery laws, as well as related mitigation efforts. The Nominating Committee assists the Board in oversight of risks that we have relative to compliance with corporate governance standards.

Board Committees and Committee Meetings

Each of our standing committees has a written charter approved by the Board that clearly establishes the committee’s roles and responsibilities. Copies of the charters for the Audit Committee, the Compensation Committee, the Ethics Committee, the Executive Committee and the Nominating Committee, as well as our Corporate Governance Guidelines and Code of Conduct, can be found through the “Corporate Governance” link on the Investors page on our website at www.varian.com. Please note that information on, or that can be accessed through, our website is not part of the proxy soliciting materials, is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, and, except for information filed by the Company under the cover of Schedule 14A, is not deemed to be proxy soliciting materials.

Audit Committee

Chair: Ms. Bruner

Additional Members: Mr. Butel, Mr. Eckert and Mr. Illingworth

Meetings in Fiscal Year 2017: 14

Functions

The Audit Committee performs the following principal functions:

•	Oversees our accounting and financial reporting process and audits of financial statements.

•	Assists the Board in oversight and monitoring of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of our internal audit function and of the independent registered public accounting firm and (v) the principal risk exposures facing the corporation that are related to financial statements, legal, regulatory and other similar matters, as well as the corporation’s related mitigation efforts.

•	Prepares the Audit Committee Report included in our proxy statement.

•	Reviews and approves our foreign exchange exposure management policy, including but not limited to entering swaps thereunder and the exemption of swaps from any execution and clearing requirements.

•	Reports to the Board the results of its monitoring and recommendations.

•	Provides to the Board any additional information and materials as the committee may determine is necessary to make the Board aware of significant financial matters requiring the Board’s attention.

Member Qualifications

Each member of the Audit Committee meets the additional requirements regarding independence for Audit Committee members under the NYSE listing requirements. The Board has determined that Ms. Bruner is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act based upon her experience as the chief financial officer of Sandisk Corporation between 2004 and 2016 and as the chief financial officer of Palm, Inc. between 1999 and 2004 and her formal education represented by her MBA from the University of Santa Clara. The Board has determined that Mr. Eckert is also an “audit committee financial expert” based upon his experience as the chief executive officer of Eclipsys Corporation from 2005 to 2009, of SumTotal Systems Inc. from 2004 to 2005, of Docent, Inc. from 2002 to 2004, and of ADAC Laboratories from 1997 to 2001, as well as other business experience, and his formal education represented by his Master of Business Administration from the Stanford Graduate School of Business. The Board has determined that Mr. Butel is financially literate based on his familiarity with financial statements and his experience as the Corporate Officer, Operating Committee Member, Corporate Vice President, President of International of Baxter International between 2012 and 2015. The Board has also determined that Mr. Illingworth is financially literate based upon his familiarity with financial statements and his experience as chief executive officer of Smith & Nephew plc.

From October 2016 to November 2017, Ms. Bruner served on the audit committees of the boards of directors of four public companies, including the Audit Committee of our Board. Our Board determined that Ms. Bruner’s simultaneous service on the audit committees of the boards of directors of four public companies would not impair her ability to effectively serve on the corporation’s Audit Committee.

Compensation and Management Development Committee

Chair: Ms. Bostrom

Additional Members: Mr. Eckert, Mr. Butel and Mr. Laret

Meetings in Fiscal Year 2017: 6

Functions

The Compensation Committee performs the following principal functions:

•	Discharges the Board’s responsibilities relating to compensation of our executive officers.

•	Evaluates our compensation plans, policies and programs for executive officers and recommends the establishment of policies dealing with various compensation and employee benefit plans.

•	Administers our stock and cash incentive plans.

•	Provides advice on management development matters that have major implications for the growth, development and depth of our management team, including reviewing succession plans.

•	Reviews and discusses with management and recommends to the Board whether the disclosures under “Compensation Discussion and Analysis” should be included in our proxy statement.

•	Assesses, at least annually, the risks associated with our compensation policies, and reports to the Board and the Audit Committee whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

The Compensation Committee determines all compensation for our executive group. Before making decisions on compensation for each of the executives other than the Chief Executive Officer (the “CEO”), the Compensation Committee reviews with our CEO each individual’s performance and accomplishments over the prior year. Except for his own position, our CEO makes recommendations to the Compensation Committee about base salary increases, any changes to the incentive plan target awards and the amount of equity awards for each executive. However, the Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits. The Compensation Committee meets alone with its independent advisors to develop and establish a proposal for CEO pay. This proposal is also reviewed with the other independent members of the Board.

Compensation Committee Advisors

To independently assist and advise the Compensation Committee, the Compensation Committee has retained Pay Governance since May 2016. The engagement with Pay Governance is exclusively with the Compensation Committee, which has sole authority to retain and terminate any compensation consultant or other advisor that it uses. Pay Governance has no relationship with the Company or management except as it may relate to performing services on behalf of the Compensation Committee. The Compensation Committee has assessed the independence of Pay Governance pursuant to SEC rules and concluded that no conflict of interest exists that would prevent them from independently representing the Compensation Committee.

Typically, on an annual basis, the compensation consultant reviews and analyzes our executive compensation programs, compensation strategy and effectiveness of pay delivery. The compensation consultant provides market information on compensation trends and practices and makes recommendations to the Compensation Committee based on competitive data. The compensation consultant advises the Compensation Committee chair on agenda items for Compensation Committee meetings, reviews management proposals and is available to perform special projects at the Compensation Committee chair’s request. The compensation consultant also periodically provides the Compensation Committee with updates on regulatory and legislative developments pertaining to executive compensation and compensation committee governance. The compensation consultant provides analyses and recommendations that inform the Compensation Committee’s decisions, but does not decide or approve any compensation actions. As needed, the Compensation Committee also consults with the compensation consultant on program design changes.

Member Qualifications

In addition to being independent, each member of the Compensation Committee is a “non-employee director” for purposes of the Exchange Act and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Ethics and Compliance Committee

Chair: Mr. Illingworth

Additional Members: Dr. Baselga, Ms. Bruner, Ms. Dugan and Mr. Guertin

Meetings in Fiscal Year 2017: 4

Functions

The Ethics Committee performs the following principal functions:

•	Oversees compliance with legal and regulatory requirements.

•	Oversees compliance program(s) designed to foster legal and ethical business conduct, interactions with government officials and interactions with healthcare providers.

Nominating and Corporate Governance Committee

Chair: Mr. Laret

Additional Members: Dr. Baselga, Ms. Bostrom and Ms. Dugan

Meetings in Fiscal Year 2017: 4

Functions

The Nominating Committee performs the following principal functions:

•	Develops and recommends to the Board corporate governance principles, including our Corporate Governance Guidelines, Code of Conduct and policy regarding conflicts of interest and related person transactions.

•	Identifies, evaluates and recommends to the Board potential nominees to the Board, including stockholder suggestions.

•	Reviews with the Board annually the independence, skills and characteristics of all individual members and the skills and characteristics of the Board as a whole in determining whether to recommend incumbent directors for re-election.

•	Evaluates and makes recommendations to the Board concerning the size of the Board, the appointment of directors to Board committees, the qualifications of committee members and the selection of Board committee chairs.

•	Oversees the annual review of director independence and evaluation of the Board’s performance.

Executive Committee

Chair: Mr. Eckert

Additional Members: Ms. Bostrom and Ms. Bruner

Meetings in Fiscal Year 2017: 3

Functions

The Executive Committee performs the following principal functions:

•	Acts on matters when a meeting of the full Board is impracticable.

•	Has all the powers of the Board except those powers reserved by law to the full Board.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

BOARD RECOMMENDATION

VOTE “FOR” THE APPROVAL OF THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

Background to the Advisory Vote

Under an amendment to the Exchange Act adopted by Congress as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, stockholders are able to vote to approve on an advisory (non-binding) basis the compensation of the named executive officers.

Varian’s Key Executive Compensation Principles

The key principles underlying our executive compensation programs include:

•	Our compensation programs are designed to reward, retain and attract executives to drive business strategy, achieve our short- and long-term goals and provide continued success for our customers, stockholders, employees and communities;

•	We have adopted a pay-for-performance philosophy that links competitive levels of compensation to achievements of overall strategy, business goals and individual performance; and

•	We intend to keep our compensation program strongly aligned with the interests of our stockholders and sound compensation governance principles, including strong CEO ownership requirements, recoupment provisions and robust anti-hedging and anti-pledging policies.

Varian’s Fiscal Year 2017 Performance

Fiscal year 2017 marked the beginning of an important transition for the Company as we prepared to focus the Company on the cancer therapy market and completed the spin-off of our Imaging Components business into Varex Imaging Corporation (“Varex”), a separate publicly traded company (the “Spin-off”). As we set the foundation for future growth opportunities, the Company achieved solid results for stockholders during the year:

•	Produced strong total stockholder return. Our stockholders realized a 26.3% return in fiscal 2017 through a combination of Varian’s stock price increasing and a stock dividend to stockholders in connection with the Spin-off.

(1)	Total Stockholder Return (“TSR”) based on Varian’s share price alone.

(2)	TSR based on both Varian’s share price and the receipt of a one-time special stock dividend of 0.4 shares of Varex’s common stock for each share of Varian’s common stock held at the time of the Spin-off. Varex’s common stock was valued at $28.15 per share at the Spin-off; therefore, each Varian stockholder received a stock dividend with a value of $11.26 for each share of Varian stock held at the time of Spin-off.

•	Returned significant value to stockholders through share repurchases. Through our share repurchase program, the Company used $294.5 million to repurchase approximately 3.3 million shares over the course of the year, at an average price of $90.63 per share, supporting a significant return of capital to stockholders.

•	Fueled future growth and profitability. In comparison to fiscal year 2016, in fiscal year 2017:

✓	Gross orders increased 11% on revenue growth of 2%

✓	Investment in R&D grew 5%

✓	Cash flow from operations (total company basis, including Varex prior to the Spin-off) grew 12%

•	Strengthened market leadership in radiation therapy.

✓	Introduced (with strong market acceptance) our IMRT image guided Halcyon treatment platform

✓	Successfully launched HyperArc, our high-definition radiotherapy technology

✓	Grew our share of the global radiation oncology market to 54%

✓	Increased the Linac install base by 4%

✓	Reinforced our commitment to driving high-quality innovation through a 5% increase in R&D

•	Extended global footprint.

✓	Improved the availability of high-quality cancer care through Halcyon sales in 15 countries

✓	Sold Proton Therapy Systems in India and China

•	Extended addressable market.

✓	Grew software orders by double digits

✓	Invested in emerging companies with innovative technologies in liquid biopsy and radiotherapeutics

✓	Enhanced our financial flexibility to fund external and internal investment opportunities

Varian’s Performance Based Compensation

In fiscal year 2017, 60% of the target value of our long-term incentive awards for our CEO and for our other two Named Executive Officers who served as executive officers for the entire year (Ms. Kennedy and Mr. Kuo) were granted in the form of Performance Share Units (“PSUs”) that vest based on earnings per share (“EPS”) results and TSR performance relative to an index of healthcare equipment industry companies.

Use of rigorous performance goals in our incentive plans. Our 2017 annual cash incentive plan and fiscal year 2015-2017 PSUs illustrate the rigor of our performance goals.

Consistent with our pay-for-performance philosophy, our annual cash incentive plan funded only 60% of the 80% target that is based on the plan’s primary financial measures, Top Line Growth and EBIT Growth, as further explained in “Compensation Discussion and Analysis—Annual Cash Incentives.”.

In addition, for the 2015-2017 period, no PSUs were earned, as further explained in “Compensation Discussion and Analysis—Vesting of PSUs.”

The Compensation Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs.

Based on the above, we request that you indicate your support for our executive compensation philosophy and practices, by voting in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion, is hereby APPROVED.

As an advisory vote, the vote on Proposal Two is not binding. Nonetheless, the Compensation Committee, which is responsible for designing and administering our executive compensation program, and the Board value the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

PROPOSAL THREE

APPROVAL OF THE VARIAN MEDICAL SYSTEMS, INC.

FIFTH AMENDED AND RESTATED 2005 OMNIBUS STOCK PLAN

BOARD RECOMMENDATION

VOTE “FOR” APPROVAL OF THE VARIAN MEDICAL

SYSTEMS, INC. FIFTH AMENDED AND RESTATED

2005 OMNIBUS STOCK PLAN

We are asking you and the other stockholders to approve the Varian Medical Systems, Inc. Fifth Amended and Restated 2005 Omnibus Stock Plan (referred to elsewhere in this proxy statement as the “Amended Stock Plan”), which is the fifth amendment and restatement of the 2005 Omnibus Stock Plan.

Reasons to Approve the Amended Stock Plan

Share Reserve Increase

Approval of the Amended Stock Plan will increase the number of shares of the Company’s common stock authorized for issuance pursuant to the 2005 Stock Plan by 6,000,000 shares (the “Share Increase”). As of September 29, 2017, a total of 2,548,541 shares of our common stock remained available for future grants under the 2005 Stock Plan. We believe that the current share reserve amount is insufficient to meet our future needs with respect to attracting, motivating and retaining key executives and employees in a competitive market for talent. We consider the 2005 Stock Plan to be a vital element of our employee compensation program and believe that the continued ability to grant stock awards at competitive levels is in the best interest of the Company and our stockholders. We believe the Share Increase will be sufficient to enable us to grant stock awards under the Amended Stock Plan for approximately the next four years, based on historical grant and forfeiture levels, the recent market prices of our common stock, and anticipated use of equity awards as an incentive and retention tool as we continue to compete for talent and drive expansion into other addressable markets.

The table below shows the stock awards that were outstanding under the 2005 Stock Plan as of September 29, 2017. As of September 29, 2017, the closing price of our common stock as reported on the NYSE was $100.06 per share.

Shares underlying outstanding stock options (#)	Weighted avg. exercise price of per share	Weighted avg. remaining term	Shares underlying outstanding time- based full value awards (1)	Shares underlying outstanding performance- based full value awards (2)	Shares available for future grant
2,291,041	$74.08	4.7	635,166	246,772	2,548,541

(1)	Consists of 582,679 shares subject to restricted stock unit (“RSU”) grants, 44,568 shares subject to deferred stock unit (“DSU”) grants and 7,919 shares subject to a restricted stock grant.

(2)	Consists of performance units. The number of shares underlying such awards assumes target performance.

The table below shows net annual dilution and other metrics relating to equity grants under the 2005 Stock Plan for the last three fiscal years.

Metric	2017	2016	2015	Average
Annual Dilution (1)	0.95%	1.30%	0.95%	1.07%
Annual Burn Rate (2)	1.09%	1.41%	1.06%	1.19%
Year-End Overhang (3)	5.28%	7.65%	9.38%	7.44%

(1)	Calculated by dividing (a) the number of shares underlying awards granted to all recipients during the year, minus award cancellations and forfeitures during the year, by (b) the number of shares outstanding at year-end.

(2)	Calculated by dividing (a) the number of shares underlying awards granted during the year to all recipients by (b) the number of shares outstanding at year-end.

(3)	Calculated by dividing the sum of (a) the number of shares underlying outstanding awards and (b) shares available for future awards, by (c) the number of shares outstanding, in each case at year-end.

The table below shows the number of performance awards (all of which consisted of performance units) granted (at target), vested and forfeited within the last three fiscal years.

Number of Shares/Units
Non-vested at September 31, 2014	232,694
Granted	53,116
Vested	44,074
Forfeited	64,570
Non-vested at October 2, 2015	177,166
Granted	121,715
Vested	19,756
Forfeited	46,063
Non-vested at September 29, 2016	233,062
Granted	73,565
Vested	30,898
Forfeited	58,632
Non-vested at September 29, 2017	246,772

Note Regarding Forecasts and Forward-Looking Statements

We do not as a matter of course make public forecasts as to our total shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth in this Proposal Three include embedded assumptions which are highly dependent on the public trading price of our common stock and other factors, which we do not control and, as a result, we do not as a matter of practice provide forecasts. These forecasts reflect various assumptions regarding our future operations. The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such.

Prohibition on Payment of Dividends and Dividend Equivalents on Unvested Awards

The 2005 Stock Plan has also been amended and restated by the Board of Directors to reflect our current practice of not paying out dividends or settling dividend equivalents on unvested awards. In our view, from an incentive and retention perspective, dividends, dividend equivalents and other distributions on unvested awards should be paid or settled only after the underlying awards have been earned and not during the performance/service vesting period. Accordingly, the Amended Stock Plan now explicitly sets forth this limitation.

Minimum Vesting Requirement

In addition, the 2005 Stock Plan has been amended and restated by the Board of Directors to include a minimum vesting requirement pursuant to which 95% of the shares authorized for grant under Amended Stock Plan must be granted pursuant to equity awards with a one-year minimum vesting period from the date of grant. Such amendment was made to reflect our current practice of generally requiring employees to have been employed for one year from their grant date before they vest into their equity awards.

Deferred and Non-Deferred RSUs May Be Granted to Non-Employee Directors

Finally, the 2005 Stock Plan has been amended and restated by the Board of Directors to clarify that RSUs may be settled upon vesting or on a deferred basis.

Amended Stock Plan Subject to Stockholder Approval

The Amended Stock Plan will become effective if it is approved by our stockholders at the 2018 Annual Meeting of Stockholders. If our stockholders do not approve this Proposal Three, the Amended Stock Plan and the Share Increase and other amendments described above will not become effective.

The Amended Stock Plan Combines Compensation and Corporate Governance Best Practices

The Amended Stock Plan includes provisions that are designed to protect our stockholders’ interests and reflect corporate governance best practices.

•	Repricing Not Allowed. The Amended Stock Plan prohibits reducing the exercise price of stock options and stock appreciation rights (“SARs”), cancelling “underwater” stock options and SARs or any action that would be considered a repricing under the applicable securities exchange on which our common stock is traded without prior stockholder approval in each case.

•	Stockholder Approval Required for Additional Shares. The Amended Stock Plan does not contain an annual “evergreen” provision. The Amended Stock Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares.

•	Limit on Full Value Awards. The Amended Stock Plan limits the number of shares available for full value awards (awards other than stock options or SARS) by providing that each share issued pursuant to a full value award reduces the number of shares available for grant under the Amended Stock Plan by 2.6 shares.

•	No Liberal Share Counting or Recycling. If fewer shares are issued in settlement of a stock award than were covered by such stock award for reasons other than the failure to satisfy vesting conditions, or other than as a result of termination or forfeiture (for example to satisfy the exercise price or tax withholding obligation of such award), then the unissued shares will generally not become available again for issuance under the Amended Stock Plan.

•	No Liberal Corporate Transaction Provisions. No corporation transaction related vesting acceleration and other benefits may occur without an actual corporate transaction occurring.

•	No Discounted Stock Options or SARs. All stock options and SARs granted under the Amended Stock Plan must have an exercise or strike price equal to or greater than the fair market value of our common stock on the date the stock option or SAR is granted.

•	Minimum Vesting Requirement. Future awards granted under the Amended Stock Plan will have a minimum one-year vesting period from the date of grant, subject to certain exceptions that are described below.

•	No Dividends and Dividend Equivalents on Unvested Awards. Dividends and dividend equivalents will not be paid or settled with respect to any award granted under the Amended Stock Plan until the underlying shares or units vest.

•	Limit on Non-Employee Director Awards. Stock awards granted during a single fiscal year under the Amended Stock Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the Board of Directors, will not exceed $625,000 in total value for any non-employee director serving as the lead director or chair and $525,000 in total value for any other non-employee director.

•

Awards Subject to Clawback. The Company will adopt any clawback policy required under applicable listing standards or law. Prior to the adoption of such policy, in the event of a restatement of incorrect financial results, the Board of Directors will review the conduct of executive officers in relation to the restatement and in its discretion take appropriate action to remedy the misconduct.

Description of the Amended Stock Plan

Set forth below is a summary of the other principal features of the Amended Stock Plan. The Amended Stock Plan is set forth in its entirety as Appendix A to this Proxy Statement, and all descriptions of the Amended Stock Plan contained in this Proposal Three are qualified by reference to Appendix A.

History of the Amended Stock Plan

The 2005 Stock Plan was originally adopted by the Board of Directors on November 19, 2004 and became effective upon its approval by our stockholders at the Annual Meeting of Stockholders held on February 17, 2005. On December 7, 2005, our Board of Directors approved the Amended and Restated 2005 Omnibus Stock Plan, an amendment and restatement of the 2005 Stock Plan, which became effective upon its approval by our stockholders at the Annual Meeting of Stockholders held on February 16, 2006. On November 17, 2006, our Board of Directors approved the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan (the “Second Amended Stock Plan”), the second amendment and restatement of the 2005 Stock Plan, which became effective upon its approval by our stockholders at the Annual Meeting of Stockholders held on February 15, 2007. Three amendments to the Second Amended Stock Plan were subsequently approved by our stockholders on February 14, 2008, February 12, 2009 and February 11, 2010, each increasing the maximum number of shares of our common stock available for awards. On November 11, 2011, the Board approved the Varian Medical Systems, Inc. Third Amended and Restated 2005 Omnibus Stock Plan, the third amendment and restatement of the 2005 Stock Plan, which became effective upon its approval by our stockholders at the Annual Meeting of Stockholders held on February 9, 2012. On November 18, 2016, the Board approved the Varian Medical Systems, Inc. Fourth Amended and Restated 2005 Omnibus Stock Plan, the fourth amendment and restatement of the 2005 Stock Plan, which became effective upon its approval by our stockholders at the Annual Meeting of Stockholders held on February 9, 2017. On December 9, 2017, the Board approved the Amended Stock Plan, which will become effective upon its approval by our stockholders at the Annual Meeting of Stockholders (the 2005 Stock Plan and each of the amendment and restatements of the 2005 Stock Plan, the “2005 Stock Plans”).

Purpose

The Amended Stock Plan is intended to increase incentives and to encourage share ownership on the part of (1) employees of the Company and its affiliates, (2) consultants who provide significant services to the Company and its affiliates, and (3) non-employee directors of the Company. The Amended Stock Plan also is intended to further the growth and profitability of the Company. Additionally, the Amended Stock Plan is intended to permit the grant of stock awards that may qualify as performance-based compensation under Section 162(m) of the Code, subject to compliance with the requirements of Section 162(m).

Types of Stock Awards

The Amended Stock Plan provides for the granting of non-qualified stock options, incentive stock options, SARs, restricted stock, RSUs, performance units and performance shares to employees and consultants and RSUs and non-qualified stock options to non-employee directors (all such types of awards, collectively, “stock awards”).

Share Reserve

The maximum number of shares that may be issued pursuant to stock awards granted under the Amended Stock Plan is (i) 30,950,000 shares plus (ii) such number of shares as may be granted in substitution of other options in connection with a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation) plus (iii) such number of shares authorized for issuance, but not issued, under the Varian Medical Systems, Inc. Omnibus Stock Plan and the Varian Medical Systems, Inc. 2000 Stock Plan (collectively, the “Prior Plans”) as of February 17, 2005 plus (iv) such number of shares subject to any stock awards granted under the Prior Plans that terminate, expire or lapse for any reason. The Amended Stock Plan further provides that the maximum number of shares may be increased by such number of shares subject to any stock awards granted under the Amended Stock Plan that terminate, expire or lapse for any reason (plus the number of additional shares that counted against the share pool using the share counting rule in effect at the time the stock award was granted). In addition, shares issued pursuant to stock awards assumed or issued in substitution of other awards in connection with the acquisition by the Company of an unrelated entity will not reduce the maximum number of shares issuable under the Amended Stock Plan. If fewer shares are issued in settlement of a stock award than were covered by such stock award for reasons other than the failure to satisfy vesting conditions, or other than as a result of termination or forfeiture (for example to satisfy the exercise price or tax withholding obligation of such award), then the unissued shares will generally not become available again for issuance under the Amended Stock Plan. Shares issued under the Amended Stock Plan may be either authorized but unissued shares or treasury shares.

For purposes of determining the number of shares available for stock awards under the Amended Stock Plan against the maximum number authorized, stock options and SARs count as one share for every one share issued, and any shares issued under stock awards granted pursuant to the Amended Stock Plan, other than stock options or SARs, count as 2.6 shares for every one share issued.

In addition, the Amended Stock Plan does not contain an evergreen provision, pursuant to which the share pool would be automatically increased each year based on a specified formula.

Administration of the Amended Stock Plan

The Compensation Committee will administer the Amended Stock Plan. The members of the Compensation Committee must qualify as “non-employee directors” under Rule 16b-3 under the Exchange Act, as “independent directors” under Section 303A.02 of the NYSE listing requirements and as “outside directors” under Section 162(m) of the Code (for purposes of qualifying stock awards under the Amended Stock Plan as performance-based compensation under Section 162(m)).

Subject to the terms of the Amended Stock Plan, the Compensation Committee has the sole discretion to determine the employees and consultants who will be granted stock awards, the size and types of these stock awards, and the terms and conditions of these stock awards. Subject to applicable law and certain other limitations, the Compensation Committee may delegate all or any part of its authority and powers under the Amended Stock Plan to a committee of one or more directors and/or to officers of the Company. The Board of Directors will determine and administer options and RSUs granted to non-employee directors.

Minimum Vesting

All stock awards granted under the Amended Stock Plan after the 2018 Annual Meeting will have a minimum vesting period of one-year measured from the date of grant; provided, however, that up to 5% of the shares available for future distribution under the Amended Stock Plan immediately following the 2018 Annual Meeting may be granted pursuant to stock awards without such minimum vesting requirement. However, this minimum vesting requirement will not limit (i) the Compensation Committee or the Board of Director’s ability to grant stock awards that are subject to agreements providing for accelerated vesting on a termination of employment or service (or to otherwise accelerate vesting), or (ii) any rights to accelerated vesting in connection with a corporate transaction or change in control, whether set forth in the Amended Stock Plan or otherwise.

No Repricing, Underpriced Options or Reload Options

The Amended Stock Plan expressly prohibits the repricing of outstanding stock options and SARs, the cancellation of any outstanding stock options or SARs that have an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other awards under the Amended Stock Plan and any other action with respect to a stock option or SAR that would be treated as a repricing under the rules and regulations of the principal securities market on which the Company’s shares are traded without prior stockholder approval. Furthermore, the Amended Stock Plan does not permit the granting of discounted stock options or SARs.

Eligibility to Receive Stock Award Grants

Employees and consultants of the Company and its affiliates and the Company’s non-employee directors are all eligible to participate in the Amended Stock Plan. As of September 29, 2017, for equity plan purposes we had a total of approximately 6,600 employees, approximately 300 consultants and nine non-employee directors who would be eligible to be granted awards from the Amended Stock Plan.

Stock Options

The Compensation Committee may grant non-qualified stock options to purchase shares of our common stock, incentive stock options (which are entitled to favorable tax treatment), or a combination thereof. Incentive stock options may only be granted to employees of the Company or its subsidiaries. The Compensation Committee will determine the number of shares covered by each option, but during any fiscal year, no participant may be granted options for more than 4,000,000 shares.

The Compensation Committee sets the exercise price for each option, which cannot be less than 100% of the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value on the date of grant if the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries.

Nevertheless, substitute options may be granted at less than fair market value to employees or consultants who receive options in connection with a corporate reorganization. In addition, to the extent that the aggregate fair market value of the shares with respect to which options designated as incentive stock options are exercisable for the first time by any employee during any calendar year (under all plans of the Company) exceeds $100,000, the options will be treated as nonqualified stock options.

The exercise price of each option must be paid in full at the time of exercise. The Compensation Committee may permit payment through the tender of shares of our common stock that are already owned by the participant, or by any other means which the Compensation Committee, in its sole discretion, determines both to provide legal consideration for the shares and to be consistent with the purposes of the Amended Stock Plan. Any taxes required to be withheld must be paid by the participant at the time of exercise.

Options become exercisable at the times and on the terms established by the Compensation Committee. Options expire at the times established by the Compensation Committee, which generally will not be more than seven years after the date of grant. If the participant terminates services prior to an option’s normal expiration date, the period of exercisability may be shorter depending on the reason for the termination. The Compensation Committee may extend the maximum term of any option granted under the Amended Stock Plan, subject to the seven-year or earlier limits set forth in the Amended Stock Plan.

Stock Appreciation Rights

The Compensation Committee will determine the terms and conditions of each SAR; provided however, the exercise price for each SAR cannot be less than 100% of the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant. SARs may be granted in conjunction with an option, or may be granted on an independent basis. SARs may be granted in conjunction with an option, or may be granted on an independent basis. The Compensation Committee will determine the number of shares covered by each SAR, but during any fiscal year no participant may be granted SARs for more than 2,000,000 shares. Upon exercise of a SAR, the participant will receive payment from us in an amount determined by multiplying: (i) the difference between the fair market value of a share on the date of exercise over the grant price (fair market value of a share on the date of grant), by (ii) the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of our common stock, as determined by the Compensation Committee. SARs are exercisable at the times and on the terms established by the Compensation Committee.

Restricted Stock and RSUs

Restricted stock awards are grants of shares of our common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Compensation Committee. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of our common stock. The Compensation Committee will determine the number of shares subject to a restricted stock or RSU award, but during any fiscal year no participant may be granted more than 400,000 shares of restricted stock or RSUs.

In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule for such a stock award, the Compensation Committee may impose whatever conditions on vesting as it determines to be appropriate. For example, the Compensation Committee may determine to grant restricted stock or RSUs only if performance goals established by the Compensation Committee are satisfied. Any performance goals may be applied on a Company-wide or an individual business unit basis, as determined by the Compensation Committee. Please refer to the discussion below under “Performance Goals” for more information.

Participants holding shares of restricted stock granted after the 2018 Annual Meeting will not be entitled to receive dividends and other distributions on any restricted shares. Notwithstanding the foregoing, at the Compensation Committee’s sole discretion, participants holding restricted shares may be credited with such dividends and other distributions while such shares are restricted provided that such dividends and other distributions will be paid or distributed to participants only if, when and to the extent such restrictions on such shares lapse. The value of dividends and other distributions payable or distributable with respect to any shares for which such restrictions do not lapse during the applicable restriction period will be forfeited.

Performance Units and Performance Shares

Performance units and performance shares are stock awards that will result in a payment to a participant only if the performance goals that the Compensation Committee establishes are satisfied. The initial value of each performance unit will not exceed and the initial value of each performance share will equal the fair market value (on the date of grant) of a share of our common stock. The Compensation Committee will determine the applicable performance goals, which may be applied on a Company-wide or an individual business unit basis, as deemed appropriate in light of the participant’s specific responsibilities. Please refer to the discussion below under “Performance Goals” for more information. After the applicable performance period has ended, the participant will be entitled to receive a payout of the number of performance units or shares earned during the performance period, depending upon the extent to which the applicable performance objectives have been achieved.

In addition to the performance requirements discussed above, performance units and performance shares are subject to additional limits set forth in the Amended Stock Plan. During any fiscal year, no participant will receive more than 400,000 performance units or performance shares.

Performance Goals

The Compensation Committee in its discretion may make performance goals applicable to a participant with respect to a stock award. Performance goals may be measured over any fiscal period not to exceed three consecutive fiscal years, as determined by the Compensation Committee. Currently, at the Compensation Committee’s discretion, one or more of the following performance goals may apply: EBIT, EBITDA, earnings per share, net income, operating cash flow, return on assets, return on equity, return on sales, revenue, shareholder return, orders or net orders, expenses, cost of goods sold, profit/loss or profit margin, working capital, operating income, cash flow, market share, economic value add, stock price of our stock, price/earnings ratio, debt or debt-to-equity ratio, accounts receivable, cash, write-offs, assets, liquidity, operations, intellectual property (e.g., patents), product development, regulatory activities, manufacturing, production or inventory, mergers, acquisitions or divestitures, financings, days sales outstanding, backlog, deferred revenue and employee headcount. Prior to the latest possible date that will not jeopardize an award’s qualification as performance-based compensation under Section 162(m) of the Code, the Compensation Committee may determine whether any significant element(s) will be included in or excluded from the calculation of any performance goal with respect to any participants in a manner consistent with Section 162(m).

Under the Amended Stock Plan, certain performance goals are specifically defined. “EBIT” means the Company’s or a business unit’s income before reductions for interest and taxes. “EBITDA” means the Company’s or a business unit’s income before reductions for interest, taxes, depreciation and amortization. “Earnings per share” means the Company’s or a business unit’s net income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding. “Net income” means the Company’s or a business unit’s income after taxes. “Operating cash flow” means the Company’s or a business unit’s sum of net income plus depreciation and amortization less capital expenditures plus certain specified changes in working capital. “Return on assets” means the percentage equal to the Company’s or a business unit’s EBIT (before incentive compensation), divided by the Company’s or a business unit’s, as applicable, average net assets. “Return on equity” means the percentage equal to the Company’s net income, divided by average stockholders’ equity. “Return on sales” means the percentage equal to the Company’s or a business unit’s EBIT (before incentive compensation), divided by the Company’s or the business unit’s, as applicable, revenue. “Revenue” means the Company’s or a business unit’s sales. “Net orders” means the Company’s or a business unit’s net orders calculated for and reported in the Company’s quarterly financial earnings. “Shareholder return” means the total return (change in price plus reinvestment of any dividends) of a share.

Non-Employee Director Compensation Limit

The maximum number of shares of our common stock subject to stock awards granted during a single fiscal year under the Amended Stock Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the Board of Directors, will not exceed $625,000 in total value for any non-employee director serving as the lead director or chair and $525,000 in total value for any other non-employee director (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes). Such applicable limit will include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash based payments.

Non-Employee Director Options

Under the Amended Stock Plan, the Board of Directors will determine the number of shares subject to stock options to be issued to each non-employee director. Non-employee director options may only be non-qualified options. The exercise price of each non-employee director option will be 100% of the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant. Nevertheless, substitute options may be granted at less than fair market value to non-employee directors who receive options in connection with a corporate reorganization. Each option is immediately exercisable on the date of grant. All options granted to non-employee directors generally will have a term of seven years from the date of grant. If a director terminates service on the Board of Directors (including a voluntary resignation) prior to an option’s normal expiration date, the period of exercisability of the option may be shorter, depending upon the reason for the termination.

In addition, the Amended Stock Plan allows the Board of Directors to adopt procedures to permit non-employee directors to forego all or part of their cash compensation in exchange for options or shares of our common stock.

Non-Employee Director RSUs

Under the Amended Stock Plan, the Board of Directors will determine the number of RSUs to be granted to each non-employee director. Unless otherwise provided in an award agreement, RSUs granted to non-employee directors will vest on the earlier of (i) the one year anniversary of the date of grant or (ii) the next Annual Meeting of Stockholders that occurs after the date of grant. Unless otherwise provided in an award agreement as determined by the Board of Directors, settlement of RSUs will be made in shares of our common stock, with one share of our common stock being issued for each RSU. Payment may be made in a lump sum or in installments following vesting, or may be made on a deferred basis.

Nontransferability of Stock Awards

In general, stock awards granted under the Amended Stock Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and any stock awards may be exercised only by the participant during a participant’s lifetime. Notwithstanding the above, the Compensation Committee (or the Board of Directors, in the case of stock awards granted to non-employee directors) may, in its discretion, permit stock awards to be transferred to an individual or entity other than the Company subject to any restrictions as the Compensation Committee or the Board may impose.

Dividend Equivalents

The recipient of a stock award (including, without limitation, any deferred stock award) may, at the Compensation Committee, or if applicable, the Board of Director’s sole discretion, receive dividend equivalents. Such dividend equivalents entitle the participant to be credited with an amount equal to all dividends and other distributions (whether in cash or other property) paid on an equivalent number of shares while the stock award is outstanding. Dividend equivalents may be converted into additional stock awards (for example, additional restricted stock units). Settlement of dividend equivalents may be made in the form of cash, in the form of shares, or a combination of both. Any dividend equivalents credited with respect to stock awards will be settled only if, when and to the extent such stock awards vest and are settled. The value of amounts payable with respect to stock awards that do not vest will be forfeited.

Recoupment Policy

All stock awards granted under the Amended Stock Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In the event that the Company has not adopted such a policy and notwithstanding anything to the contrary set forth in the Amended Stock Plan or any stock award agreement, in the event of a restatement of incorrect financial results, the Board of Directors will review the conduct of executive officers in relation to the restatement. If the Board of Directors determines that an executive officer has engaged in misconduct or other violations of the Company’s code of ethics in connection with the restatement, the Board of Directors would, in its discretion, take appropriate action to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-

based or incentive compensation paid or awarded to the executive under the Amended Stock Plan that is greater than would have been paid or awarded if calculated based on the restated financial results, to the extent not prohibited by governing law. Such action by the Board would be in addition to any other actions the Board of Directors or the Company may take under the Company’s policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities.

Corporate Transaction

Except as set forth in a stock award agreement, upon the occurrence of (a) a merger, combination, consolidation, reorganization or other corporate transaction; (b) an exchange of shares of the Company’s common stock or other securities of the Company; (c) a sale of all or substantially all the business, stock or assets of the Company; (d) a dissolution of the Company; or (e) any event in which the Company does not survive (or does not survive as a public company in respect of its shares of common stock), then any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all stock awards outstanding under the 2005 Stock Plans or may substitute similar stock awards for stock awards outstanding under the 2005 Stock Plans (including but not limited to, stock awards to acquire the same consideration paid to the stockholders of the Company pursuant to the transaction), and any reacquisition or repurchase rights held by the Company in respect of shares issued pursuant to stock awards may be assigned by the Company to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) in connection with such transaction. Except as set forth in a stock award agreement, if the Compensation Committee does not provide for the assumption, continuation or substitution of stock awards, each stock award will fully vest and terminate upon the related event, provided that holders of options or SARs be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise their outstanding vested options and SARs before the termination of such awards; provided, however, that any payout in connection with a terminated stock award will comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder.

Notwithstanding the foregoing, except as set forth in a stock award agreement, in the event that a stock award would otherwise terminate upon the effective time of any transaction described above, the Compensation Committee may provide for a payment in such form as may be determined by the Compensation Committee, equal in value to the excess, if any, of (A) the value of the property the participant would have received upon the exercise or vesting of the stock award immediately prior to the effective time of the transaction, over (B) any exercise price payable by such holder in connection with such exercise, and provided further, that at the discretion of the Compensation Committee, such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction; provided, however, that any payout in connection with a terminated stock award will comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder.

Amendment, Termination and Duration of the Amended Stock Plan

The Board of Directors generally may amend or terminate the Amended Stock Plan at any time and for any reason; provided, however, that any amendment will be subject to the approval of our stockholders to the extent required by applicable law or regulation. In addition, the amendment or termination of the Amended Stock Plan will not alter or impair any rights or obligations under any stock award without the participant’s consent. Unless otherwise amended or terminated by the Board of Directors, the Amended Stock Plan will remain in effect until November 11, 2021.

U.S. Federal Tax Aspects

A participant who receives an option or SAR will not have taxable income upon the grant of the option or SAR. For options, other than incentive stock options, and SARs the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price—the appreciation value—on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

Purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will either be long-term capital gain or loss or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. Any ordinary income recognized will be in the amount, if any, by which the lesser of the fair market value of the shares on the date of exercise or the amount realized from the sale exceeds the option price.

A participant who receives restricted stock will not have taxable income upon grant, but upon vesting unless the participant elects to be taxed at the time of grant of restricted stock. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting.

A participant who receives RSUs, performance units or performance shares will not have taxable income upon grant of the stock award; instead the participant will be taxed upon settlement of the stock award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A of the Code imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A of the Code are intended to meet the requirements of this section of the Code.

At the discretion of the Compensation Committee, the Amended Stock Plan allows a participant to satisfy tax withholding requirements under U.S. federal and state tax laws or applicable foreign tax laws by electing to have shares of common stock withheld, by delivering to us already-owned shares, having a value equal to the amount required to be withheld, or by any other means which the Compensation Committee, in its sole discretion, determines both to provide legal consideration for the shares and to be consistent with the purposes of the Amended Stock Plan. However, if shares of our common stock are withheld to satisfy a participant’s tax withholding obligations with respect to a stock award, then the withheld shares will not become available again for issuance.

The Company will be entitled to a tax deduction in connection with a stock award under the Amended Stock Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. As discussed above, while Section 162(m) of the Code limits the deductibility of compensation paid to certain executive officers, we designed the Amended Stock Plan to permit the Compensation Committee to grant stock awards that are intended to satisfy the requirements of Section 162(m). However, because of the fact-based nature of the performance-based compensation exception under Section 162(m) and the limited availability of binding guidance thereunder, we cannot guarantee that the awards under the Amended Stock Plan or any other arrangement we maintain will qualify for exemption under Section 162(m). Moreover, a proposed tax bill would eliminate the performance-based compensation exception, if enacted.

New Plan Benefits

The Amended Stock Plan does not provide for set benefits or amounts of awards and we have not approved any awards that are conditioned on stockholder approval of the Amended Stock Plan. However, as discussed in further detail in the section entitled “Compensation of the Named Executive Officers and Directors—Compensation of Directors” below, each of our current non-employee directors (other than Mr. Laret who is not standing for re-election), will be entitled to receive a grant of RSUs under the Amended Stock Plan on the date of our 2018 Annual Meeting of Stockholders with a grant date fair value of $165,000. The following table summarizes the RSU grants that our current non-employee directors as a group will receive if they remain a director following the 2018 Annual Meeting and highlights the fact that none of our executive officers (including our named executive officers) or employees will receive any set benefits or awards that are conditioned upon shareholder approval of the Amended Stock Plan. All other future awards to directors, executive officers, employees and consultants of the Company under the Amended Stock Plan are discretionary and cannot be determined at this time.

Name and position	Dollar value	Number of shares
Dow R. Wilson	—	—
President and Chief Executive Officer
Gary E. Bischoping, Jr.	—	—
Chief Financial Officer
Kolleen T. Kennedy	—	—
Executive Vice President and President, Oncology Systems
John W. Kuo	—	—
Senior Vice President, General Counsel and Corporate Secretary
Elisha W. Finney	—	—
Former Chief Financial Officer
Sunny S. Sanyal	—	—
Former Senior Vice President and President, Imaging Components Business
All current executive officers as a group (4 persons)	—	—
All current directors who are not executive officers as a group (nine persons) (1)	$1,320,000	—
All employees, including all current officers who are not executive officers, as a group	—	—

(1)	The number of shares subject to each non-employee director’s RSU grant will not be determinable until the grant date. See the section entitled “Compensation of the Named Executive Officers and Directors—Compensation of Directors” for more information. Mr. Laret who is not standing for re-election, is included within this group but is excluded from the calculation of future awards.

Historical Plan Benefits

The following table sets forth, for each of the individuals and groups indicated, the total number of shares of our common stock subject to stock awards that have been granted (even if not currently outstanding) under the 2005 Stock Plans, since the original Stock Plan became effective through September 29, 2017.

Name and position (1)	Number of shares subject to stock awards
Dow R. Wilson (2)	1,366,761
President and Chief Executive Officer
Gary E. Bischoping, Jr.	83,787
Chief Financial Officer
Kolleen T. Kennedy	442,519
Executive Vice President and President, Oncology Systems
John W. Kuo	522,209
Senior Vice President, General Counsel and Corporate Secretary
Elisha W. Finney	701,939
Former Chief Financial Officer
Sunny S. Sanyal	—
Former Senior Vice President and President, Imaging Components Business
All current executive officers as a group (4 persons)	2,415,276
All current directors who are not executive officers as a group (nine persons) (3)(4)	1,720,995
All employees, including all current officers who are not executive officers, as a group	13,595,479

(1)	No awards have been granted under the 2005 Stock Plans to any associate of any of our directors (including nominees) or executive officers, and no person received 5% or more of the total awards granted under the 2005 Stock Plans since their inception.

(2)	Mr. Wilson is also a nominee for election as a director.

(3)	This group includes all the nominees for election as a director other than Mr. Wilson.

(4)	Includes 1,424,967 shares that were granted to Mr. Guertin when he was the Chief Executive Officer of the Company.

Equity Compensation Plan Information

The following table provides information as of September 29, 2017 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

(In millions, except price per share) Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3.2	(2)	$74.08	7.9	(3)

Total	3.2		$74.08	7.9

(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock units, deferred stock units and performance units, which have no exercise price.

(2)	Consists of stock options, restricted stock units, deferred stock units and performance units granted under the 2005 Omnibus Stock Plan.

(3)	Includes 2.5 million shares available for future issuance under the 2005 Stock Plan. This amount reflects a maximum payout of 1.75 shares that could be issued for each performance unit beginning in fiscal year 2016, 2.0 shares that could be issued for each performance unit granted in fiscal year 2015 and a maximum payout of 1.5 shares that could be issued for each performance unit granted prior to fiscal year 2015. In November 2017, the Compensation Committee determined that no performance units would be earned with respect to the 2015 to 2017 performance period. Also includes 5.4 million shares available for future issuance under the 2010 Employee Stock Purchase Plan, including shares subject to purchase during the current purchase period, which commenced on October 30, 2017 (the exact number of which will not be known until the purchase date on April 27, 2018). Subject to the number of shares remaining in the share reserve, the maximum number of shares purchasable by any participant on any one purchase date for any purchase period, including the current purchase period may not exceed 1,000 shares.

PROPOSAL FOUR

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

BOARD RECOMMENDATION

VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018

Selection of the Accounting Firm

The Audit Committee has appointed PwC as our independent registered public accounting firm to perform the audit of our financial statements for fiscal year 2018, and we are asking you and other stockholders to ratify this appointment. Since 1962, PwC or its predecessors has been our independent accounting firm.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Additionally, the Audit Committee also noted that our PwC engagement audit partner is subject to regular rotation and the most recent rotation occurred in fiscal year 2017. As a matter of good corporate governance, the Board, upon recommendation of the Audit Committee, has determined to submit to stockholders for ratification the appointment of PwC. In the event that a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Four does not ratify this appointment of PwC, the Audit Committee will review its future appointment of PwC.

We expect that a representative of PwC will be present at the Annual Meeting and that representative will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally requested annually and any pre-approval is detailed as to the particular service, which must be classified in one of the four categories of services. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules  on accountant independence of the SEC.

Principal Accountant Fees and Services

The following is a summary of the fees billed or to be billed to us by PwC for professional services rendered for the fiscal years ended September 29, 2017 and September 30, 2016:

Fee Category	Fiscal Year 2017	Fiscal Year 2016
Audit Fees	$4,416,302	$5,550,545
Audit-Related Fees	140,400	156,500
Tax Fees	1,832,567	1,468,139
All Other Fees	16,000	16,000

Total Fees	$6,405,269	$7,191,184

Audit Fees.    Consist of fees billed or to be billed for professional services rendered for the annual audit of our consolidated financial statements (as well as the related attestation report on the Company’s internal control over financial reporting) and review of the interim consolidated financial statements included in our Form 10-Q Quarterly Reports and services that PwC normally provides in connection with statutory and regulatory filings or engagements. Fiscal year 2017 audit fees reflect additional fees of $210,000 for services performed by PwC in connection with the separation and the Spin-off.

Audit-Related Fees.    Consist of fees billed or to be billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include consultations concerning financial accounting and reporting standards and accounting consultations in connection with acquisitions and the separation and distribution of our Imaging Components business.

Tax Fees.    Consist of fees billed or to be billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, tax planning, consulting and assistance on business restructuring and tax advice on mergers and acquisitions. Tax compliance fees were approximately $293,293 and $478,183 in fiscal years 2017 and 2016, respectively. All other tax fees were approximately $1,539,274 and $989,956 in fiscal years 2017 and 2016, respectively.

All Other Fees.    Consist of fees for products and services other than the services reported above. All Other Fees for fiscal years 2017 and 2016 were primarily related to (1) attestations to ensure regulatory compliance and (2) the application of financial accounting and reporting standards to specific operational matters.

The Audit Committee determined that PwC’s provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that PwC provided in fiscal years 2017 and 2016 in accordance with the pre-approval policy discussed above.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board (the “Audit Committee”) consists of the four directors whose names appear below. Each member of the Audit Committee meets the definition of “independent director” and otherwise qualifies to be a member of the Audit Committee under the New York Stock Exchange listing requirements.

The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter. The Audit Committee reviews its charter at least annually, and did so in the August 2017 Audit Committee meeting.

As required by the charter, the Audit Committee reviewed the Company’s financial statements for fiscal year 2017 and met with management, as well as with representatives of PwC, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of PwC the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees.

In addition, the Audit Committee received the written disclosures and letters required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and discussed with members of PwC its independence from management and the Company.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited financial statements for fiscal year 2017 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2017.

Furthermore, in connection with the standards for independence promulgated by the SEC, the Audit Committee reviewed the services provided by PwC, the fees the Company paid for these services, and whether the provision of the services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee deemed that the provision of the services is compatible with maintaining that independence.

The Audit Committee has selected PwC to be the Company’s independent registered public accounting firm for fiscal year 2018. In doing so, the Audit Committee considered the results from its review of PwC’s independence, including (a) all relationships between PwC and the Company and any disclosed relationships or services that may impact their objectivity and independence, (b) PwC’s performance and qualification as an independent registered public accounting firm and (c) the fact that the PwC engagement audit partner is rotated on a regular basis as required by applicable laws and regulations. As a matter of good corporate governance, the Audit Committee has determined to submit its appointment of PwC to the stockholders for ratification. In the event that a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter does not ratify this appointment, the Audit Committee will review its future appointment of PwC.

Judy Bruner (Chair)

Jean-Luc Butel

R. Andrew Eckert

David J. Illingworth

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

This table shows as of December 1, 2017: (1) the beneficial owners of more than five percent of our common stock and the number of shares they beneficially owned based on information provided in their most recent filings with the SEC; and (2) the number of shares each director, each nominee for director and each Named Executive Officer and all directors, nominees for director and executive officers as a group beneficially owned, as reported by each person. Except as otherwise indicated, the address of each is 3100 Hansen Way, Palo Alto, California 94304. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted, each person has sole voting and investment power over the shares shown in this table. For each individual and group included in the table below, the percentage ownership is calculated by dividing the number of shares beneficially owned by the person or group, which includes the number of shares of common stock that the person or group had the right to acquire on or within 60 days after December 1, 2017 by the sum of the 91,614,473 shares of common stock outstanding on December 1, 2017, plus the number of shares of common stock that the person or group had the right to acquire on or within 60 days after December 1, 2017.

	Amount and Nature of Common Stock Beneficially Owned
	Number of Shares Beneficially Owned	Percent of Class
Stockholders
The Vanguard Group, Inc. (1)	9,292,184	10.1%
100 Vanguard Blvd.
Malvern, PA 19355
Blackrock, Inc. (2)	7,535,923	8.2%
55 East 52nd Street
New York, NY 10055
Loomis, Sayles & Co., L.P. (3)	6,724,537	7.3%
One Financial Center
Boston, MA 02111

Directors, Nominees for Director and Executive Officers
José Baselga (4)	1,403	*
Susan L. Bostrom (5)	9,637	*
Judy Bruner (6)	2,152
Jean-Luc Butel (7)	1,403	*
Regina E. Dugan (8)	7,989	*
R. Andrew Eckert (9)	26,129	*
Timothy E. Guertin (10)	89,440	*
David J. Illingworth (11)	22,264	*
Mark R. Laret (12)	13,640	*
Dow R. Wilson (13)	431,887	*
Gary E. Bischoping Jr.	—	*
Kolleen T. Kennedy (14)	30,702	*
John W. Kuo (15)	36,950	*
Elisha W. Finney (Former Chief Financial Officer) (16)	42,241	*
Sunny S. Sanyal (Former Senior Vice President and President, Imaging Components Business)	—	*
All directors, nominees for director and executive officers as a group (15 persons) (17)	715,837	*

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the shares of common stock outstanding at December 1, 2017.

(1)	Based on a Schedule 13G/A filed September 8, 2017, The Vanguard Group, Inc. has sole power to vote 143,368 of these shares, shared power to vote 23,413 of these shares, sole power to dispose of 9,130,244 of these shares and shared power to dispose of 161,940 of these shares.

(2)	Based on a Schedule 13G/A filed January 27, 2017, Blackrock, Inc. has sole power to vote 6,570,824 of these shares and sole power to dispose of 7,535,923 of these shares.

(3)	Based on a Schedule 13G filed February 14, 2017, Loomis, Sayles & Co., L.P. has sole power to vote 4,421,605 of these shares and sole power to dispose of 6,724,537 of these shares.

(4)	Amount shown includes 1,403 Deferred Stock Units that have vested but that are subject to deferred distribution.

(5)	Amount shown includes 5,828 Deferred Stock Units that have vested but that are subject to deferred distribution.

(6)	Amount shown includes 2,152 Deferred Stock Units that have vested but that are subject to deferred distribution.

(7)	Amount shown includes 1,403 Deferred Stock Units that have vested but that are subject to deferred distribution.

(8)	Amount shown includes 5,828 Deferred Stock Units that have vested but that are subject to deferred distribution.

(9)	Amount shown includes 11,302 shares that may be acquired under exercisable stock options. Also includes 5,828 Deferred Stock Units that have vested but that are subject to deferred distribution.

(10)	Amount shown includes 5,651 shares that may be acquired under exercisable stock options. Also includes 5,828 Deferred Stock Units that have vested but that are subject to deferred distribution and 75,800 shares held in a trust of which Mr. Guertin is the trustee.

(11)	Amount shown includes 11,302 shares that may be acquired under exercisable stock options. Also includes 5,828 Deferred Stock Units that have vested but that are subject to deferred distribution.

(12)	Amount shown includes 5,651 shares that may be acquired under exercisable stock options. Also includes 5,828 Deferred Stock Units that have vested but that are subject to deferred distribution.

(13)	Amount shown includes 365,111 shares that may be acquired under exercisable stock options.

(14)	Amount shown includes 4,040 shares that may be acquired under exercisable stock options.

(15)	Amount shown includes 9,589 shares that may be acquired under exercisable stock options.

(16)	Amount shown includes 9,675 shares that may be acquired under exercisable stock options. Also includes 32,566 shares held in a trust of which Ms. Finney is co-trustee with her husband, as to which voting and investment powers are shared with Ms. Finney’s husband.

(17)	Amount shown includes 422,321 shares that may be acquired under exercisable stock options and 108,366 shares held in trusts, including those described in footnotes 10 and 16.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain officers and persons holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe that each person who at any time during the 2017 fiscal year was a director or an executive officer or persons holding more than 10% of our common stock filed the required reports on time in fiscal year 2017.

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AND DIRECTORS

Executive Summary

The Company successfully completed the separation of its Imaging Components business into Varex Imaging Corporation (NASDAQ: VREX), a separate publicly traded company, on January 20, 2017. Imaging Components was a major business unit that accounted for approximately 20% of overall revenues over the past three fiscal years. The Spin-off created two strong independent companies that have been well-received by investors. Prior to the Spin-off, Varian had a market capitalization of $8.30 billion and ended the year with a market capitalization of $9.18 billion, an increase of approximately 11% during that period.

Following the Spin-Off, Varian is focused solely on its vision of a world without the fear of cancer. Our mission is to combine the ingenuity of people with the power of data and analytics to achieve new victories against cancer. Fulfillment of our mission requires strengthening our leadership in radiation therapy, growing our business globally and expanding into new markets as the Company transitions from global leadership in radiation therapy to multi-disciplinary, integrated cancer care solutions.

While this report focuses on the compensation program in place for fiscal year 2017, the Compensation Committee spent much of the year reviewing our executive incentives for alignment with our growth strategy. Key changes for our fiscal year 2018 annual and long-term incentives include:

•	Use of annual incentive performance measures that support efficient capital allocation for research and development (“R&D”), acquisitions and capital improvements that will fuel our future growth

•	Establishment of competitive and challenging three-year goals for our PSU incentive plan.

•	Selection of 52 business competitors and business model peers for the relative Total Shareholder Return modifier in the PSU plan.

•	Changing the mix of CEO long-term incentives from 60% performance based awards to 100% performance based awards. The CEO received a fiscal year 2018 grant of Performance Stock Options (PSOs) with vesting tied to the same goals as the PSUs that he was granted.

As we set the foundation for future growth, the Company achieved solid results for stockholders during fiscal year 2017 including:

•	Produced strong total stockholder return. Our stockholders realized a 26% return in fiscal 2017 through a combination of Varian’s stock price increasing and a stock dividend to stockholders in connection with the Spin-off.

[1]	TSR based on Varian’s share price alone.

[2]	TSR based on both Varian’s share price and the receipt of a one-time special stock dividend of .4 shares of Varex’s common stock for each share of Varian’s common stock held at the time of the Spin-off. Varex’s common stock was valued at $28.15 per share at the Spin-off; therefore, each Varian stockholder received a stock dividend with a value of $11.26 for each share of Varian stock held at the time of Spin-off.

•	Fueled future growth and profitability. In comparison to fiscal year 2016, in fiscal year 2017:

✓	Gross orders increased 11% on revenue growth of 2%

✓	Investment in R&D grew 5%

✓	Cash flow from operations (total company basis, including Varex prior to the Spin-off) grew 12%

•	Returned significant value to stockholders through share repurchases. Through our share repurchase program, the Company used $294.5 million to repurchase approximately 3.3 million shares over the course of the year, at an average price of $90.63 per share, supporting a significant return of capital to stockholders.

Our financial results were achieved while accomplishing a number of key strategic goals in 2017:

•	In January, we successfully completed the Spin-off.

•	We strengthened our leadership in radiation therapy by:

✓	Introducing to strong market acceptance our IMRT image guided Halcyon treatment platform

✓	Successfully launching HyperArc, our high-definition radiotherapy technology

✓	Growing our share of the global radiation oncology market to 54%

✓	Increasing the Linac install base by 4%

✓	Reinforcing our commitment to driving high-quality innovation through a 5% increase in R&D

•	We extended our global footprint by:

✓	Improving the availability of high-quality cancer care through Halcyon sales in 15 countries

✓	Selling Proton Therapy Systems in India and China

•	We extended our addressable market by:

✓	Growing software orders by double digits

✓	Invested in emerging companies with innovative technologies in liquid biopsy and radiotherapeutics

✓	Enhancing our financial flexibility to fund external and internal investment opportunities

We Pay for Performance. Our executive compensation programs are heavily weighted towards performance-based compensation that provides a direct link between corporate performance and pay outcomes for our executives. Our program also ties pay outcomes to the achievement of key strategic objectives that we believe will drive longer term value to stockholders.

Performance-Based Compensation Mix. We have four elements of total compensation: base salary, annual incentives, long-term incentives and other compensation (benefits and perquisites). As illustrated by the segments in the following graphs, 88% of our CEO’s target total compensation opportunity was performance-based and aligned with our stockholders in the form of annual incentives and long-term equity compensation. For our other two Named Executive Officers who served as executive officers for the entire year (Kennedy and Kuo), 79% of their total compensation opportunity was performance-based.

Performance-Vested Equity Awards. In fiscal 2017, 60% of the target value of our long-term incentive awards for our CEO and for our other two Named Executive Officers who serviced as executive officers for the entire year (Ms. Kennedy and Mr. Kuo) were granted in the form of PSUs that vest based on EPS results and TSR performance relative to an index of healthcare equipment industry companies. In 2018, 100% of our CEO’s long-term incentive awards is performance-based awards.

•	Use of rigorous performance goals in our incentive plans. Our annual incentives for fiscal year 2017 performance illustrate our rigorous performance goals. Consistent with our pay-for-performance philosophy, our annual cash incentive plan funded only 60% of target from the plan’s primary financial measures, Top Line Growth and EBIT Growth, because EBIT Growth was below threshold for funding.

•	In addition, executives earned 0% of PSU awards based on our performance against EPS and TSR targets set for such PSU awards.

•	Alignment of realizable pay and stockholders’ returns. The Compensation Committee carefully structures the compensation program to achieve alignment with stockholders, while providing target pay opportunities that are competitive with the market and appropriate to the specific contributions of each executive. Because 88% of our CEO’s total target pay opportunity is tied to achievement of operating results and share price, it is valuable to assess the pay that is realizable as well as the pay opportunity. Our CEO’s realizable total direct compensation (“TDC”), which includes annual incentives paid and the value of equity earned, is well-aligned with Company TSR, as illustrated in the graph below.

TDC for each fiscal year in the graph is the sum of salary paid, the target annual incentive for that fiscal year, and the grant date fair value of long-term incentives. In order to reflect the most current realizable pay values available, the closing price on September 29, 2017 was used to estimate the intrinsic value of stock options and any RSU and PSU awards that remain unvested as of that date. Realizable TDC for each fiscal year is the sum of (i) salary paid, (ii) the annual incentive that was earned and paid for that fiscal year, (iii) RSUs granted in that fiscal year (if vested), valued at the stock price on applicable vesting date(s), (iv) RSUs granted in that fiscal year (if unvested), valued as of September 29, 2017, (v) the intrinsic value of option grants valued as of September 29, 2017 and (vi) the number of PSUs earned valued at the stock price when settled at the end of their performance periods. In addition, fiscal years 2016 and 2017 include the estimated value of fiscal year 2016 PSUs using actual fiscal year 2016 EPS results and an estimated relative TSR modifier. In addition, fiscal year 2017 include the estimated value for fiscal year 2017 PSUs using fiscal year 2017 EPS results and target fiscal year 2017 and 2018 EPS, and the estimated relative TSR modifier. The relative TSR modifier for the open fiscal year 2016 and 2017 year PSU awards is based on actual TSR results through September 29, 2017 and the resulting relative TSR ranking is assumed to hold for the remainder of the respective performance periods.

•	Use of Strategic Goals. Achievement of strategic goals represents 20% of the annual cash incentive opportunity for our executives. We believe this is a useful metric for rewarding achievement of key milestones in the implementation of our strategy, such as expansion in global markets, growth in software and services, innovation in our products, successful launch of critical new products, and improvements in quality and operational excellence. The Compensation Committee carefully evaluates management’s accomplishments relative to our key strategic goals as set out in the “Fiscal Year 2017 Compensation Program and Pay Decisions—Individual Strategic Goals,” below.

Say-on-Pay Vote History and Stockholder Engagement

Our Board and management are committed to maintaining sound and effective compensation and governance programs, with policies and programs reflecting contemporary best practices and geared to building value for the Company’s stockholders. At our 2017 Annual Meeting of Stockholders, 94% of votes cast were in favor of the advisory vote to approve executive compensation. Since the implementation of the stockholder advisory vote on the compensation of our named executive officers (Say-On-Pay) beginning at our 2011 Annual Meeting of stockholders, support from our stockholders for our executive compensation program and practices has been strong, averaging 93% of votes cast. We have ongoing discussions with our stockholders to understand their perspectives and to communicate on a variety of corporate governance topics, including executive compensation practices.

In evaluating our compensation practices in fiscal year 2017, the Compensation Committee was mindful of the support our stockholders expressed for the Company’s philosophy of linking compensation to operational objectives and the enhancement of stockholder value. As a result, the Compensation Committee retained its general approach to executive compensation, and continued to apply the same general principles and philosophy as in the prior fiscal year in determining executive compensation. The Compensation Committee will continue to consider stockholder concerns and feedback in the future.

Key Changes to our 2017 Compensation and Governance Programs

The Company successfully completed the Spin-off on January 20, 2017 after the first quarter of fiscal year 2017. In order to help management focus on overall results in the first quarter of fiscal year 2017, in determining the fiscal 2017 financial goals for annual incentives under the Company’s Management Incentive Plan (“MIP”), the Compensation Committee determined that there should be two performance periods to measure financial results; one performance period to measure and reward overall financial results for the first quarter (“Q1”), including the Imaging Components business and a second performance period to measure and reward financial results for the rest of the year for the Company on a continuing operations basis, excluding the Imaging Components business (“Q2-Q4”). See below for additional details regarding the two MIP performance measurement periods in fiscal year 2017.

There were no other changes to the design or features of our executive compensation program in fiscal year 2017.

Executive Compensation Practices Highlights

A number of practices strengthen the alignment of our executive compensation program with our stockholders:

What We Do:	What We DON’T Do:
✓ Independent Compensation Committee	✗ Targetpay above market median
✓ Independent compensation advisor	✗ “Golden Parachute” tax gross ups
✓ NEOs employed “at will”	✗ NEOemployment contracts
✓ Robust CEO & NEO stock ownership guidelines	✗ Permit directors and officers to engage in common stock margining, pledging or hedging
✓ Clawback policy that applies to our annual cash incentive plan and equity incentive plan	✗ Permitofficers to sell Company stock without a 10b5-1 trading plan
✓ Annual compensation review and risk assessment	✗ Excessive NEO perquisites
✓ Annual stockholder “say on pay” vote	✗ Reprice and repurchase options without stockholder approval
✓ Award 60% of long-term incentive value in performance-based equity awards	✗ Egregious pension/supplemental NEO retirement plan payouts
✓ Place caps on maximum payouts from our annual cash incentive plan and our PSU plan	✗ Liberal change in control definition in individual contracts or equity plans which could result in payments to NEOs without an actual change in control occurring
✓ Solicit detailed feedback regarding our compensation practices from stockholders throughout the year	✗ Change in control severance payments without involuntary job loss or substantial diminution of duties
✓ Annual review of succession plan	✗ Excessive severance/change in control provisions that provide cash payments exceeding three times base salary plus target/average/most recent annual cash incentive

Philosophy of Our Executive Compensation Program

The Compensation Committee believes that attracting, motivating and retaining a team of high-performing executives with strong industry expertise is critical to advancing the interests of stockholders. To promote these objectives, the Compensation Committee is guided by the following principles in developing our executive compensation program and in making pay decisions:

•	Key Talent. The pay program should enable the company to attract individuals with the background, experience, and talent required to lead the development and successful implementation of the Company’s business strategy.

•	Pay for Performance. A high proportion of total compensation should be at risk for achievement of annual operating and strategic goals and for long-term value creation for stockholders.

•	Stockholder Alignment. Long-term incentives should be awarded in Company stock in order to increase the alignment of executive interests with those of stockholders.

•	Long-term Performance Orientation. The mix of incentives should place emphasis on long-term sustainable growth and profitability.

•	Total Compensation Context. Pay decisions should be made in the context of total compensation relative to pay practices of competitors for key talent and in consideration of individual performance, experience, knowledge, and internal parity among peers when making changes to pay.

The Compensation Committee regularly assesses the program to ensure it is aligned with the Company’s evolving business strategy and is effective in supporting its talent needs.

Program Overview

This Compensation Discussion and Analysis focuses on the following executives who were our named executive officers (“NEOs”) in 2017:

Name	Title
Dow R. Wilson	President and Chief Executive Officer
Kolleen T. Kennedy	Executive Vice President and President, Oncology Systems
Gary Bischoping, Jr.	Senior Vice President, Finance and Chief Financial Officer
John W. Kuo	Senior Vice President, General Counsel and Corporate Secretary
Elisha W. Finney	Former Executive Vice President, Finance and Chief Financial Officer
Sunny S. Sanyal	Former Senior Vice President and President, Imaging Components Business

Each program component and the rationale for it are highlighted below:

Component	Purpose and Role

Base salary

•   Provide a competitive, fixed level of cash compensation to attract and retain talented and skilled senior executives.

•   Recognize sustained performance, capabilities, job scope, experience, and internal pay equity.

Annual cash incentives (MIP)	• Motivate and reward achievement of annual financial results that drive stockholder value. • Reward achievement of strategic goals that provide the foundation for future growth and profitability.

Performance stock units	• Reward achievement of long-term financial goals and TSR relative to peer companies over a three-year period. • Align executives with stockholders through use of equity.

Restricted stock units	• Encourage executive retention through time-based vesting over three years. • Align executives with stockholders through use of equity.

Stock options	• Align executives with stockholders on gains in equity value. • Encourage retention through time-based vesting over three years and a seven-year period to exercise the options.

Executive benefits and perquisites

•   Provide the same 401(k) benefits as other employees.

•   Provide a competitive benefit by allowing executives to defer compensation pursuant to a non-qualified deferred compensation plan.

•   Facilitate executive health and focus on our business by providing reimbursement for annual physical exams and financial counseling.

•   Encourage support of the communities in which we operate by matching charitable donations.

How We Make Compensation Decisions

Role of the Compensation and Management Development Committee. The Committee oversees the development and administration of our executive compensation program, including the underlying philosophy and related policies. The Committee’s responsibilities and process for determining the compensation of our executives includes the following:

•	Risk. Annually review the risks and rewards associated with the Company’s compensation programs. Ensure that the program includes plan design features that mitigate risk without diminishing the incentive nature of the compensation and encourages and rewards prudent business judgment and appropriate risk-taking over the short term and the long term.

•	Annual Program Assessment. Assess the program to ensure that it is well aligned with the Company’s evolving business strategy and is effective in supporting its talent needs. Solicit recommendations for changes from management and our compensation consultant as appropriate. Determine the specific plan designs to be used for the year.

•	President and CEO Compensation and Performance Goals. Annually review and approve corporate goals and objectives relevant to the CEO’s compensation; develop the process for evaluating the CEO’s performance; lead the Board’s evaluation of the CEO’s performance in light of the foregoing corporate goals and objectives; and recommend the CEO’s compensation level based on this evaluation for approval by the independent directors of the Board.

•	Compensation of Other Executives. Review, discuss, modify and approve, as appropriate, compensation recommendations made by the CEO for other NEOs.

•	Considerations in Making Compensation Decisions. Consider, among other factors: the Company’s overall performance, stockholder return, the performance of the Company’s business segments, the achievement of specific corporate goals and objectives that the Committee established, the achievement of any specific individual goals that have been assigned, individual performance on job duties, compensation previously provided, compensation of other executives of the Company, employment agreement terms, and competitive compensation levels. In addition, the Committee confers with the independent directors of the Board and considers, as appropriate, views expressed by stockholders on executive compensation matters, including results of stockholder advisory votes on executive compensation.

•	Peer Group. Review and establish annually the Company’s comparator/peer group for use in assessing the competitive range of compensation provided to individuals in similar positions at comparable companies. See additional information on the fiscal year 2017 peer group in “Peer Group and Market Analysis” below.

•	General Advice to the Board. Review management and compensation matters having major implications to the long-range development of the Company including plans for succession of the CEO and other executive officers and corporate officers.

•	Compensation Consultant. Engage an advisor and meet with its advisor, as needed, in the Committee’s sole discretion.

Role of Executive Officers. The President and CEO makes recommendations to the Committee as requested on plan design, financial and strategic performance goals, performance and compensation recommendations for other NEOs, and management transitions and succession.

Role of the Compensation Consultant. The Committee retained Pay Governance LLC, a nationally-recognized independent compensation consulting firm, to assist in performing its duties. Pay Governance does not provide other services to the Company or the Company’s management.

In fiscal year 2017, Pay Governance advised the Compensation Committee with respect to compensation trends and best practices, competitive pay levels, equity grant practices and competitive levels, peer group benchmarking, incentive plan design, Varex executive and director compensation, equity plan share authorization request, and Proxy Statement disclosure.

Independence of the Compensation Consultant. The Compensation Committee has determined that Pay Governance is independent and the services provided by Pay Governance during fiscal year 2017 did not raise any conflict of interests. In reaching these conclusions, the Compensation Committee considered the factors set forth in Rule 10C-1 of the Exchange Act and applicable listing standards.

Setting Executive Compensation. Generally, in determining base salary, target annual incentives and guidelines for long-term equity awards, the Compensation Committee considers a number of factors including, but not limited to the executive’s:

•	role, including the scope and complexity of responsibilities;

•	experience and capabilities;

•	contributions or responsibilities beyond the typical scope of the role;

•	individual performance; and,

•	competitive compensation opportunities as reflected in compensation provided by our peers and other competitors for similar executive talent.

Peer Group and Market Analysis. The Compensation Committee uses a compensation peer group to monitor the compensation practices of our primary competitors for executive talent. The Compensation Committee’s Consultant reviews the companies in the peer group annually and proposes changes in response to mergers and acquisitions, significant movements in revenues or market capitalization, and revised business strategies. For fiscal year 2017, Becton Dickinson and Stryker were removed from the peer group for exceeding the revenue and market capitalization criteria described below. The Compensation Committee relied on peer group data obtained in fiscal year 2016 for its pay decisions in fiscal year 2017. The peer group companies compete in the healthcare equipment, life sciences tools and services, and healthcare supplies industries that the Compensation Committee believes reflects the competitive market for executive talent similar to that required by the Company.

Varian Medical Systems FY 2017 Compensation Peer Group
Health Care Equipment	Life Sciences Tools and Services	Healthcare Supplies
Boston Scientific	Agilent	Alere
CR Bard	Bio-Rad Labs	DENTSPLY SIRONA
Edwards Lifesciences	Mettler-Toledo
Hologic	PerkinElmer
IDEXX Labs	Waters
Intuitive Surgical
ResMed
St. Jude Medical
Zimmer Biomet

When selected, the 16 companies in the peer group generally had annual revenue (based on the most recent four quarters) and market capitalization as of April 30, 2016 in a relevant range around those of the Company. The peer group companies were selected so that the group’s median revenue of $2.549 billion was close to the Company’s revenues of $2.500 billion and the peers’ median market capitalization of $11.977 billion was close to Varian’s market capitalization of $7.753 billion as of April 30, 2016:

Company Scope	Varian Medical	Peer Group
		Low	Median	High
Revenue ($M)	$2,500	$1,637	$2,549	$7,595
Market Capitalization ($M)	$7,753	$3,375	$11,977	$29,684

The Compensation Committee reviews executive pay relative to the median pay of comparable positions in peer group companies and, as appropriate, survey data from peer group and other similar companies that compete with the Company for executive talent.

Fiscal Year 2017 Compensation Program and Pay Decisions

Base Salaries. The Compensation Committee reviews base salaries of our NEOs annually but only adjusts salaries in recognition of significant increases in position responsibilities, demonstrated capabilities, and sustained individual performance. Significant gaps in internal pay equity or external pay competitiveness are also considered. For fiscal year 2017, the Compensation Committee increased the base salaries of Ms. Kennedy and Mr. Kuo. Ms. Kennedy’s salary was increased by 7.0% in consideration of her consistent effectiveness in executing business strategy and to better align her pay to the market. Mr. Kuo’s salary was increased by 2.5% in recognition of his strong contributions to the Spin-off. No other NEOs received an increase.

Name	FY2016 Annual Salary (effective December 19, 2015)	FY2017 Annual Salary (effective December 17, 2016)	% Increase
Dow R. Wilson	$1,000,000	$1,000,000	0.0%
Kolleen T. Kennedy	$630,156	$674,267	7.0%
Gary Bischoping, Jr. (1)	—	$550,000	—
John W. Kuo	$462,961	$474,535	2.5%
Elisha W. Finney (2)	$616,650	$616,650	0.0%
Sunny S. Sanyal (3)	$496,800	$506,736	2.0%

(1)	Mr. Bischoping’s annual salary rate was effective as of his May 8, 2017 starting date.

(2)	Ms. Finney retired effective June 2, 2017.

(3)	Mr. Sanyal left Varian at the completion of the Spin-off on January 28, 2017.

Annual Cash Incentives. Our NEOs receive annual incentives through our MIP, which rewards our executive officers for the achievement of predetermined annual financial and strategic goals. The MIP provides for annual incentives that are intended to qualify as performance-based compensation under Section 162(m) of the Code. For fiscal year 2017, the Compensation Committee established a pool of funds equal to 1.5% of our fiscal year 2017 EBIT results (the “MIP Pool”) to be available for annual cash incentives under the MIP to certain participants assuming the Spin-off was consummated. “EBIT” for this purpose means earnings before interest and taxes subject to certain adjustment provisions adopted by the Compensation Committee at the time the MIP Pool was established. The Compensation Committee retained negative discretion to pay out less than the maximum MIP Pool based on individual target award levels, achievement of financial performance targets and individual strategic goals, and results on the proton therapy system incentive. For Mr. Sanyal and other individuals expected to become executive officers of Varex, the Compensation Committee established a pool of funds equal to 3.0% of Varex’s fiscal year 2017 EBIT results to be available for annual cash incentives to be assumed and paid by Varex in the event the Spin-off was consummated, subject to the exercise of negative discretion by the Varex Compensation Committee in its sole discretion.

The corresponding maximum share of the MIP Pool was the lesser of two times the target participation level of each executive officer under the MIP or a specified percentage of the MIP Pool, which in the case of each NEO, is described in the table below. For fiscal year 2017, the maximum MIP payout was 200% of target award, which was the lesser of the two maximum limitations.

	Maximum Individual MIP Payout = Lesser of the Following:
Name	% of Base Salary	% of MIP Incentive Pool(1)
Dow R. Wilson	250%	44%
Kolleen T. Kennedy	180%	21%
John W. Kuo	150%	12%
Elisha W. Finney	166%	18%
Sunny S. Sanyal	150%	35% (2)

(1)	Another non-NEO officer had a cap of 5% of the MIP incentive pool.

(2)	Represents percentage of bonus pool for individuals expected to become executive officers of Varex, as described above.

The overall formula for calculating the fiscal year 2017 MIP awards for both performance periods was as follows:

(1)	The proton system incentive only applied to Mr. Sanyal through the date of the Spin-off.

•	Target Awards

As a foundation for the MIP the Compensation Committee sets individual incentive opportunities, expressed as a percentage of each individual’s annual salary rate, corresponding with each individual’s position and responsibilities with the Company and competitive pay practices. The target incentive opportunities are reviewed by the Compensation Committee each year. For fiscal year 2017, the Committee increased Ms. Kennedy’s MIP target from 83% to 90% to appropriately align her pay opportunity with the competitive market. There were no other changes to MIP targets for fiscal year 2017.

		MIP Target		MIP Maximum
Name	Annual Salary	% of Salary	Amount	% of Salary	Amount
Dow R. Wilson	$1,000,000	125%	$1,250,000	250%	$2,500,000
Kolleen T. Kennedy	$674,267	90%	$606,840	180%	$1,213,681
Gary Bischoping, Jr. (1)	$550,000	75%	$412,500	150%	$825,000
John W. Kuo	$474,535	75%	$355,901	150%	$711,803
Elisha W. Finney (1)	$616,650	83%	$511,820	166%	$1,023,639
Sunny S. Sanyal	$506,736	75%	$380,052	150%	$760,104

(1)	For 2017 MIP awards, Mr. Bischoping’s and Ms. Finney’s salary represents their base salary earnings for FY17.

•	Financial Performance Measures

For fiscal year 2017, the Compensation Committee selected EBIT and Top Line Growth as the financial performance measures. As described below, each of these metrics is subject to adjustment provisions adopted by the Compensation Committee at the time the MIP goals were set.

Because the Company had announced its intention to consummate the Spin-off and the timing of this major organizational change during fiscal year 2017 was uncertain at the beginning of the fiscal year, the Committee determined to set financial goals and measure performance for two measurement periods., The first measurement period covers Q1 and the second measurement period covers Q2-Q4. Other aspects of the MIP were unchanged from fiscal 2016 including maximum plan payouts, individual target awards (other than in the case of Ms. Kennedy) and maximum payouts, performance metrics and weightings, payout curves, proton therapy incentive, and approach to setting and evaluating results on individual strategic goals.

The Compensation Committee believes that growth in these measures drive our stock market value. Company Top Line Growth for Q2-Q4 consisted of gross orders for Oncology Systems and revenue from Proton Therapy Systems. For Mr. Sanyal, Top Line Growth for Q2-Q4 consisted of Varex total company revenue. Prior to the Spin-off, Q1 Top Line Growth also included revenue form Imaging Systems. As described below, each of these metrics is subject to adjustment provisions adopted by the Compensation Committee at the time the MIP goals were set. EBIT was weighted 50% and Top Line Growth was weighted 30% of the MIP target award opportunity for our NEOs. Therefore, 80% of MIP awards was based on financial results relative to rigorous annual goals. As described below, the remaining 20% of the target award opportunity was determined against individual, non-financial performance on strategic goals.

Weight in Determining FY 2017 MIP Awards
EBIT Growth	Top Line Growth	Individual Strategic Goals
50%	30%	20%

On November 18, 2016, the Compensation Committee set the fiscal year 2017 financial performance goals under the MIP for the NEOs and certain other executive officers. The individual strategic goals were approved on December 28, 2016. The Company set EBIT and Top Line Growth targets above Company results for fiscal year 2016 as set forth in the following table. Q1 targets and FY 2016 results included the Imaging Components Business. For Mr. Sanyal and the other Varex executives, the Compensation Committee set separate Q2-Q4 financial performance goals based on Varex performance.

Performance Measure	Period	FY 2016 Actual	FY 2017 Target	% Increase
EBIT Growth	Q1	$128	$138	7.8%
	Q2-Q4	$378	$394	4.2%
Top Line Growth	Q1	$700	$722	3.1%
	Q2-Q4	$2,326	$2,404	3.4%

The payout percentages for EBIT and Top Line Growth were determined in accordance with the table below. Results between indicated levels in the table are interpolated on a straight line. The Compensation Committee determined that our NEOs should not receive a payout for EBIT and Top Line in the Q1 and Q2-Q4 performance periods, measured separately, if the fiscal year 2017 results did not show growth over fiscal year 2016 results for the same periods. Therefore, the threshold performance level for each measure was set at fiscal year 2016 actual performance for the same period.

Fiscal Year 2017 Q1 Performance Period

Financial Performance Measure [1]	Percentage of Target Payout						Q1 Actual	% Target Achieved	Payout %
	0%	85%	100%	115%	150%	200%
EBIT	$128	$135	$138	$141	$145	$149	$113	81.9%	0.0%
Top Line Growth	$700	$717	$722	$728	$736	$744	$768	106.4%	200.0%

Fiscal Year 2017 Q2-Q4 Performance Period

Financial Performance Measure [1]	Percentage of Target Payout						Q2-Q4 Actual	% Target Achieved	Payout %
	0%	85%	100%	115%	150%	200%
EBIT	$378	$390	$394	$399	$405	$411	$365	92.6%	0.0%
Top Line Growth	$2,326	$2,385	$2,404	$2,424	$2,454	$2,483	$2,485	103.4%	200.0%

(1)	These results reflect a net upward adjustment of $70.5 million in Q1 and $50.9 million in Q2-Q4 to EBIT pursuant to adjustment provisions approved by the Compensation Committee at the time the MIP goals were set, covering the following items: amortization of intangible assets; restructuring charges; litigation expenses; separation costs, acquisition costs and impairment charges. The use of our budgeted exchange rate resulted in an upward adjustment to Top Line Growth of $4.7 million in Q1 and $12.8 million in Q2-Q4.

•	Individual Strategic Goals

The remaining 20% of the fiscal year 2017 MIP target award opportunity was determined based on individual, non-financial performance against strategic goals tied to our five Company goal categories and, in the case of Mr. Sanyal, was to be determined by the Varex Compensation Committee:

•	Growth and Strategic Alignment

•	Grow Software and Services

•	Innovate

•	Commercialize Protons

•	Drive Operational Excellence through Engaged People

The Compensation Committee evaluated the performance of Mr. Wilson and determined his award for achieving these goals in its sole discretion. The Compensation Committee reviewed their recommendation with the full Board. Other than in the case of Mr. Sanyal, Mr. Wilson submitted recommendations with respect to each of the other NEOs and the final determination of awards was made by the Compensation Committee.

The weighting of each goal category and the Compensation Committee’s score for results are summarized in the following table:

Name		Growth & Strategic Alignment	Grow Software & Services	Innovate	Commercialize Protons	Drive Operational Excellence	Total
Dow R. Wilson	Weight	50%	12.5%	25%	12.5%	—	100%
	Score	60%	12.5%	25%	12.5%	—	110%
Kolleen T. Kennedy	Weight	25%	25%	25%	—	25%	100%
	Score	30%	35%	30%	—	20%	115%
Gary Bischoping, Jr.	Weight	10%	—	10%	20%	60%	100%
	Score	10%	—	10%	20%	60%	100%
John W. Kuo	Weight	55%	10%	10%	—	25%	100%
	Score	65%	10%	10%	—	25%	110%
Elisha W. Finney	Weight	10%	—	10%	20%	60%	100%
	Score	10%	—	10%	10%	55%	85%

Performance against strategic goals for NEOs in each category are summarized below:

Mr. Wilson, President and CEO

Strategic Goal Category	Key Results
Growth & Strategic Alignment

Successfully completed the Spin-off. Achieved approximately $880M increase in market capitalization after the Spin-off through the end of fiscal 2017. Developed and articulated long-term growth and strategic value creation strategy that will drive Varian’s profitable top line growth in the broader cancer care market.

Grow Software & Services	Grew software orders by double digits and services growing in all geographies and businesses.

Innovate	Successfully launched Halcyon at ESTRO and ASTRO and booked 50 orders for Halcyon in the year.

Commercialize Protons	Booked 6 proton orders.

Ms. Kennedy, Executive Vice President and President, Oncology Systems

Strategic Goal Category	Key Results
Growth & Strategic Alignment

Achieved overall gross orders growth of 7%. Increased emerging markets gross orders by >8% and successfully implemented one Public-Private-Partnership pilot. Achieved global Net Promoter Score of 53, exceeding fiscal year target by 8 points.

Grow Software and Services	Grew software by double digits in FY17.

Innovate	Successfully launched new Halcyon treatment platform with strong market reception. Booked 50 orders for Halcyon and 40 orders for HyperArc. Achieved all portfolio releases per plan with one exception.

Drive Operational Excellence

Met all Quality, Ethics and Compliance standards. Achieved OPEX targets including supply chain and installation & warranty productivity, as well as working capital goals. Increased gross margin 150 BP year over year to 45.8%.

Mr. Bischoping, Senior Vice President, Finance and Chief Financial Officer

Strategic Goal Category	Key Results
Growth & Strategic Alignment	Achieved reduction in global DSO for Oncology Systems to < 90 days.

Innovate	Introduced framework and strategy to increase long-term Shareholder value creation and identified growth priorities and strategic enablers to investors.

Commercialize Protons	Booked 4 Proton Orders.

Drive Operational Excellence	Achieved all goals for compliance and completed implementation plan to implement new revenue recognition standards in Q1 FY 2018.

Mr. Kuo, Senior Vice President, General Counsel and Corporate Secretary

Strategic Goal Category	Key Results
Growth & Strategic Alignment

Successfully completed the Spin-off and supported Business Development on new Varian/Oncology business strategy. Established export licensing and support framework for business expansion and emerging growth countries.

Grow Software & Services	Further increased capacity and resources for software/SaaS/cloud business model including creation of information privacy function and establishment of privacy expertise.

Innovate	Exceeded issue patent goal for 2017 and implemented new intellectual property/patent disclosure collaboration software and successfully resolved intellectual property lawsuit with Elekta.

Drive Operational Excellence	Increased alignment of legal department functions with worldwide geographies resulting in greater efficiency, domain knowledge and responsiveness.

Ms. Finney, Executive Vice President, Finance and CFO

Strategic Goal Category	Key Results
Growth & Strategic Alignment	Implemented financing structures to support growth in Developing markets while managing risk and successfully completed the Spin-off.

Innovate	Successfully launched Pricing Governance Initiative for Oncology Systems.

Commercialize Protons	Booked 2 Proton Orders but the Company had a $76M loan and accounts receivable impairment in the Particle Therapy business in Q1.

Drive Operational Excellence	Achieved all compliance goals and executed audit plan aligned to mitigating financial and operational risks.

•	Proton Therapy System Incentive

As in recent years, for fiscal 2017, the Compensation Committee included an additional incentive opportunity for orders of Proton Therapy Systems because of their strategic importance to the future of the Company’s Oncology Systems business. Achieving an order for a Proton Therapy System requires collaboration across the Company which the Compensation Committee believes should be incented separately from overall financial results. For fiscal year 2017, each participant in the MIP was eligible to receive a payout of up to 18% of target as illustrated in the chart below. Six Proton Therapy Systems orders were received in fiscal year 2017, resulting in an additional payout of 15% of target for MIP participants (other than Mr. Sanyal).

	Number of PTS Orders		FY 2017 Actual Orders	Payout %
Proton Therapy System Incentive	1-3	4-7
Payout Per Order as Percentage of Target Award (1)	2%	3%	6	15%

(1)	Incentive capped at 7 orders, or 18% payout. The incentive only applied to Mr. Sanyal through the date of the Spin-off.

•	Calculation of Fiscal Year 2017 MIP Payouts

The final fiscal 2017 MIP awards for our NEOs (other than Mr. Sanyal, whose award was determined and paid by Varex) were calculated as indicated in the following table. The Compensation Committee did not use discretion to adjust awards beyond rating performance on individual strategic goals.

	MIP Target	Performance Period		EBIT Growth	Top Line Growth	Total Financial	Individual Strategic	Proton Therapy	Total	MIP Award
Name			Weight	50% Weight	30% Weight	% Payout	20% Weight	% Payout	% Payout
Dow R. Wilson	$1,250,000	Q1	25%	0.0%	200.0%	15.0%
		Q2-Q4	75%	0.0%	200.0%	45.0%
		2017 Total				60.0%	22.0%	15%	97.0%	$1,212,500
Kolleen T. Kennedy	$606,840	Q1	25%	0.0%	200.0%	15.0%
		Q2-Q4	75%	0.0%	200.0%	45.0%
		2017 Total				60.0%	23.0%	15%	98.0%	$594,703
Gary Bischoping,	$166,586	Q1	25%	0.0%	200.0%	15.0%
		Q2-Q4	75%	0.0%	200.0%	45.0%
		2017 Total				60.0%	20.0%	15%	95.0%	$158,257
John W. Kuo	$355,901	Q1	25%	0.0%	200.0%	15.0%
		Q2-Q4	75%	0.0%	200.0%	45.0%
		2017 Total				60.0%	22.0%	15%	97.0%	$345,224
Elisha W. Finney	$342,525	Q1	25%	0.0%	200.0%	15.0%
		Q2-4	75%	0.0%	200.0%	45.0%
		2017 Total				60.0%	17.0%	15%	92.0%	$315,123

Long-term Incentives. We provide equity-based long-term incentives to our executives in order to strike an appropriate balance in their rewards for short-term results and long-term sustainable value creation and to align their interests with our stockholders. The Compensation Committee establishes guidelines for long-term incentive grant values for each executive in consideration of all relevant factors, including the impact of his or her role to our long-term success, individual performance, and competitive pay practices.

The Compensation Committee typically determines the total grant date value of each NEO’s equity grants at its regularly scheduled meeting in November and grants PSUs at that same meeting so that such grants fall within the time limit for granting performance-based compensation that is exempt under Section 162(m) of the Code. Stock options and RSUs are typically granted at the Compensation Committee’s regularly scheduled meeting in February.

In fiscal year 2017 the Compensation Committee granted long-term equity compensation to our NEOs and other senior officers of the Company in the form of PSUs, stock options and RSUs. The PSUs were granted on December 8, 2016 and the stock options and RSUs were granted on February 10, 2017.

	Performance Share Units (1)			Stock Options (2)		Restricted Stock Units (2)		Target Value of FY 2017 Awards
Name	Target Value	Target PSUs	Maximum PSUs	Grant Value	Stock Options	Grant Value	RSUs
Dow R. Wilson	$3,630,000	39,247	68,682	$1,210,000	75,015	$1,210,000	15,050	$6,050,000
Kolleen T. Kennedy	$1,218,000	13,168	23,044	$406,000	25,170	$406,000	5,050	$2,030,000
Gary Bischoping, Jr.	—	—	—	$1,200,000	75,330	$800,000	8,457	$2,000,000
John W. Kuo	$810,000	8,757	15,325	$270,000	16,739	$270,000	3,358	$1,350,000
Elisha W. Finney	—	—	—	—	—	—	—	$—

1.	For PSUs, the amounts reflect the actual grants that were made on 12/8/16 prior to the Spin-off, without adjustment to reflect the Spin-off. See “Outstanding Equity Awards at Fiscal Year End” for the adjusted number of PSUs.

2.	For Options and RSUs, the amounts represent the actual grants that were made on 2/10/17 after the Spin-off.

•	Fiscal Year 2017 PSU Plan for 2017 – 2019 Performance Period

The number of shares earned under the fiscal year 2017 PSUs will be calculated as set forth below.

EPS Growth Payout Percentage for FY 2017

The EPS Growth Payout Percentage is based on Adjusted EPS relative to the EPS goal set for each of the three years of the 2017–2019 fiscal years performance period. The payout percentage achieved in each of the three years is averaged at the end of the performance period. The EPS goals are set at the beginning of each year and are subject to certain adjustment provisions adopted by the Compensation Committee at the time the goals were established. The EPS goal for fiscal year 2017 and our fiscal year 2017 performance relative to fiscal year 2016 are set forth below:

Measure	FY 2016 Actual	Performance and Payout Percentage (1)			FY 2017 Actual
		Threshold	Target	Maximum
Adjusted EPS	$3.70	$3.70	$3.90	$4.01	$3.66
EPS Growth		0.0%	5.4%	8.4%	-1.1%
Payout Percentage		0%	100%	150%	0.0%

(1)	Adjusted EPS has been rounded to nearest whole cent; EPS Growth has been rounded to nearest tenth %.

Our fiscal year 2017 Adjusted EPS of $3.66 resulted in a payout percentage of 0%, reflecting achievement below threshold. This percentage will be included in the three-year average EPS Growth Payout Percentage for the fiscal year 2016 and 2017 PSUs.

For the fiscal year 2017 PSUs, Adjusted EPS was calculated from the Company’s GAAP diluted EPS of $2.75, which was adjusted upward by $0.06 (on account of the budgeted exchange rate established for fiscal year 2017) and upward by $0.85 (to exclude the impact of amortization of intangible assets, litigation expenses, restructuring charges, impairment charges and acquisition costs, pursuant to adjustment provisions which were approved by the Compensation Committee at the time such EPS goal was approved).

Relative TSR Adjustment

For fiscal 2017 PSUs, the Company’s three-year TSR will be ranked relative to the three-year TSR of the companies comprising the Dow Jones U.S. Medical Equipment Index to determine an adjustment to the EPS Growth Goal Payout Percentage as set out in the table below. If the Company’s relative TSR ranks below the 30th percentile, an adjustment to the EPS Growth payout of -25% would apply. The stock prices that are used for the Company and the Dow Jones U.S. Medical Equipment Index companies in the TSR calculations are based on the average closing share price for the 30 calendar days of September at the beginning and end of the three-year performance period.

	Three-Year TSR Rank and Payout Level
Measure	Threshold	Target	Maximum
TSR Percentile Rank	≤ 30%	55%	≥ 80%
TSR Adjustment	-25%	0%	+25%

Maximum PSUs Earned

The maximum fiscal year 2017 PSUs that can be earned is 175% of target PSUs based on the maximum payouts for EPS growth (150% of target) plus the maximum relative TSR adjustment (+25% of Target).

Vesting of PSUs

All PSUs earned will vest at the end of the three-year performance period provided the recipient is employed by the Company throughout the performance period, except in cases involving retirement, death, disability, a qualified termination that occurs in connection with a change in control, or if the award is not assumed in connection with certain corporate transactions. See “Potential Payments Upon Termination or Change in Control” for more information.

Earned PSUs = Target PSUs X + EPS Growth Payout Percentage Relative TSR Adjustment Percentage

•	No Payout for PSUs Awarded in Fiscal Year 2015

The Fiscal Year 2015 PSUs were subject to achievement of an EPS Growth goal that was set for fiscal year 2015 performance period at the time of the grant. The EPS Growth goal was subject to certain adjustment provisions adopted by the Compensation Committee at the time the goal was established.

The number of shares earned under the fiscal year 2015 PSUs were calculated as set forth below.

The EPS Growth performance and payout percentages are as follows. The achieved Adjusted EPS of $4.23 resulted in a preliminary payout of 3.4% of target.

	FY 2014 Actual	Performance and Payout Percentage							FY 2015 Actual
Measure		Threshold				Target		Maximum
FY15 Adjusted EPS	$4.06	$4.22	$4.26	$4.30	$4.34	$4.38	$4.43	$4.47	$4.23
FY15 Annual EPS Growth		4.00%	5.00%	6.00%	7.00%	8.00%	9.00%	10.00%	4.2%
Payout Percentage		0%	25%	50%	75%	100%	125%	150%	3.4%

The Company’s three-year TSR ranking relative to the three-year TSR of the companies comprising the Dow Jones U.S. Medical Equipment Index was used to determine a multiplier to the EPS Growth Goal Payout Percentage as set out in the table below.

	Three-Year TSR Rank and Payout Level
Measure	Threshold	Target	Maximum
TSR Percentile Rank	0% - 25%	55%	75% - 100%
TSR Adjustment	-50%	0%	+50%

The Company’s TSR was in the bottom quartile relative to the Index companies which resulted in a -50% adjustment to the EPS Growth payout. Therefore, none of the PSUs awarded in fiscal year 2015 were earned or settled.

Stock Options

The stock options granted in fiscal year 2017 have an exercise price equal to the Company’s closing stock price on the date of grant and have a seven-year term. The intended grant value was converted into stock options using the Black Scholes value and assumptions described in footnote 4 of the Summary Compensation Table (refer to “Summary Compensation Table” below). The first 33 1/3% of the stock options vest 12 months from the grant date, and the remainder vest in equal monthly installments during the following 24-month period. A recipient must be employed by us throughout each vesting date for vesting to occur on such date, except in cases involving retirement, death, disability, a qualified termination that occurs in connection with a change in control, or if the award is not assumed in connection with certain corporate transactions. See “Potential Payments Upon Termination or Change in Control” for more information.

Restricted Stock Units (RSUs)

The RSUs granted in fiscal year 2017 vest and are settled in equal numbers of shares of our common stock on approximately the first, second and third anniversaries of the date of grant. The intended grant value was converted into RSUs using the Company’s closing stock price on the date of grant. As is the case for stock options, a recipient must be employed by us through each vesting date for vesting to occur on such date, except in cases involving retirement, death, disability, a qualified termination that occurs in connection with a change in control, or if the award is not assumed in connection with certain corporate transactions. See “Potential Payments Upon Termination or Change in Control” for more information.

Other Elements of Executive Compensation

Because our philosophy is to emphasize pay for performance, we provide retirement, group benefits and perquisites of relatively minor value to our executives.

Supplemental Retirement Contributions. In order to make our intended employee 401(k) retirement contributions that are capped in the qualified 401(k) plan by Code limitations, we may make contributions to the Deferred Compensation Plan (“DCP”) for our NEOs and other highly compensated U.S. employees. Contributions are calculated based on a pre-established formula. There will be no Company contributions made in 2018 for calendar year 2017.

Group Benefits and Perquisites. Our NEOs are eligible to participate in the same employee benefit plans and on the same basis as all other Company employees. In addition, our NEOs receive limited supplemental benefits and perquisites. During fiscal year 2017, we provided (i) reimbursement to the CEO for financial counseling and reimbursement of up to $6,500 to other NEOs for financial counseling, and (ii) reimbursement of up to $4,000 for an annual executive physical. NEOs may participate in the Company’s charitable giving program, in which the company will match donations dollar for dollar up to a maximum of $10,000 per employee per year. In addition, for NEOs who choose to contribute to the Company’s Political Action Committee, the contribution will be matched with a charity or educational institution contribution, dollar for dollar up to $5,000. Mr. Wilson’s spouse and family members are permitted to ride along on the Company’s leased aircraft when the aircraft is already going to a specific destination for a business purpose, provided there is no more than de minimis incremental cost. However, there was no use of this benefit in 2017.

Pursuant to our policy, the Company does not provide executives tax gross-ups or reimbursements for any taxable income from these benefits and perquisites, except for tax restoration benefits in connection with the relocation of new executives.

Relocation Benefits for Chief Financial Officer. Mr. Bischoping, Jr., received certain living, travel and tax benefits in connection with his hire date and relocation from Texas to California in fiscal 2017, which included temporary housing, shipment of household goods and automobile, a relocation allowance, payment or reimbursement of traveling, and new home closing costs and related tax restoration payments on these benefits to the extent they were taxable.

Change in Control Agreements. We currently have change-in-control agreements with 10 executives, including our NEOs. We entered into these agreements in order to attract and retain highly-qualified executives and to incentivize executives who might be involved in acquisition or merger discussions with another entity to make decisions that are in the best interest of the Company and our stockholders, without being unduly biased by the impact of such a transaction on their personal situations. These agreements do not factor into our decisions surrounding the executive’s cash and equity compensation.

Each change-in-control agreement contains a “better after-tax” provision, which provides that if any of the payments to the executive constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code. The agreements do not include “golden parachute” tax gross up payments for excise taxes imposed by Section 4999 of the Code.

The change-in-control agreements are intended to provide an appropriate level of compensation for a specified time interval for executives who would likely be involved in activities regarding a change in control and are personally at risk for job loss in the event of a change in control. Our change-in-control agreements are “double-trigger” meaning that to receive benefits under the agreements there must be a change-in-control event and the executive must either:

(1)	Be terminated by us or the successor company without cause within a specified time interval in connection with a change in control, or

(2)	Terminate employment for good reason, as defined in the agreements, within a specified time interval in connection with a change in control.

For more information about the agreements as well as a tabular summary of the potential payments that may be made to our NEOs, please refer to “Potential Payments upon Termination or Change in Control.”

Executive Compensation Governance Policies

Stock Ownership Guidelines. As noted above, a core element of our compensation philosophy is to align the interests of executive officers with those of stockholders by providing appropriate long-term incentives. To further this goal, the Company maintains stock ownership guidelines based on the value of our common stock owned as a multiple of base salary. The guidelines are reviewed annually and revised upward as appropriate to keep pace with competitive and good governance practices. The multiples are set based upon each officer’s position, as set forth below:

Position	Stock Ownership Multiple of Salary
CEO	6x
EVPs, CFO, General Counsel and other highly compensated executives as determined by the Compensation Committee	3x
All other corporate officers	2x

The program counts for purposes of stock ownership: shares owned, unvested restricted stock and RSUs. Ownership levels are expected to be achieved within the later of: (i) five years of first becoming an officer, (ii) three years of an amendment increasing ownership levels with respect to any increase (our last amendment occurred in August 2010 for the CEO), or (iii) three years of the date that the new ownership levels apply to such individual due to a change in position or becoming an NEO. One-third of the ownership level is expected to be achieved within two-and-one-half years after an individual becomes subject to the ownership guidelines. As of the date of this Proxy Statement, all of the NEOs met the guidelines or were on track to comply in the relevant timeframe.

Recoupment (or “Clawback”) Policy. The Board has adopted a formal policy to recover certain incentive payments and equity awards if we are required to restate our financial statements as a result of an executive officer engaging in misconduct or other violations of our Code of Conduct that caused or partially caused the restatement. In the event of a restatement, the Board will review the conduct of the executive officer in relation to the restatement. If the Board determines that an executive officer has engaged in misconduct or other violations of our Code of Conduct, the Board can, in its discretion, take appropriate action, to the extent not prohibited by applicable law, to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. Such action by the Board would be in addition to any other actions the Board or we may take under our other policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities.

This recoupment policy is incorporated into the provisions of our MIP and 2005 Stock Plan. Under our current stock option agreements, in the event that an employee commences employment with a company that competes with us in any of our businesses, we may, in our sole discretion, terminate the stock option agreement, including the vesting of any options or other grants which remain unvested as of the date the employee commences employment with the competitor.

Prohibition on Hedging and Pledging Company Securities and Insider Trading Policy. The Board has approved a corporate insider trading policy to prohibit officers and directors from purchasing Company securities on margin and borrowing against Company securities, and prohibits officers, directors and other employees subject to the quarterly blackout period from engaging in transactions in puts, calls, other derivatives and hedging transactions.

Equity Grant Practices. On November 16, 2017, the Compensation Committee approved a formal equity grant policy. Effective January 1, 2018, under the terms of the policy, grants of equity awards to employees and consultants will be approved at Compensation Committee meetings that are scheduled in writing by the Company at least six months in advance of the applicable approval date. Such grants will become effective on the date such grants are approved by the Compensation Committee (or on the next trading day following such approval date if the approval date is not a trading day). However, if our trading “blackout” is in effect, any equity awards to be made to executive officers other than in connection with their hire will instead become effective on the second business day (or such shorter period determined by our legal department) following the public release of the corresponding material, non-public information. If extraordinary circumstances arise such that the Compensation Committee determines it is advisable to grant an equity award that will be approved and/or become effective on a date other than the foregoing, the Compensation Committee may consider and approve such alternative date(s), provided that the grant effective date of such award must occur during an open trading window under the Company’s insider trading policies.

The exercise price of our stock options is the closing price of our common stock on the NYSE on the date of grant. If the date of grant falls on a day upon which the NYSE is closed, then the exercise price is the closing price of our common stock on the next trading date. Our 2005 Stock Plan explicitly prohibits the repricing of stock options without prior stockholder approval.

Compensation Risk Management. The Compensation Committee’s annual review and approval of the Company’s compensation philosophy and strategy includes the review of compensation-related risk management. In fiscal year 2017, the Compensation Committee reviewed the Company’s compensation programs for employees and executives, including the annual cash incentive plans and long-term, equity-based incentive awards, and does not believe that such compensation programs create risks that are reasonably likely to have a material adverse effect on the Company. As part of this review, management delivered a report with the risk assessment of the Company’s primary executive compensation programs. Management reported that the programs provide an appropriate pay philosophy, peer group, and benchmarking to support business objectives with meaningful risk mitigation, oversight and discretion by the Compensation Committee. Management also advised that the Company’s executive compensation programs provide an effective balance in cash and equity mix, short- and long-term performance focus, corporate, business unit and individual performance focus, and financial performance measurement that avoids the taking of short-term risks at the expense of long-term stockholder interests.

The report also determined that the Company’s principal sales incentive plan is based on measurable and verifiable sales goals that are aligned with company-wide revenue and operating income goals for its annual cash incentive plan for executives. In addition, total target incentive compensation for all employees is a small percentage of total sales and revenue, and incentive opportunities under these plans are capped. Management also retains discretion to reduce incentive amounts.

The Compensation Committee believes that the following risk oversight and compensation design features described in greater detail above in this CD&A safeguard against excessive risk taking:

•	Stock ownership requirements

•	Recoupment policy

•	Prohibitions on employees engaging in any speculative transactions in Company securities, such as hedging

•	Prohibitions on executive officers from pledging Company securities in margin accounts or as collateral for a loan

•	Executive cash incentive payouts and PSU awards are based on financial performance metrics that drive stockholder value and are capped

•	PSU awards are also based on multi-year relative TSR goals

•	All equity awards have vesting requirements that align employees’ interests with stockholders

Tax Deductibility. Section 162(m) of the Code does not let us deduct from our federal taxable income certain compensation paid to the CEO and the next three most highly compensated executive officers (other than our CFO) that is not performance-based to the extent it exceeds $1 million. Awards under the MIP and certain awards under the 2005 Stock Plan and predecessor plans are intended to be fully deductible, performance-based compensation, under Section 162(m). However, because of the fact-based nature of the performance-based compensation exception and the limited binding guidance thereunder, we cannot guarantee that any compensation intended to qualify as deductible performance-based compensation under Section 162(m) of the Code so qualifies. Moreover, a proposed tax bill would eliminate the performance-based compensation exception, if enacted. The Compensation Committee believes that our interests are best served in certain circumstances by providing compensation that is not performance-based (such as salary, RSUs, perquisites and special cash incentives), which may be subject to this $1 million annual deductibility limitation under U.S. tax law.

Compensation and Management Development Committee Report

The Compensation Committee of the Board of the Company has reviewed and discussed with management the “Compensation Discussion and Analysis” section of the Proxy Statement for the 2018 Annual Meeting of Stockholders. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement for the 2018 Annual Meeting of Stockholders and Annual Report on Form 10-K.

Susan L. Bostrom (Chair)

Jean-Luc Butel

R. Andrew Eckert

Mark R. Laret

Summary Compensation Table

The following table sets forth, together with certain other information, the compensation earned during fiscal years 2017, 2016 and 2015 by our NEOs and the principal position held by each during fiscal year 2017.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pensions Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
Dow R. Wilson	2017	$1,000,000	—	$4,840,000	$1,210,000	$1,212,500	—	$41,720	$8,304,220
President and Chief	2016	$1,152,438	—	$4,638,340	$1,411,674	$1,240,000	—	$163,230	$8,605,682
Executive Officer	2015	$1,062,823	—	$3,666,730	$1,833,340	$796,800	—	$147,326	$7,507,019

Kolleen T. Kennedy	2017	$664,936	—	$1,624,000	$406,000	$594,703	—	$9,882	$3,299,521
Executive Vice	2016	$718,131	—	$1,556,279	$473,666	$564,244	—	$85,855	$3,398,175
President and President, Oncology Systems	2015	$640,668	—	$1,099,952	$550,007	$499,105	—	$79,145	$2,868,877

Gary E. Bischoping	2017	$222,115	$300,000	$800,000	$1,200,000	$158,527	—	$105,482	$2,785,854
Senior Vice President, Finance and Chief Financial Officer

John W. Kuo	2017	$472,175	—	$1,080,000	$270,000	$345,224	—	$21,200	$2,188,600
Senior Vice President,	2016	$524,186	—	$1,234,344	$375,665	$340,971	—	$61,192	$2,536,358
General Counsel and Corporate Secretary	2015	$481,823	—	$866,652	$433,324	$218,480	—	$57,213	$2,057,492

Elisha W. Finney	2017	$412,681	—	$—	$—	$315,123	—	$15,415	$743,220
Former Executive Vice President, Finance and Chief Financial Officer	2016	$711,520	—	$1,379,978	$419,997	$507,725	—	$87,535	$3,106,755
	2015	$658,154	—	$1,000,034	$499,995	$334,730	—	$78,488	$2,571,401

Sunny S. Sanyal	2017	$105,303	—	$0	$0	$0	—	$21,279	$126,582
Former Senior Vice President and President, Imaging Component Business	2016	$538,329	—	$1,195,993	$364,005	$380,946	—	$78,659	$2,557,932
	2015	$483,625	—	$866,652	$433,324	$185,182	—	$110,803	$2,079,586

(1)	Mr. Bischoping received a signing bonus of $300,000 in connection with his joining the Company on May 8, 2017. This bonus has a payback provision in the event he voluntarily resigns or is terminated for cause within his first two years of employment at the Company, whereby the amount to be paid back will be calculated on a prorated basis based on length of service over that period.

(2)	This column represents the aggregate grant date fair value of RSU and PSU awards made to the NEO during fiscal years 2017, 2016 and 2015, computed in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation—Stock Compensation” (“ASC 718”). The fair value for RSU awards was determined using the closing price of our common stock on the grant date multiplied by the number of shares subject to the award. The fair value for PSU awards was based on the probable outcome of the performance conditions using the Monte Carlo simulation model on the date of grant with assumptions as set forth in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal years ended September 29, 2017, September 30, 2016, and October 2, 2015, excluding the effect of forfeitures.

The table below sets forth components of the fair value of the stock awards made in fiscal year 2017. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the NEOs.

	Value of PSUs at Target ($)*	Value of Stock Options ($)	Value of RSUs ($)	Total Combined Value of Equity Awards ($)
	(Granted 12/8/16)	(Granted 2/10/2017, except Bischoping granted 5/18/17)	(Granted 2/10/2017, except Bischoping granted 5/18/17)
Name
Dow R. Wilson	$3,630,000	$1,210,000	$1,210,000	$6,050,000
Kolleen T. Kennedy	$1,218,000	$406,000	$406,000	$2,030,000
Gary E. Bischoping	—	$1,200,000	$800,000	$2,000,000
John W. Kuo	$810,000	$270,000	$270,000	$1,350,000
Elisha W. Finney	$0	$0	$0	$0
Sunny S. Sanyal	$0	—	—	$0

*	Assuming the highest level of performance is achieved under the applicable performance conditions, the maximum possible value of the PSUs granted to Mr. Wilson, Ms. Kennedy and Mr. Kuo on the grant date is $6,352,500, $2,131,500 and $1,417,500, respectively.

(3)	This column represents the aggregate grant date fair value of stock option awards granted to the NEO during each fiscal year computed in accordance with ASC 718. The aggregate grant date fair value of stock option awards granted to the NEO during fiscal year 2017 was calculated using the assumptions listed below.

2017
Expected term (in years)	3.99
Risk-free interest rate	1.7%
Expected volatility	21.3%
Expected dividend yield	—
Weighted average fair value at grant date	$16.12

For more information on the determination of valuation assumptions we used with respect to stock option awards, please refer to the note on Employee Stock Plans in the notes to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year in which the stock option was awarded. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the NEOs.

(4)	This column represents annual cash incentives paid under the MIP. Amounts include the incentive payments deferred under the DCP. Please refer to the Grant of Plan-Based Awards Table for more information.

(5)	Set forth in the table below are the material components of the “All Other Compensation” column for fiscal year 2017.

Name	Company Contributions to 401(k) (A)	Company Supplemental Contributions Under the Deferred Compensation Plan (B)	Company Match of Charitable Contributions	Other (C)
Dow R. Wilson	$14,669	$0	$10,000	$17,050
Kolleen T. Kennedy	$8,411	$0	$0	$1,471
Gary E. Bischoping	$7,615	$0	$0	$97,866
John W. Kuo	$16,200	$0	$5,000	$0
Elisha W. Finney	$10,826	$0	$0	$4,590
Sunny S. Sanyal	$4,779	$0	$10,000	$6,500

(A)	Amount represents Company matching contributions to the NEO’s contributions to the Company’s 401(k) plan, matched at a level of $1.00 for each dollar contributed, up to 6% of eligible earnings.

(B)	There will be no Company contributions made in 2018 for calendar year 2017.

(C)	For Mr. Wilson, the amount represents reimbursement of financial counseling and spousal travel. For Ms. Kennedy, Ms. Finney and Mr Sanyal, the amount represents reimbursement of financial counseling. For Mr. Bischoping, the amount represents $97,866 in relocation benefits (consisting of $51,350 in relocation benefits and $46,516 tax restoration benefits to the extent they were taxable). See “Relocation Benefits for Chief Financial Officer.”

Grants of Plan-Based Awards for 2017

The following table provides information on plan-based awards made in fiscal year 2017 to each of our NEOs:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Restricted Stock Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
Name	Grant Date/Plan	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dow R. Wilson	MIP	$0	$1,250,000	$2,500,000	—	—	—	—	—	—	—
	12/08/2016	—	—	—	0	39,247	68,682	—	—	—	$3,630,000
	2/10/2017	—	—	—	—	—	—	15,050	—	—	$1,210,000
	2/10/2017	—	—	—	—	—	—	—	75,015	$80.40	$1,210,000
Kolleen T. Kennedy	MIP	$0	$559,642	$1,119,283	—	—	—	—	—	—	—
	12/08/2016	—	—	—	0	13,168	23,044	—	—	—	$1,218,000
	2/10/2017	—	—	—	—	—	—	5,050	—	—	$406,000
	2/10/2017	—	—	—	—	—	—	—	25,170	$80.40	$406,000
Gary E. Bischoping	MIP	$0	$412,500	$825,000	—	—	—	—	—	—	—
	5/18/2017	—	—	—	—	—	—	8,457	—	—	$800,000
	5/18/2017	—	—	—	—	—	—	—	75,330	$94.60	$1,200,000
John W. Kuo	MIP	$0	$355,901	$711,803	—	—	—	—	—	—	—
	12/08/2016	—	—	—	0	8,757	15,325	—	—	—	$810,000
	2/10/2017	—	—	—	—	—	—	3,358	—	—	$270,000
	2/10/2017	—	—	—	—	—	—	—	16,739	$80.40	$270,000
Elisha W. Finney	MIP	$0	$511,820	$1,023,639	—	—	—	—	—	—	—
Sunny S. Sanyal	MIP	$0	$372,600	$745,200	—	—	—	—	—	—	—

(1)	These columns represent the potential awards under our MIP as further discussed in “Compensation Discussion and Analysis—Fiscal Year 2017 Compensation Program and Pay Decisions—Annual Cash Incentives.” For each NEO, the target amount is calculated by multiplying the NEO’s target award percentage by the NEO’s annual base salary. The maximum award is 200% of each NEO’s target award. The MIP did provide for a threshold amount in fiscal year 2017. The dollar value of the actual cash incentive award earned for fiscal year 2017 for each NEO is set forth in the Summary Compensation Table (refer to “Summary Compensation Table” above). As such, the amounts set forth in these columns do not represent the actual cash incentive earned by any of the NEOs for fiscal year 2017.

(2)	Consists of PSU grants to each NEO under the 2005 Stock Plan. The maximum number of PSUs that can be earned is 175% of the target PSUs based on achievement of EPS goals modified by our TSR performance relative to the Dow Jones Medical Equipment Index. The determination of the number of PSUs earned is made at the end of the three-year performance period at which time the earned PSUs vest and are settled. Each NEO must be employed by us throughout the performance period for his or her PSUs to vest, except in cases involving retirement, death, disability, a qualified termination that occurs in connection with a change in control, or if the award is not assumed in connection with certain corporate transactions. See “Potential Payments Upon Termination or Change in Control.”

(3)

Consists of a single RSU grant to each NEO under the 2005 Stock Plan. Each RSU represents a right to one share of our common stock. For Mr. Wilson, Ms. Kennedy and Mr. Kuo, the RSUs vest and are settled in three equal annual increments on February 15th beginning one year after grant. For Mr. Bischoping, the RSUs vest and are settled in three equal annual increments on May 18th beginning one year after grant. For each NEO, the vesting of his or her RSUs is subject to the NEO being employed by us through each vesting date, except in cases involving retirement, death, disability, a qualified termination that occurs in connection with a change in control, or if the award is not assumed in connection with certain corporate transactions. See “Potential Payments Upon Termination or Change in Control.”

(4)	Consists of a single stock option grant to each NEO under the 2005 Stock Plan at an exercise price equal to the closing price (fair market value) of the underlying shares on the grant date and expiring seven years from the grant date. One-third of the award vests one year after the grant date and the remainder vests in equal monthly installments during the following 24-month period, provided the NEO is employed by us through each vesting date, except in cases involving retirement, death, disability, a qualified termination that occurs in connection with a change in control, or if the award is not assumed in connection with certain corporate transactions. See “Potential Payments Upon Termination or Change in Control.”

(5)	Grant date fair value is computed in accordance with ASC 718.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards of the NEOs as of the end of fiscal year 2017. Mr. Sanyal did not hold any Company equity awards at the end of the fiscal year 2017. His Company equity awards were converted into Varex equity awards or forfeited in connection with the Spin-off:

	Option Awards (1) (2)					Stock Award (2)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (10)
Dow R. Wilson	11/11/2011	15,059	—	$51.23	11/11/2018
	11/09/2012	88,766	—	$60.91	11/09/2019
	02/21/2014	93,050	—	$74.06	02/21/2021
	02/13/2015	96,298	15,532	$81.97	02/13/2022
	02/12/2016	61,603	55,120	$67.12	02/12/2023
	02/10/2017	—	75,015	$80.40	02/10/2024
						7,919	(10)	$792,375	0	(6)	$0
						7,456	(3)	$746,047	27,201	(7)	$2,721,731
						8,014	(4)	$801,881	24,894	(8)	$2,490,894
						15,050	(5)	$1,505,903	44,361	(9)	$4,438,762

Total		354,776	145,667			38,439		$3,846,206	96,456		$9,651,387

Kolleen T. Kennedy	02/13/2015	—	4,660	$81.97	02/13/2022
	02/12/2016	—	18,495	$67.12	02/12/2023
	02/10/2017	—	25,170	$80.40	02/10/2024
									0	(6)	$0
						2,237	(3)	$223,834	9,126	(7)	$913,148
						2,689	(4)	$269,061	8,353	(8)	$835,801
						5,050	(5)	$505,303	14,884	(9)	$1,489,293

Total		—	48,325			9,976		$998,198	32,363		$3,238,242

Gary E. Bischoping	05/18/2017	75,330	75,330	$94.60	05/18/2024
						8,457	(5)	$846,207	—		$—

Total		75,330	75,330			8,457		$846,207	—		$—

John W. Kuo	02/21/2014	2	—	$74.06	02/21/2021
	02/13/2015	1,473	3,672	$81.97	02/13/2022
	02/12/2016	1,725	14,669	$67.12	02/12/2023
	02/10/2017	—	16,739	$80.40	02/10/2024
									0	(6)	$0
						1,762	(3)	$176,306	7,238	(7)	$724,234
						2,133	(4)	$213,428	6,625	(8)	$662,898
						3,358	(5)	$336,001	9,898	(9)	$990,394

Total		3,200	35,080			7,253		$725,735	23,761		$2,377,526

Elisha W. Finney	02/21/2014	23,085	—	$74.06	02/21/2021
	02/13/2015	26,262	4,236	$81.97	02/13/2022
	02/12/2016	965	16,400	$67.12	02/12/2023
						2,034	(3)	$203,522	0	(6)	$0
						2,384	(4)	$238,543	4,072	(7)	$407,444

Total		50,312	20,636			4,418		$442,065	4,072		$407,444

Sunny S. Sanyal		0	0			0		$0	0		0

Total		0	0			0		$0	0		0

(1)	All options are granted at an exercise price equal to the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant. The following table sets forth the vesting dates for the outstanding unvested option awards:

Grant Date	General Vesting Schedule (based on outstanding option awards)
11/11/2011	33-1/3% vested on 11/11/2012; pro-rata monthly thereafter until fully vested on 11/11/2014.
11/9/2012	33-1/3% vested on 11/9/2013; pro-rata monthly thereafter until fully vested on 11/11/2015.
2/21/2014	33-1/3% vested on 2/21/2015; pro-rata monthly thereafter until fully vested on 2/21/2017.
2/13/2015	33-1/3% vested on 2/13/2016; pro-rata monthly thereafter until fully vested on 2/13/2018.
2/12/2016	33-1/3% vested on 2/12/2017; pro-rata monthly thereafter until fully vested on 2/12/2019.
2/10/2017	33-1/3% vested on 2/10/2018; pro-rata monthly thereafter until fully vested on 2/10/2020.

(2)	Vesting will occur only if the NEO is employed by us throughout the vesting period, except in cases involving retirement, death, disability (in the case of awards granted after November 8, 2015), a qualified termination that occurs in connection with a change in control, or if the award is not assumed in connection with certain corporate transactions. In particular, because Mr. Wilson and Ms. Kennedy are eligible for retirement, certain unvested options, and unvested stock awards would continue to vest according to the original vesting schedule even if the services of either were terminated for any reason. See “Potential Payments Upon Termination or Change in Control.”

(3)	Grant Date Vesting Schedule (based on total RSU awards granted)

2/13/2015	33 1/3% on 2/15/2016; 33 1/3% on 2/15/2017 and 33 1/3% on 2/15/2018.

(4)	Grant Date Vesting Schedule (based on total RSU awards granted)

2/12/2016	33 1/3% on 2/15/2017; 33 1/3% on 2/15/2018 and 33 1/3% on 2/15/2019.

(5)	Grant Date Vesting Schedule (based on outstanding RSU awards)

2/10/2017	33 1/3% on 2/15/2018; 33 1/3% on 2/15/2019 and 33 1/3% on 2/15/2020.

(6)	Grant Date Vesting Schedule (based on outstanding PSU awards)

11/14/2014	100% on 11/14/2017, subject to actual performance. No amount was earned for this award.

(7)	Grant Date Vesting Schedule (based on outstanding PSU awards)

11/30/2015	100% on 11/30/2018, subject to actual performance. The aggregate market value in the table is based on target performance.

(8)	Grant Date Vesting Schedule (based on outstanding PSU awards)

2/12/2016	100% on 11/30/2018, subject to actual performance. The aggregate market value in the table is based on target performance.

(9)	Grant Date Vesting Schedule (based on outstanding PSU awards)

12/8/2016	100% on 12/8/2019, subject to actual performance. The aggregate market value in the table is based on target performance.

(10)	Grant Date Vesting Schedule (based on outstanding Restricted Stock awards)

1/10/2005	33 1/3% on 1/10/2010; 33 1/3% on 1/10/2015; and 33 1/3% on 1/10/2020. On 1/10/2017, Mr. Wilson became retirement eligible under the terms of his restricted stock award such that his restricted shares will continue to vest according to the original vesting schedule even if his services terminate for any reason. 6,871 shares were withheld to cover applicable taxes that became due upon his restricted shares ceasing to be subject to a substantial risk of forfeiture in connection with his retirement eligibility.

(11)	Based on the closing price of our common stock as of September 29, 2017 ($100.06).

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired on stock option exercises and vesting of RSUs and PSUs by each of the NEOs during fiscal year 2017. The table also presents the value realized upon such exercises and vesting, as calculated, in the case of stock options, based on the difference between the market price of our common stock at exercise and the option exercise price and, in the case of RSUs, based on the closing price per share of our common stock on the NYSE on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dow R. Wilson	88,512	$3,977,055	25,935	$2,158,905
Kolleen T. Kennedy	89,813	$2,470,451	8,888	$741,180
Gary E. Bischoping	—	—	—	—
John W. Kuo	61,096	$1,183,273	6,912	$575,382
Elisha W. Finney (1)	32,030	$1,145,183	12,789	$1,147,187
Sunny S. Sanyal (2)	—	—	6,238	$493,488

(1)	For Ms. Finney, the “Stock Awards” column includes (i) 8,371 RSUs that vested during fiscal year 2017, which had a realized value of $698,627 and (ii) 4,418 RSUs that will continue to vest following her retirement, which we have valued at $448,560, based on the closing price per share of our common stock on her retirement date of June 2, 2017.

(2)	For Mr. Sanyal, the Stock Awards column represents PSUs from the Fiscal Year 2015 and 2016 programs that were settled on January 28, 2017, the date of completion of the Spin-off.

Nonqualified Deferred Compensation

The following table sets forth contributions, earnings and distributions during fiscal year 2017, and account balances as of September 29, 2017 for each of the NEOs, under our nonqualified DCP:

Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
Dow R. Wilson	$—	$0	$6,689	—	$824,453
Kolleen T. Kennedy	$297,351	$0	$748,753	—	$6,871,407
Gary E. Bischoping	$—	$0	$—	—	$—
John W. Kuo	$329,053	$0	$360,889	—	$3,180,632
Elisha W. Finney	$300,156	$0	$874,067	—	$6,500,872
Sunny S. Sanyal	$1,949	$0	$13	—	$—

(1)	These amounts represent the respective executive contributions attributable to fiscal year 2017. For Ms. Finney, the amount shown represents calendar year 2017 base salary deferrals and fiscal year 2017 MIP deferrals; for Ms. Kennedy and Mr. Kuo the amounts shown represent their fiscal year 2017 MIP deferrals; for Mr. Sanyal the amount shown represents calendar year base salary deferrals made prior to the Spin-off under the Varex 2016 Deferred Compensation Plan, which was assumed by Varex in connection with the Spin-off. These amounts do not include the following executive contributions made during fiscal year 2017 which were attributable to fiscal year 2016 compensation: $543,772 for Ms. Kennedy, $325,000 for Mr. Kuo and $253,862 for Ms. Finney.

(2)	There will be no Company contributions made in 2018 for calendar year 2017.

(3)	None of the earnings in this column are included in the Summary Compensation Table (refer to “Summary Compensation Table” above) because they were not preferential or above market.

(4)	Balance at last fiscal year end reflects actual fiscal year-end balance plus any subsequent contributions attributable to calendar year 2017 base salary and fiscal year 2017 MIP amounts. Balance at last fiscal year end includes the following amounts reported as compensation to the NEOs in the Summary Compensation Table (refer to “- Summary Compensation Table” above) for previous years: Mr. Wilson, $705,835; Ms. Kennedy, $1,868,236; Mr. Kuo, $1,230,914; and Ms. Finney, $1,717,544. Mr. Sanyal’s deferred compensation account was assumed by Varex in connection with the Spin-off.

Our DCP is an unfunded and unsecured deferred compensation arrangement that is designed to allow directors, executive officers and certain other management and highly compensated employees to forego current compensation and defer a specified percentage of their base salaries (up to 50%), cash incentive payments (up to 100%) and director fees (applicable only to our non-employee directors) in a manner similar to the way in which our 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Code. Deferred amounts are our general unsecured obligations and are subject to claims by our creditors. Our general assets or assets in an existing rabbi trust may be used to fund our payment obligations and pay DCP benefits. The Compensation Committee administers the DCP. Further, we may, on a discretionary basis, make Company supplemental contributions equal to the product of (a) the excess of the participant’s base annual salary and any applicable incentive payments for the fiscal year over the compensation limit imposed by Section 401(a)(17) of the Code and (b) our matching contribution rate under the 401(k) (6%) (“Company Supplemental Contributions”) and credit additional amounts on behalf of the DCP’s participants (these discretionary contributions, together with the Company Supplemental Contributions, are referred to as “Company Contributions”).

Amounts deferred by a participant and Company Contributions are credited to a bookkeeping account maintained on behalf of each participant. These bookkeeping accounts are utilized solely as a device for measuring and determining amounts to be paid to a participant, or his or her designated beneficiary, pursuant to the terms of the DCP. Amounts credited to each participant under the DCP are periodically adjusted for earnings and/or losses at a rate that is equal to the various investment funds (also referred to as measurement funds) selected by the Compensation Committee, as elected by the participant. The Compensation Committee may, in its sole discretion, discontinue, substitute or add a measurement fund. Participants may reallocate previously invested money among each of the available measurement funds on a daily basis.

Under the DCP, a participant may make separate distribution elections with respect to each year’s deferrals. These distribution elections include the ability to elect a single lump-sum payment or installment payments for up to 15 years for employees who retire from the Company. Deferrals also may be paid out prior to a separation from service in the event of a financial hardship or if the participant makes a “short-term distribution election.” A “short-term distribution election” must be made at the time the participant makes his or her initial deferral elections. Under the DCP, amounts credited as Company Supplemental Contributions are generally paid in the form of a lump sum following a participant’s separation from service (except for those Company Supplemental Contributions made prior to December 31, 2004, which may still be paid in installments upon an employee’s retirement). Non-retirement separations from service generally will result in payments being made in the form of single lump sums.

We may terminate the DCP by action of the Board, in which event benefits will be distributed as soon as the plan and Section 409A of the Code permit.

Potential Payments upon Termination or Change in Control

Change in Control Agreements

As described above in the “Compensation Discussion and Analysis” section above, we have change in control agreements with 10 executives, including our NEOs. Our change in control agreements are “double-trigger” meaning that to receive benefits under the agreements there must be a change in control event (as defined in each executive’s agreement) and the executive must either be terminated by us or the successor company without cause (as defined in each executive’s agreement) or terminate his or her employment for good reason (as defined in each executive’s agreement). The termination must occur within 60 days prior to or 18 months following the change in control to trigger benefits. The agreements also provide for certain death and long-term disability benefits in the event of an individual’s death or disability within 18 months after a change in control. Payments and benefits may be delayed six months following separation from service in order to comply with Section 409A of the Code.

As a condition to receiving such severance benefits, the executive must execute a release of all of his or her rights and claims relating to his or her employment and comply with certain post-termination restrictions, including, among other things, continuing to comply with the terms of his or her proprietary information and non-disclosure agreement, and for a period of two years, complying with certain non-solicitation and non-competition provisions that are set forth in each executive’s change in control agreement.

The table below reflects the value of compensation and benefits that would become payable to each of the NEOs under the agreements as of September 29, 2017, if a change in control had occurred on that date and the NEO experienced a qualifying termination of employment. These amounts are reported based upon the NEO’s compensation as of such date and based on the Company’s closing stock price of $100.06 on September 29, 2017. These benefits are in addition to the right to exercise then-exercisable stock options, the amounts payable under the DCP as set forth in the “Nonqualified Deferred Compensation” table above which the NEO would receive in the event of any termination, and the benefits available generally to salaried employees, such as distributions under the Company’s broad based 401(k) plan.

The actual amounts that would be paid upon a NEO’s qualifying termination of employment in connection with a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon such an event, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s current base salary.

The benefits payable upon a NEO’s qualifying termination of employment in connection a change in control as reported in the columns of this table are as follows:

•	Cash Severance Benefit: Cash severance equal to 2.5 times (3.0 times for Mr. Wilson) the sum of (i) annual base salary rate plus (ii) the greater of (a) the most recently established annual cash incentive target or (b) average annual cash incentive paid over prior three fiscal years.

•	Annual Bonus: A lump sum pro-rata bonus at target for the applicable performance period when termination occurs.

•	Benefits Continuation: Company costs for benefits continued for 24 months including:

•	Medical, dental and vision insurance (assuming that the executive pays employee contribution rates for continuing coverage).

•	Life insurance under the Company’s standard group policy.

•	Basic Accidental Death & Dismemberment costs under the Company’s standard group policy.

•	Reimbursement of financial/tax counseling.

•	Equity Awards: Each outstanding equity award to all employees under the 2005 Stock Plan that is subject to vesting provisions will vest in full with PSUs vesting at target levels.

•	Excise Tax: Each change in control agreement contains a “better after-tax” provision, which provides that if any of the payments to the executive constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code. The cash severance amount in the table below contains any reduction in cash severance under this provision.

	Potential Payments Upon Termination of Employment/CIC as of 9/29/17
			Intrinsic Value of
			Accelerated Equity Awards (1)
Name	Cash Severance	Benefit Continuation	Options	Restricted Stock	PSUs	Total
Dow Wilson	$6,750,000	$57,041	$3,571,394	$3,846,090	$9,651,387	$23,875,912
Kolleen Kennedy	$1,308,795	$29,314	$1,188,330	$998,165	$3,238,242	$6,762,846
Gary Bischoping	$2,406,250	$56,156	$411,302	$846,207	$0	$3,719,915
John Kuo	$1,721,025	$56,008	$878,653	$725,702	$2,377,526	$5,758,913

(1)	Based on the closing stock price as of September 29, 2017 ($100.06).

Outstanding Equity Grants as of September 29, 2017

Stock Options

Under the terms of each NEO’s stock option awards, if the NEO’s employment terminates due to retirement, his or her unvested stock options will continue to vest in accordance with their original vesting schedules; provided however, that the number of shares subject to stock option awards granted within one year of the NEO’s retirement will be adjusted proportionally by the time during such one-year period that the NEO remained an employee of the Company (based upon a 365-day year). If the NEO’s service terminates due to death, his or her unvested stock options will fully vest on such termination date. In addition, for stock option awards granted on or after November 9, 2015, if the NEO’s service terminates due to disability, his or her unvested stock options will fully vest on such termination date. Stock options may be exercisable for up to three years from the date the NEO’s employment terminates due to retirement or death and one year from the date the NEO’s employment terminates due to disability, unless in each case the stock option term expires earlier.

RSU Awards

Under the terms of each NEO’s RSU awards, if the NEO’s service terminates due to retirement one year or more from the grant date, then his or her RSU awards will continue to vest in accordance with their original vesting schedules. If the NEO retires within one year of the grant date of his or her RSU award but after January 1 of the calendar year following the calendar year in which such RSU award was granted, the number of RSUs subject to such award will be adjusted proportionally by the time during such one year period that the NEO remained an employee of the Company (based upon a 365-day year) and the adjusted RSU award will continue to vest in accordance with its original vesting schedule. If the NEO’s service terminates due to death, his or her RSU awards will fully vest on such termination date. In addition, for RSU awards granted on or after November 9, 2015, if the NEO’s service terminates due to disability, then his or her RSU awards will continue to vest in accordance with their original vesting schedules.

PSU Awards

Under the terms of each NEO’s PSU awards, if the NEO’s service terminates due to retirement, death or disability, then the NEO will be treated as though he or she was employed through the applicable performance period; provided however, that in the event of his or her retirement, the target number of PSUs will be adjusted proportionally based on the number of days that the NEO remained an employee during the performance period

(based upon a 365 day year). The actual number of PSUs that are earned in such circumstances will depend on the extent to which the applicable performance goals are achieved. In addition, in the event of a change of control where such NEO’s PSU awards are assumed, such awards will fully vest at target, subject to the NEO being employed through the end of the performance period; provided however, that such awards will continue to be subject to the retirement, death and disability vesting provisions described above. Additionally, in the event of a change of control where such NEO’s PSU awards are not assumed, such awards will fully vest at target, without being subject to any employment requirement.

2005 Stock Plan

Under the terms of the 2005 Stock Plan, except as otherwise provided in each NEO’s equity agreements, in the event of certain corporate transactions, if the Compensation Committee does not provide for the assumption, continuation or substitution of stock awards, each NEO’s stock awards will fully vest and terminate upon the consummation of the transaction, provided that holders of stock options or SARs will be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise their outstanding vested stock options and SARs before the termination of such awards.

	Other Termination of Employment (Not in Connection with a Change in Control)
	Retirement				Death				Disability
	Intrinsic Value of Accelerated Equity Awards(1)				Intrinsic Value of Accelerated Equity Awards(1)				Intrinsic Value of Accelerated Equity Awards(1)
Name	Options (2a)	Restricted Stock (2b)	PSUs (2c)(5)	Total	Options (3a)	Restricted Stock (3b)	PSUs (3c)(5)	Total	Options (4a)	Restricted Stock (4b)	PSUs (4c)(5)	Total
Wilson, D.	$3,029,990	$2,340,303	$0	$5,370,293	$3,571,422	$3,846,206	$0	$7,417,628	$3,290,448	$2,307,784	$0	$5,598,232
Kennedy, K.	$1,006,699	$492,896	$0	$1,499,594	$1,188,367	$998,199	$0	$2,186,565	$1,104,068	$774,364	$0	$1,878,432
Bischoping, G.	$0	$0	$0	$0	$411,302	$846,207	$0	$1,257,509	$411,302	$846,207	$0	$1,257,509
Kuo, J.	$0	$0	$0	$0	$878,712	$725,735	$0	$1,604,447	$812,286	$549,429	$0	$1,361,715

(1)	Based on the closing stock price as of September 29, 2017 ($100.06).

(2a)	For retirement-eligible NEOs, represents full acceleration of outstanding options/SARs granted more than a year prior to 9/29/2017 and prorated acceleration of outstanding options/SARs granted less than a year prior to 9/29/2017.

(2b)	For retirement-eligible NEOs, represents full acceleration of outstanding restricted stock awards/RSUs granted more than a year prior to 9/29/2017 and after 1/1 of the year following the grant year (“Qualifying Retirement”). Excludes value of RSUs granted on 2/10/2017, as the assumed retirement/termination date of 9/29/2017 does not constitute a Qualifying Retirement for that award.

(2c)	For NEOs who shall be retirement-eligible on or prior to the last day of the performance period of each outstanding PSU award granted after 11/8/2015, service obligations would lapse on a prorated basis (based on actual amount of time employed within each performance period), thus awards continue to be subject to risk of forfeiture. Payouts remain subject to actual performance through the end of each award’s applicable performance period and are settled at the end of the performance periods. $0’s are shown as payouts remain subject to performance post-termination. Assuming target performance is met for all outstanding awards, however, the intrinsic value of each NEO’s accelerated PSU awards would be as follows:

Wilson: $4,212,196

Kennedy: $1,413,278

Bischoping: $0 (no outstanding PSU awards and will not be retirement-eligible at the end of outstanding performance periods).

Kuo: $1,069,500 (not retirement-eligible as of 9/29/2017 but will be retirement-eligible by the end of all outstanding performance periods, thus is entitled to payouts if earned).

(3a)	Represents full acceleration of all outstanding options/SARs.

(3b)	Represents full acceleration of all outstanding restricted stock awards/RSUs.

(3c)	Service obligations would lapse fully for all outstanding PSUs, but payouts remain subject to actual performance through the end of each award’s applicable performance period, thus awards continue to be subject to risk of forfeiture. $0’s are shown as payouts remain subject to performance post-termination. Assuming target performance is met for all outstanding awards, however, the intrinsic value of each NEO’s accelerated PSU awards would be as follows:

Wilson: $9,651,387

Kennedy: $3,238,242

Bischoping: $0 (no outstanding PSU awards)

Kuo: $2,377,526

(4a)	Represents full acceleration of all outstanding options/SARs granted after 11/8/2015. Outstanding awards granted prior to this date are forfeited in the case of disability.

(4b)	Represents full acceleration of all outstanding RSUs granted after 11/8/2015. Outstanding awards granted prior to this date are forfeited in the case of disability.

(4c)	Service obligations would lapse fully for all outstanding PSUs granted after 11/8/2015, but payouts remain subject to actual performance through the end of each award’s applicable performance period, thus awards continue to be subject to risk of forfeiture. $0’s are shown as payouts remain subject to performance post-termination. Assuming target performance is met for all outstanding awards, however, the intrinsic value of each NEO’s accelerated PSU awards would be as follows:

Wilson: $9,651,387

Kennedy: $3,238,242

Bischoping: $0 (no outstanding PSU awards)

Kuo: $2,377,526

(5)	Excludes value of PSUs earned in September 2017 for FY15-17 performance ($0 for all NEOs).

Compensation of Directors

The compensation of directors is determined by the full Board. Directors who are employees (i.e., Mr. Wilson) receive no compensation for their services as directors. The Compensation Committee periodically initiates a review of the non-employee director compensation (including cash retainer and meeting fees and equity awards) and recommends changes to the full Board. Changes to non-employee director compensation are generally made to ensure that compensation levels are market-competitive and that the compensation structure supports our business objectives, aligns with the directors’ interests with the interests of stockholders, reflects competitive best practice and is cost-and-tax-effective.

In fiscal year 2017, there were no changes to our non-employee director compensation program. The fiscal year 2017 program consisted of the following compensation components:

•	An annual cash retainer to all non-employee directors, but no fees for Board meetings.

•	An additional annual cash retainer to the Board Chair and committee chairs.

•	A fee per Committee meeting attended.

•	Company matching of director contributions to charities and educational institutions.

•	An annual equity award to all non-employee directors.

The values paid for each compensation program component in fiscal year 2017 are set forth in the following table:

Compensation Element	Value and Description
Annual Cash Board Retainer	• $100,000
Additional Annual Cash Retainers

•  $150,000 for Non-Executive Board Chair

•  $20,000 for Audit Committee Chair

•  $15,000 for Compensation & Management Development Committee Chair

•  $12,000 for Nominating & Corporate Governance Committee Chair

•  $12,000 for Ethics Committee Chair

Committee Meeting Fee	• $1,500 for each in-person or telephonic Committee meeting attended • $750 for each in-person Committee meeting attended by phone
Annual Equity Award

•  $160,000 in Deferred Stock Units (DSUs)

•  Grants vest quarterly over one year from grant

•  Vested DSUs distributed at the earlier of three years from grant or at termination

•  Vesting accelerates in the event of termination due to death, disability, retirement, or upon a change in control (CIC)

Charitable Giving

•  Company matching of director contributions to charities and educational institutions up to a maximum of $10,000 per director per year

•  Director contributions to Varian’s Political Action Committee were matched by a Company contribution to a charity or educational institution up to a maximum of $5,000 per director per year

Non-employee directors may elect to receive their cash compensation as full-value shares of our common stock, at a value equal to the fair market value on the date that the foregone cash compensation otherwise would have been paid. They may alternatively elect to defer their retainers and/or meeting fees under our DCP, subject to the restrictions of applicable tax law. Please refer to the discussion in “Nonqualified Deferred Compensation” above for more information.

We maintain stock ownership guidelines for our non-employee directors. Under these guidelines, each non-employee director is expected to own shares valued at five times the annual cash Board retainer which for this purpose includes shares subject to stock unit awards. Ownership levels are to be achieved within five years from the date upon which an individual becomes a non-employee Director, within three years of the amendment to the ownership levels described above, or within three years of an amendment to non-employee Director compensation that increases the annual retainer fees payable to non-employee Directors by 25% or greater, whichever is later. One third of the guideline must be achieved within the first two and a half years after an individual becomes subject to the non-employee director compensation program.

The following table sets forth the compensation received by each non-employee director during fiscal year 2017 (note that all directors are reimbursed for out-of-pocket expenses associated with attending Board and committee meetings, and for expenses related to attending continuing directors’ education programs):

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (2)	Total ($)
Jose Baselga (3)	$100,300	$159,941	—	—	—	—	$260,241
Susan L. Bostrom	$131,500	$159,996	—	—	—	—	$291,496
Judy Bruner (4)	$195,519	$230,748	—	—	—	$10,000	$436,267
Jean-Luc Butel (3)	$70,281	$159,941	—	—	—	—	$230,222
Regina Dugan	$112,000	$159,996	—	—	—	—	$271,996
R. Andrew Eckert	$280,194	$159,996	—	—	—	—	$440,190
Timothy E. Guertin	$120,776	$159,996	—	—	—	—	$280,772
David J. Illingworth	$142,960	$159,996	—	—	—	—	$302,956
Mark R. Laret	$128,701	$159,996	—	—	—	$3,000	$291,697
Ruediger Naumann-Etienne (5)	$10,921	$0	—	—	—	—	$10,921
Erich R. Reinhardt (5)	$10,137	$0	—	—	—	—	$10,137

(1)	This column represents the aggregate grant date fair value of DSUs granted in fiscal year 2017, computed in accordance with ASC 718. The fair value is determined using the closing price on the grant date multiplied by the number of shares subject to the award. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the directors.

(2)	Amounts represent charitable contributions made by the Company on behalf of Ms. Bruner and Mr. Laret under our charitable gift matching programs.

(3)	Jose Baselga and Jean-Luc Butel were appointed to the Board effective March 1, 2017.

(4)	On the date of the 2017 Annual Meeting, Judy Bruner received an annual retainer, fees and DSUs. In addition, Ms. Bruner received prorated meeting fees and DSUs based on her service prior to the February 2017 Annual Meeting in connection with her joining the Board on August 20, 2016.

(5)	After the successful separation of its Imaging Components Business, Ruediger Naumann-Etienne and Erich R. Reinhardt left the Board of Directors to join the board of directors of Varex Imaging Corporation on January 28, 2017.

The following table sets forth the aggregate number of outstanding DSUs and stock options held by each non-employee director listed as of the end of fiscal year 2017:

Name	DSUs Outstanding	Options Outstanding
Jose Baselga	1,870	—
Susan L. Bostrom	6,326	—
Judy Bruner	2,870	—
Jean-Luc Butel	1,870	—
Regina Dugan	6,362	—
R. Andrew Eckert	6,362	16,953
Timothy E. Guertin	6,362	5,651
David J. Illingworth	6,362	11,302
Mark R. Laret	6,362	5,651

Fiscal 2018 Director Compensation

On November 17, 2017, our Board revised our non-employee director compensation program to provide that each non-employee director will receive (i) an annual retainer and a retainer paid in quarterly installments for his or her service on a Board committee (instead of meeting fees for each committee meeting that he or she attends), and (ii) RSUs with a grant date fair value of $165,000 that cliff-vest (100% vest) upon the earlier of one year from the grant date or the next Annual Meeting of Shareholders (instead of DSUs with a grant date fair value of $160,000 that vest quarterly). In addition, the chair of the Compensation Committee will receive a $19,000 annual retainer, an increase of $4,000. Such changes to our non-employee director compensation program were made to better reflect market practice and to appropriately compensate our non-employee directors for their time, commitment and contributions to the Board.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

The Nominating Committee is responsible for the review, approval or ratification of “related person transactions” between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director or executive officer since the beginning of the last fiscal year, or a more than five percent stockholder, and their immediate family members. Such transactions may include employment or consulting relationships with a related person or contracts under which we receive goods or services from (or provide goods and services to) a related person or a company for which the related person is an employee or otherwise affiliated. The Board has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or one of its subsidiaries is a participant and a related person has a direct or indirect material interest. Generally for a transaction to be approved, the Nominating Committee must be informed or have knowledge of (i) the related person’s relationship to the Company and interest in the transaction; (ii) the material facts of the proposed transaction, including a description of the nature and potential aggregate value of the proposed transaction; (iii) the benefits, if any, to the Company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction or situation is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Nominating Committee has, however, determined that a related person does not have a direct or indirect material interest in the following categories of transactions:

•	any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million, or 2% of that company’s total annual revenue, and the related person is not involved in the decision-making process for such transaction;

•	any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million, or 2% of the charitable organization’s total annual receipts, and the related person is not involved in the decision-making process for such transaction;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to directors determined by the Board; and

•	transactions in which all security holders receive proportional benefits.

Transactions involving related persons that are not included in one of the above categories are forwarded to our legal department to determine whether the related person could have a direct or indirect material interest in the transaction, and any such transaction is forwarded to the Nominating Committee for review. The Nominating Committee determines whether the related person has a material interest in a transaction and may approve, ratify, terminate or take other action with respect to the transaction in its discretion.

Transactions with Related Persons

Except as set forth below, all potential related party transactions during fiscal year 2017 were included in one of the above categories.

Sunny S. Sanyal, our former Senior Vice President and President, Imaging Components Business, became the Chief Executive Officer of Varex in connection with the Spin-Off. Since Mr. Sanyal was an executive officer of the Company until the Spin-Off, our transactions with Varex during fiscal year 2017 may be deemed related party transactions. During fiscal year 2017, Varex recorded sales to the Company of $24.6 million and recorded purchases of products from the Company of $1.9 million.

APPENDIX A

VARIAN MEDICAL SYSTEMS, INC.

FIFTH AMENDED AND RESTATED

2005 OMNIBUS STOCK PLAN

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(continued)

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(continued)

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VARIAN MEDICAL SYSTEMS, INC.

FIFTH AMENDED AND RESTATED

2005 OMNIBUS STOCK PLAN

SECTION 1

BACKGROUND AND PURPOSE

1.1 Effective Date. The Varian Medical Systems, Inc. 2005 Omnibus Stock Plan (the “2005 Plan”) was originally adopted by Varian Medical Systems, Inc., a Delaware corporation, on November 19, 2004 and became effective upon its approval by a majority of the shares of the common stock of the Company’s stockholders on February 17, 2005. On December 7, 2005, the Board approved the Varian Medical Systems, Inc. Amended and Restated 2005 Omnibus Stock Plan, an amendment and restatement of the 2005 Plan, which was approved at the Company’s 2006 Annual Meeting of Stockholders. On November 17, 2006, the Board approved the Varian Medical Systems, Inc. Second Amended and Restated Plan, the second amendment and restatement of the 2005 Plan, which was approved at the Company’s 2007 Annual Meeting of Stockholders. On November 11, 2011, the Board approved the Varian Medical Systems, Inc. Third Amended and Restated 2005 Omnibus Stock Plan, the third amendment and restatement of the 2005 Plan, which was approved at the Company’s 2012 Annual Meeting of Stockholders. On November 18, 2016, the Board approved the Varian Medical Systems, Inc. Fourth Amended and Restated 2005 Omnibus Stock Plan, the fourth amendment and restatement of the 2005 Plan, which was approved at the Company’s 2017 Annual Meeting of Stockholders. On December 9, 2017, the Board approved the Varian Medical Systems, Inc. Fifth Amended and Restated 2005 Omnibus Stock Plan, the fifth amendment and restatement of the 2005 Plan (together with the 2005 Plan and the other amendment and restatements of the 2005 Plan, the “2005 Plans”), provided that this amendment and restatement of the 2005 Plan, is approved by a vote of the majority of the shares of the common stock of the Company which are present in person or by proxy and entitled to vote at the Company’s 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”).

1.2 Purpose of the Plan. The Plan is intended to increase incentives and to encourage Share ownership on the part of (1) employees of the Company and its Affiliates, (2) consultants who provide significant services to the Company and its Affiliates, and (3) directors of the Company who are employees of neither the Company nor any Affiliate. The Plan also is intended to further the growth and profitability of the Company. The Plan is intended to permit the grant of Awards that qualify as performance-based compensation under section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2 “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.3 “Award” means, individually or collectively, a grant under the Plan of Non-qualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

2.4 “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7 “Committee” means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan.

2.8 “Company” means Varian Medical Systems, Inc., a Delaware corporation, or any successor thereto.

2.9 “Consultant” means any consultant, independent contractor, or other person who provides significant services to the Company or its Affiliates, but who is neither an Employee nor a Director.

2.10 “Director” means any individual who is a member of the Board.

2.11 “Disability” means a permanent and total disability within the meaning of section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time. Notwithstanding the foregoing, to the extent “Disability” is used to establish a payment event with respect to any Award subject to section 409A of the Code, “Disability” shall have the meaning set forth in section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

2.12 “EBIT” means as to any Performance Period, the Company’s or a business unit’s income before reductions for interest and taxes, determined in accordance with generally accepted accounting principles.

2.13 “EBITDA” means as to any Performance Period, the Company’s or a business unit’s income before reductions for interest, taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles.

2.14 “Earnings Per Share” means as to any Performance Period, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

2.15 “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.16 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.17 “Fair Market Value” means the last quoted per share selling price for Shares on the relevant date, or if there were no sales on such date, the last quoted per share price for Shares on the next date on which there were sales of Shares. Notwithstanding the preceding, for federal, state and local income tax reporting purposes, fair market value shall be determined by the Committee in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.18 “Fiscal Year” means the fiscal year of the Company.

2.19 “Grant Date” means, with respect to an Award, the date that the Award was granted.

2.20 “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of section 422 of the Code.

2.21 “Net Income” means as to any Performance Period, the Company’s or a business unit’s income after taxes, determined in accordance with generally accepted accounting principles.

2.22 “Net Orders” means as to any Performance Period, the Company’s or a business unit’s net orders calculated (and reviewed by the Company’s external independent auditors in accordance with agreed standard procedures) for and reported in the Company’s quarterly financial earnings press release filed by the Company on a Current Report on Form 8-K.

2.23 “Non-employee Director” means a Director who is an employee of neither the Company nor of any Affiliate.

2.24 “Non-qualified Stock Option” means an option to purchase Shares which is not intended to be an Incentive Stock Option.

2.25 “Operating Cash Flow” means as to any Performance Period, the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

2.26 “Option” means an Incentive Stock Option or a Non-qualified Stock Option.

2.27 “Participant” means an Employee, Consultant, or Non-employee Director who has an outstanding Award.

2.28 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) EBIT, (b) EBITDA, (c) Earnings Per Share, (d) Net Income, (e) Operating Cash Flow, (f) Return on Assets, (g) Return on Equity, (h) Return on Sales, (i) Revenue, (j) Shareholder Return, (k) orders or Net Orders, (l) expenses, (m) cost of goods sold, (n) profit/loss or profit margin, (o) working capital, (p) operating income, (q) cash flow, (r) market share, (s) return on equity, (t) economic value add, (u) stock price of the Company’s stock, (v) price/earning ratio, (w) debt or debt-to-equity ratio, (x) accounts receivable, (y) cash, (z) write-off, (aa) assets, (bb) liquidity, (cc) operations, (dd) intellectual property (e.g., patents), (ee) product development, (ff) regulatory activities, (gg) manufacturing, production or inventory, (hh) mergers, acquisitions or divestitures, (ii) financings, (jj) days sales outstanding, (kk) backlog, (ll) deferred revenue, and (mm) employee headcount. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Committee shall determine whether any significant element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participant. “Determination Date” means the latest possible date that will not jeopardize an Award’s qualification as performance-based compensation under section 162(m) of the Code. Notwithstanding the previous sentence, for Awards not intended to qualify as performance-based compensation, “Determination Date” shall mean such date as the Committee may determine in its discretion.

2.29 “Performance Period” means any fiscal period not to exceed three consecutive Fiscal Years, as determined by the Committee in its sole discretion.

2.30 “Performance Share” means a Performance Share granted to a Participant pursuant to Section  8.

2.31 “Performance Unit” means a Performance Unit granted to a Participant pursuant to Section 8.

2.32 “Period of Restriction” means the period during which shares of Restricted Stock are subject to forfeiture and/or restrictions on transferability.

2.33 “Plan” means the Varian Medical Systems, Inc. Fifth Amended and Restated 2005 Omnibus Stock Plan, as set forth in this instrument and as hereafter amended from time to time.

2.34 “Prior Plans” means the Varian Medical Systems, Inc. Omnibus Stock Plan approved by the Company’s stockholders effective April 3, 1999 and the Varian Medical Systems, Inc. 2000 Stock Plan adopted by the Company’s Board of Directors effective November 17, 2000.

2.35 “Restricted Stock” means an Award granted to a Participant pursuant to Section 7.

2.36 “Restricted Stock Units” means a Restricted Stock Unit granted to a Participant pursuant to Section 7.

2.37 “Retirement” means, in the case of an Employee or a Non-employee Director, “Retirement” as defined pursuant to the Company’s or the Board’s Retirement Policies, as they may be established from time to time. With respect to a Consultant, no Termination of Service shall be deemed to be on account of “Retirement.”

2.38 “Return on Assets” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s EBIT before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

2.39 “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

2.40 “Return on Sales” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s EBIT before incentive compensation, divided by the Company’s or the business unit’s, as applicable, Revenue, determined in accordance with generally accepted accounting principles.

2.41 “Revenue” means as to any Performance Period, the Company’s or a business unit’s net sales, determined in accordance with generally accepted accounting principles.

2.42 “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as amended, and any future regulation amending, supplementing or superseding such regulation.

2.43 “Section 16 Person” means a person who, with respect to the Shares, is subject to section 16 of the 1934 Act.

2.44 “Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

2.45 “Shares” means shares of the Company’s common stock, $1.00 par value.

2.46 “Stock Appreciation Right” or “SAR” means an Award, granted alone, in connection or in tandem with a related Option, that pursuant to Section 6 is designated as a SAR.

2.47 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.48 “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate; (b) in the case of a Consultant, a cessation of the service relationship between a Consultant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Company or an Affiliate; and (c) in the case of a Non-employee Director, a cessation of the Non-employee Director’s service on the Board for any reason. Notwithstanding the foregoing, to the extent that “Termination of Service” is used to establish a payment event with respect to any Award subject to section 409A of the Code, “Termination of Service” shall have the same meaning as “separation from service” as that term is defined in section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

SECTION 3

ADMINISTRATION

3.1 The Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3, (b) an “independent director” under section 303A.02 of the New York Stock Exchange listing standards rules, and (c) an “outside director” under section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

3.2 Authority of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees and Consultants shall be granted Awards, (b) prescribe the terms and conditions of the Awards (other than the Options granted to Non-employee Directors pursuant to Section 9), (c) interpret the Plan and the Awards, (d) adopt such procedures, agreements, arrangements, sub plans and terms as are necessary or appropriate to permit participation in the Plan by Employees, Consultants and Directors who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules. Notwithstanding any contrary provision of the Plan, the Committee may reduce the amount payable under any Award (other than an Option) after the grant of such Award.

3.3 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as comply with applicable law, may delegate all or any part of its authority and powers under the Plan to a committee of one or more directors and/or to officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to Section 16 Persons, (b) in any way which would jeopardize the Plan’s qualification under Rule 16b-3, or (c) with respect to Awards which are intended to qualify as performance-based compensation under section 162(m) of the Code.

3.4 Non-employee Directors. Notwithstanding any contrary provision of this Section 3, the Board shall administer Section 9 of the Plan, and the Committee shall exercise no discretion with respect to Section 9. In the Board’s administration of Section 9 and the Awards and any Shares granted to Non-employee Directors, the Board shall have all of the authority and discretion otherwise granted to the Committee with respect to the administration of the Plan.

3.5 Minimum Vesting. Notwithstanding any contrary provision of this Section 3, all Awards granted under the Plan after the 2018 Annual Meeting shall have a minimum vesting period of one-year measured from the date of grant; provided, however, that up to 5% of the Shares available for future distribution under this Plan immediately following the 2018 Annual Meeting may be granted pursuant to Awards without such minimum vesting requirement. Nothing in this Section 3.5 shall limit (i) the Committee or the Board’s ability to grant Awards that are subject to agreements providing for accelerated vesting on a termination of employment or service (or to otherwise accelerate vesting), or (ii) any rights to accelerated vesting in connection with a corporate transaction or change in control, whether set forth in this Plan or otherwise.

3.6 Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available for issuance under the Plan shall not exceed 30,950,000, plus such number of Shares as are granted pursuant to substitute Options under Sections 5.3.3 and 9.3. No further grants may be made under the Prior Plans, but Shares authorized for issuance under the Prior Plans that have not been issued under the Prior Plans may be issued pursuant to Awards granted under this Plan in addition to the number of Shares specified immediately above. In addition, if an award previously granted under the Prior Plans terminates, expires, or lapses for any reason, any Shares subject to such award shall again be available to be the subject of an Award under the Plan. Shares issued under the Plan may be either authorized but unissued Shares or treasury Shares. For purposes of this Section 4.1, effective with respect to Awards granted on or after February 9, 2012, any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against the limit stated in this Section 4.1 as one (1) Share for every (1) Share issued, and any shares issued in connection with Awards other than Options and Stock Appreciation Rights shall be counted against the limit stated in this Section 4.1 as 2.6 Shares for every one (1) Share issued. Except as provided in Section 4.2, if fewer Shares are issued in settlement of an Award than were covered by such Award, then the Shares not issued shall not be available for issuance under the Plan. All of the Shares available for issuance under the Plan may be issued as Incentive Stock Options.

4.2 Lapsed Awards. If an Award terminates, expires, or lapses for any reason, any Shares subject to such Award (plus the number of additional shares, if any, that counted against the share pool using the share counting rule in effect at the time the Award was granted) again shall be available to be the subject of an Award. In addition, Shares issued pursuant to Awards assumed or issued in substitution of other awards in connection with the acquisition by the Company of an unrelated entity shall not reduce the maximum number of Shares issuable under Section 4.1.

4.3 Adjustments in Awards and Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, the Committee shall adjust the number and class of Shares which may be delivered under the Plan, the number, class, and price of Shares subject to outstanding Awards, and the numerical limit of Section 5.1 in such manner as the Committee (in its sole discretion) shall determine to be appropriate to prevent the dilution or diminution of such Awards. In the case of Options granted to Non-employee Directors, the foregoing adjustments shall be made by the Board. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

SECTION 5

STOCK OPTIONS

5.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees and Consultants at any time and from time to time as determined by the Committee in its sole discretion. The

Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options covering more than 4,000,000 Shares. The Committee may grant Incentive Stock Options, Non-qualified Stock Options, or a combination thereof. Non-Qualified Stock Options may be granted under the Plan pursuant to Section 9 to Non-employee Directors by the Board, which shall determine the terms of such Options.

5.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall specify whether the Option is intended to be an Incentive Stock Option or a Non-qualified Stock Option.

5.3 Exercise Price. Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1 Non-qualified Stock Options. In the case of a Non-qualified Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.3.2 Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to section 424(d) of the Code) owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3 Substitute Options. Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute Options.

5.4 Expiration of Options.

5.4.1 Expiration Dates. Subject to Section 10.13, except as set forth in each Award Agreement, each Option shall terminate no later than the first to occur of the following events:

(a) The expiration of seven (7) years from the Grant Date; or

(b) The expiration of three (3) months from the date of the Participant’s Termination of Service for a reason other than the Participant’s death, Disability or Retirement; or

(c) The expiration of one (1) year from the date of the Participant’s Termination of Service by reason of Disability; or

(d) The expiration of three (3) years from the date of the Participant’s Retirement (subject to Section 5.8.2 regarding Incentive Stock Options); or

(e) The date of the Participant’s Termination of Service by the Company for cause (as determined by the Company).

5.4.2 Death of Participant. Subject to Section 10.13, notwithstanding Section 5.4.1, if a Participant who is an Employee dies prior to the expiration of his or her Options, his or her Options shall be exercisable until the expiration of three (3) years after the date of death. If a Participant who is a Consultant dies prior to the expiration of his or her Options, the Committee, in its discretion, may provide that his or her Options shall be exercisable for up to three (3) years after the date of death.

5.4.3 Committee Discretion. Subject to the limits of Sections 5.4.1, 5.4.2 and 10.13, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted and before such Option expires, extend the maximum term of the Option (subject to Section  5.8.4 regarding Incentive Stock Options).

5.5 Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option. If a Participant dies while an Employee, the exercisability of his or her Options shall be fully accelerated to the date of Termination of Service.

5.6 Payment. Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (b) by any other means which the Committee, in its sole discretion, determines both to provide legal consideration for the Shares and to be consistent with the purposes of the Plan.

As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker) Share certificates (which may be in book entry form) representing such Shares.

5.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8 Certain Additional Provisions for Incentive Stock Options.

5.8.1 Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

5.8.2 Termination of Service. If any portion of an Incentive Stock Option is exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death (unless (a) the Participant dies during such three-month period, and (b) the Award Agreement or the Committee permits later exercise), the portion so exercised shall be deemed a Non-qualified Stock Option.

5.8.3 Company and Subsidiaries Only. Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

5.8.4 Expiration. No Incentive Stock Option may be exercised after the expiration of seven (7) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to section 424(d) of the Code, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1 Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Employees and Consultants at any time and from time to time as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs covering more than 2,000,000 Shares.

6.2 Exercise Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. However, the exercise price of a SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

6.3 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.4 Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 and 10.13 also shall apply to SARs.

6.5 Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b) The number of Shares with respect to which the SAR is exercised.

6.6 Payment Upon Exercise of SAR. At the discretion of the Committee, payment for a SAR may be in cash, Shares or a combination thereof.

SECTION 7

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1 Grant of Restricted Stock and Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to Employees and Consultants in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall be granted more than 400,000 Shares of Restricted Stock or Restricted Stock Units.

7.2 Restricted Stock and Restricted Stock Units Agreement. Each Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, any price to be paid for the Shares, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3 Transferability. Shares of Restricted Stock or Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4 Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock or Restricted Stock Units as it may deem advisable or appropriate, in accordance with this Section 7.4.

7.4.1 General Restrictions. The Committee may set restrictions based upon the achievement of specific performance objectives (Company-wide, business unit or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

7.4.2 Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock and Restricted Stock Units as “performance-based compensation” under section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock or Restricted Stock Units to qualify as “performance-based compensation” under section 162(m) of the Code. In granting Restricted Stock or Restricted Stock Units which is intended to qualify under section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock or Restricted Stock Units under section 162(m) of the Code (e.g., in determining the Performance Goals).

7.4.3 Legend on Certificates. The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Varian Medical Systems, Inc. 2005 Omnibus Stock Plan, and in a Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Varian Medical Systems, Inc.”

7.5 Removal of Restrictions. Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse, and remove any restrictions. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant.

7.6 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement.

7.7 Dividends and Other Distributions. Participants holding Shares of Restricted Stock granted after the 2018 Annual Meeting shall not be entitled to receive dividends and other distributions on any Shares that are subject to restrictions. Notwithstanding the foregoing, at the Committee’s sole discretion, Participants holding Shares may be credited with dividends and other distributions while such shares are subject to restrictions provided that such dividends and other distributions shall be paid or distributed to Participants only if, when and to the extent such restrictions on such Shares lapse. The value of dividends and other distributions payable or distributable with respect to any Shares for which such restrictions do not lapse during the applicable Period of Restriction shall be forfeited.

7.8 Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 8

PERFORMANCE UNITS AND PERFORMANCE SHARES

8.1 Grant of Performance Units and Shares. Performance Units and Performance Shares may be granted to Employees and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to any Participant, provided that during any Fiscal Year, no more than 400,000 Performance Shares or Performance Units may be granted to any Participant.

8.2 Initial Value. Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date, provided that such value shall not exceed the Fair Market Value of a Share on the Grant Date. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

8.3 Performance Objectives and Other Terms. The Committee shall set performance objectives in its discretion, which, depending on the extent to which they are met, will determine the number or value of Performance Units or Shares that will be paid out to the Participants. The Committee may set performance objectives based upon the achievement of Company-wide, business unit, or individual goals, or any other basis determined by the Committee in its discretion. The time period during which the performance objectives must be met shall be called the “Performance Period.” Each Award of Performance Units or Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

8.3.1 General Performance Objectives. The Committee may set performance objectives based upon the achievement of Company-wide, business unit or individual goals, or any other basis determined by the Committee in its discretion.

8.3.2 Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Units or Shares as “performance-based compensation” under section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to Performance Units or Shares shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Performance Units or Shares to qualify as “performance-based compensation” under section 162(m) of the Code. In granting Performance Units or Shares which are intended to qualify under section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units or Shares under section 162(m) of the Code (e.g., in determining the Performance Goals).

8.4 Earning of Performance Units and Performance Shares. After the applicable Performance Period has ended, the Participant shall be entitled to receive a payout of the number of Performance Units or Shares earned during the Performance Period, depending upon the extent to which the applicable performance objectives have been achieved. After the grant of a Performance Unit or Share, the Committee, in its sole discretion, may reduce or waive any performance objectives for Award.

8.5 Form and Timing of Payment. Payment of earned Performance Units or Performance Shares shall be made as soon as practicable after the expiration of the applicable Performance Period. The Committee, in its sole discretion, may pay such earned Awards in cash, Shares or a combination thereof.

8.6 Cancellation. On the date set forth in the Award Agreement, all unearned or unvested Performance Units or Performance Shares shall be forfeited to the Company, and again shall be available for grant under the Plan.

SECTION 9

NON-EMPLOYEE DIRECTORS

9.1 Limitation on Grants to Non-Employee Directors. The maximum number of shares of our common stock subject to stock awards granted during a single fiscal year under the Plan or otherwise, if any, taken together with any cash fees paid during such fiscal year for services on the Board, will not exceed $625,000 in total value for any Non-employee Director serving as the lead director of the Board or chair of the Board and $525,000 in total value for any other Non-employee Director (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes). Such applicable limit will include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash based payments.

9.2 Non-Employee Director Options. Subject to the terms and provisions of the Plan, Non-qualified Stock Options may be issued to Non-employee Directors at any time and from time to time, as determined by the Board in its sole discretion, including the number of Shares subject to each Option, and the terms and conditions of such Awards.

9.3 Terms of Options.

9.3.1 Option Agreement. Each Option granted pursuant to this Section 9 shall be evidenced by a written stock option agreement, which shall be executed by the Non-employee Director and the Company.

9.3.2 Exercise Price. The Exercise Price for the Shares subject to each Option granted pursuant to this Section 9 shall be one hundred percent (100%) of the Fair Market Value of such Shares on the Grant Date.

9.3.3 Exercisability. Unless provided otherwise in an Award Agreement, each Option granted pursuant to this Section 9 shall be fully exercisable on the Grant Date.

9.3.4 Expiration of Options. Subject to Section 10.13, unless provided otherwise in an Award Agreement, each Option shall terminate upon the first to occur of the following events:

(a) The expiration of seven (7) years from the Grant Date; or

(b) The expiration of three (3) months from the date of the Non-employee Director’s Termination of Service for a reason (including, but not limited to the Non-Employee Director’s resignation) other than death, Disability, completion of the Participant’s term as a Director or Retirement; or

(c) The expiration of three (3) years from the date of the Non-employee Director’s Termination of Service by reason of completion of the Participant’s term as a Director, Disability or Retirement.

9.3.5 Death of Director. Subject to Section 10.13, notwithstanding Section 9.2.4, if a Non-employee Director dies prior to the expiration of his or her options in accordance with Section 9.2.4, his or her options shall terminate three (3) years after the date of his or her death.

9.3.6 Not Incentive Stock Options. Options granted pursuant to this Section 9 shall not be designated as Incentive Stock Options.

9.3.7 Other Terms. Unless provided otherwise in an Award Agreement, all provisions of the Plan not inconsistent with this Section 9 shall apply to Options granted to Non-employee Directors; provided, however, that Section 5.2 (relating to the Committee’s discretion to set the terms and conditions of Options) shall be inapplicable with respect to Non-employee Directors.

9.4 Substitute Options. Notwithstanding the provisions of Section 9.2.2, in the event that the Company or an Affiliate consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Non-employee Directors on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute Options.

9.5 Elections by Non-employee Directors. Pursuant to such procedures as the Board (in its discretion) may adopt from time to time, each Non-employee Director may elect to forego receipt of all or a portion of the annual retainer, committee chair fees, meeting attendance fees and other cash compensation otherwise due to the Non-employee Director in exchange for Shares. The number of Shares received by any Non-employee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share on the date that the compensation otherwise would have been paid to the Non-employee Director, rounded up to the nearest whole number of Shares. In addition, pursuant to such procedures as the Board (in its discretion) may adopt from time to time, each Non-employee Director may elect to forego receipt of all or a portion of the annual retainer, committee chair and meeting attendance fees and other cash compensation otherwise due to the Non-employee Director in exchange for an Option to purchase Shares. The number of Shares subject to such an Option received by any Non-employee Director shall equal the amount of foregone compensation multiplied by four (4) and divided by the Fair Market Value of a Share on the date that the compensation otherwise would have been paid to the Non-employee Director, rounded up to the nearest whole number of Shares. All Options granted pursuant to this Section 9.4 shall be subject to the restrictions of Section 9.2.

9.6 Restricted Stock Units. Subject to the terms and provisions of the Plan, Awards of Restricted Stock Units may be granted to Non-employee Directors at any time and from time to time, as determined by the Board in its sole discretion, including the number of Restricted Stock Units subject to each Award and the terms and conditions of such Awards.

9.7 Terms of Restricted Stock Units.

9.7.1 Restricted Stock Unit Agreement. Restricted Stock Units granted pursuant to Section 9.5 shall be evidenced by a written Award Agreement, which shall be executed by the Non-employee Director and the Company.

9.7.2 Vesting. Unless otherwise provided in an Award Agreement, Awards of Restricted Stock Units shall vest on the earlier of (i) the one year anniversary of the Grant Date or (ii) the next Annual Meeting of Stockholders that occurs after the Grant Date. Vesting may be accelerated in limited situations such as death of the Non-employee Director and change in control of the Company.

9.7.3 Payment. Except as may be provided in an Award Agreement, Restricted Stock Unit Awards will be paid in Shares. Awards of Restricted Stock Units may be paid in a lump sum or in installments following vesting or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9.7.4 Other Terms. Unless provided otherwise in an Award Agreement, all provisions of the Plan applicable to Restricted Stock Units not inconsistent with Section 9.5 and this Section 9.6 shall apply to Restricted Stock Units granted to Non-employee Directors.

SECTION 10

MISCELLANEOUS

10.1 No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only.

10.2 Participation. No Employee or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

10.3 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

10.4 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

10.5 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

10.6 Nontransferability of Awards. Except as provided below, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 10.5. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Committee, or the Board in the case of Awards to Non-Employee Directors, may, in its sole discretion and to the extent permitted by applicable law, permit the transfer of an Award to an individual or entity other than the Company (each transferee thereof a “Permitted Assignee”), subject to such restrictions as the Committee, or the Board, in its sole discretion may impose.

10.7 No Rights as Stockholder. Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

10.8 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof). Notwithstanding any contrary provision of the Plan, if a Participant fails to remit to the Company such withholding amount within the time period specified by the Committee (in its discretion), the Participant’s Award may, in the Committee’s discretion, be forfeited and in such case the Participant shall not receive any of the Shares subject to such Award.

10.9 Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the required tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares, (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld provided, however, that the amount of tax withholding to be satisfied by withholding and/or delivering Shares will be limited to the extent necessary to avoid adverse accounting consequences, including but not limited to the Award being classified as a liability award, or (c) any other means which the Committee, in its sole discretion, determines both to provide legal consideration for the Shares and to be consistent with the purposes of the Plan. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

10.10 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, any deferral under this Section 10.10 shall be made in accordance with the provisions of section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

10.11 Dividend Equivalents. The recipient of an Award (including, without limitation, any deferred Award) may, at the Committee, or if applicable, the Board’s sole discretion, receive dividend equivalents. Such dividend equivalents entitle the Participant to be credited with an amount equal to all dividends and other distributions (whether in cash or other property) paid on an equivalent number of Shares while the Award is outstanding. Dividend equivalents may be converted into additional Awards (for example, additional restricted stock units). Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or a combination of both. Any dividend equivalents credited with respect to Awards shall be settled only if, when and to the extent such Awards vest and are settled. The value of amounts payable with respect to Awards that do not vest shall be forfeited.

10.12 Prohibition on Repricings. Options and SARs may not be repriced without the approval of the Company’s stockholders. For this purpose, “reprice” means that that the Company has: (a) lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs after they have been granted, (b) canceled an Option and/or a SAR when the applicable Exercise Price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award and (c) taken any other action with respect to an Option and/or a SAR that would be treated as a repricing under the rules and regulations of the principal securities market on which the Shares are traded. An adjustment pursuant to Section 4.3 shall not be treated as a repricing.

10.13 Maximum Term of Options and SARs. Notwithstanding anything in Sections 5, 6 and 9 to the contrary, no Option or SAR granted after February 15, 2007 shall have a term that exceeds seven (7)  years from the Grant Date.

10.14 Restatement of Financial Results. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In the event that the Company has not adopted such required policy and notwithstanding anything to the contrary set forth in the Plan or any Award Agreement, in the event of a restatement of incorrect financial results, the Board shall review the conduct of executive officers in relation to the restatement and if the Board determines that an executive officer has engaged in misconduct or other violations of the Company’s code of ethics in connection with the restatement, the Board would, in its discretion, take appropriate action to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive under the Plan that is greater than would have been paid or awarded if calculated based on the restated financial results, to the extent not prohibited by governing law. For this purpose, the term “executive officer” means executive officers as defined by the Securities Exchange Act of 1934, as amended. Such action by the Board would be in addition to any other actions the Board or the Company may take under the Company’s policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities.

SECTION 11

CORPORATE TRANSACTIONS

11.1 Effect of Corporate Transaction on Awards. Except as set forth in an Award Agreement, upon the occurrence of (a) a merger, combination, consolidation, reorganization or other corporate transaction; (b) an exchange of Shares or other securities of the Company; (c) a sale of all or substantially all the business, stock or assets of the Company; (d) a dissolution of the Company; or (e) any event in which the Company does not survive (or does not survive as a public company in respect of its Shares), then any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the 2005 Plans or may substitute similar stock awards for Awards outstanding under the 2005 Plans (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the transaction), and any reacquisition or repurchase rights held by the Company in respect of Shares issued pursuant to Awards may be assigned by the Company to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) in connection with such transaction. Except as set forth in an Award Agreement, if the Committee does not provide for the assumption, continuation or substitution of Awards, each Award shall fully vest and terminate upon the related event, provided that holders of Options or SARs be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise their outstanding vested Options and SARs before the termination of such Awards; provided, however, that any payout in connection with a terminated award shall comply with Section  409A of the Code to the extent necessary to avoid taxation thereunder.

11.2 Authority of the Committee. Notwithstanding the foregoing, except as set forth in an Award Agreement, in the event that an Award would otherwise terminate upon the effective time of any transaction described in 11.1, the Committee may provide for a payment in such form as may be determined by the Committee, equal in value to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise or vesting of the Award immediately prior to the effective time of the transaction, over (B) any exercise price payable by such holder in connection with such exercise, and provided further, that at the discretion of the Committee, such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of Shares in connection with the transaction; provided, however, that any payout in connection with a terminated award shall comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder. Without limiting the generality of Section 3, any good faith determination by the Committee pursuant to its authority under this Section 11.2 shall be conclusive and binding on all persons.

SECTION 12

AMENDMENT, TERMINATION AND DURATION

12.1 Amendment, Suspension or Termination. The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore issued to such Participant. Any amendment shall also, to the extent required by applicable law or regulation, be subject to stockholder approval. No Award may be granted during any period of suspension or after termination of the Plan.

12.2 Duration of the Plan. This Plan shall, subject to Section 11.1 (regarding the Board’s right to amend or terminate the Plan), remain in effect for ten (10) years from November 11, 2011. Without further stockholder approval, no Incentive Stock Option may be granted under the Plan after ten (10) years from November 11, 2011.

SECTION 13

LEGAL CONSTRUCTION

13.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

13.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

13.4 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

13.5 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

EXECUTION

IN WITNESS WHEREOF, Varian Medical Systems, Inc., by its duly authorized officer, has executed the Plan on the date indicated below.

Varian Medical Systems, Inc.

Dated: February , 2018	By:
John W. Kuo
Senior Vice President, General Counsel and Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 7, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 7, 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VARIAN MEDICAL SYSTEMS, INC. 3100 HANSEN WAY PALO ALTO, CA 94304 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E35030-P98718 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY VARIAN MEDICAL SYSTEMS, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends a vote FOR all the number(s) of the nominee(s) on the line below. nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4. 1. To elect the following nominees for a term ending at the 2019 Annual Meeting of Stockholders: Nominees: 01) José Baselga 06) R. Andrew Eckert 02) Susan L. Bostrom 07) Timothy E. Guertin 03) Judy Bruner 08) David J. Illingworth 04) Jean-Luc Butel 09) Dow R. Wilson 05) Regina E. Dugan 05) Regina E. Dugan For Against Abstain 2. To approve, on an advisory basis, the compensation of the Varian Medical Systems, Inc. named executive officers as described in the Proxy Statement. ! ! ! 3. To approve the Varian Medical Systems, Inc. Fifth Amended and Restated 2005 Omnibus Stock Plan. ! ! ! 4. To ratify the appointment of PricewaterhouseCoopers LLP as Varian Medical Systems, Inc.’s independent registered public accounting firm for fiscal year 2018. ! ! ! The proxyholders are authorized to vote on any other business as is properly brought before the Annual Meeting for action in accordance with their judgment as to the best interests of Varian Medical Systems, Inc. For address changes and/or comments, please check this box ! and write them on the back where indicated. Please indicate if you plan to attend this meeting. ! ! Yes No NOTE: Please sign exactly as name appears on your stock certificate. If the stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their names. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com E35031-P98718 PROXY VARIAN MEDICAL SYSTEMS, INC. Proxy for Annual Meeting of Stockholders - February 8, 2018 This Proxy is Solicited on Behalf of the Board of Directors The undersigned stockholder of Varian Medical Systems, Inc. (the “Company”) hereby constitutes and appoints DOW R. WILSON and JOHN W. KUO, and each of them, proxies and attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Varian Medical Systems, Inc. standing in the name of the undersigned, at the Annual Meeting of Stockholders to be held at the Company’s headquarters at 3100 Hansen Way, Palo Alto, California 94304, on February 8, 2018, at 4:30 p.m., Pacific Time, and at any adjournment(s) or postponement(s) thereof (the “Annual Meeting”). If you need directions to the Annual Meeting so that you may attend and vote in person, please contact our Investor Relations department at investors@varian.com. Unless a contrary direction is indicated, the proxyholders will vote the undersigned’s shares FOR the election of the nominees for director, FOR approval of the compensation of the Company’s named executive officers as described in the Proxy Statement, FOR the approval of the Company’s Fifth Amended and Restated 2005 Omnibus Stock Plan, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2018 and, in accordance with the judgment of the proxyholder as to the best interests of the Company, upon any other business as may properly come before the meeting or any adjournment or postponement thereof. If specific instructions are indicated, this Proxy will be voted in accordance therewith. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) IF YOU ELECT TO VOTE BY MAIL, PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE If you vote by telephone or the Internet, please DO NOT mail back this proxy card. (Continued and to be signed on reverse side)